Exhibit 10.7
CREDIT AND GUARANTY AGREEMENT
dated as of January 27, 2022
among
ORCHID FINCO LLC
and
SYSTEM1 MIDCO, LLC,
and after giving effect to the Closing Date Mergers,
ORCHID MERGER SUB II, LLC,
as the Borrower,
S1 HOLDCO, LLC,
as Holdings,
THE SUBSIDIARIES OF THE BORROWER
FROM TIME TO TIME PARTY HERETO,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer
_________________________________
BANK OF AMERICA, N.A.
as Lead Arranger and Bookrunner
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TABLE OF CONTENTS
i
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Section 11.21. Acknowledgement and Consent to Bail-In of Affected Financial Institutions	181
Section 11.22. Acknowledgement Regarding Any Supported QFCs	181

v
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SCHEDULES
1.01A    Unrestricted Subsidiaries
1.01B    Collateral Documents
1.01C    Dutch Auctions
2.01    Commitments
5.06    Litigation
5.11    Subsidiaries
6.16    Post-Closing Obligations
7.01    Existing Liens
7.02    Existing Investments
7.03    Existing Indebtedness
11.02    Administrative Agent’s Office; Certain Addresses for Notices
EXHIBITS
Form of
A    Loan Notice
B    Swing Line Loan Notice
C-1    Term Note
C-2    Revolving Credit Note
D    Assignment and Assumption
E    Compliance Certificate
F    Guaranty Supplement
G    Security Agreement
H-1    Form of U.S. Tax Compliance Certificate
H-2    Form of U.S. Tax Compliance Certificate
H-3    Form of U.S. Tax Compliance Certificate
H-4    Form of U.S. Tax Compliance Certificate
I    Solvency Certificate
J    Intellectual Property Security Agreement
K    Perfection Certificate

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CREDIT AND GUARANTY AGREEMENT
CREDIT AND GUARANTY AGREEMENT, dated as of January 27, 2022, among, ORCHID FINCO LLC, a Delaware limited liability company (“FinLLC”), and SYSTEM1 MIDCO, LLC, a Delaware limited liability company (“Midco”), each initially and collectively, as the Borrower, and following the consummation of the Closing Date Mergers, ORCHID MERGER SUB II, LLC, a Delaware limited liability company (“MergerLLC”), as the Borrower, S1 HOLDCO, LLC, a Delaware limited liability company (“Holdings”), the guarantors from time to time party hereto, each Lender and L/C Issuer from time to time party hereto, and BANK OF AMERICA, N.A. (“Bank of America”), as the Administrative Agent, the Swing Line Lender and an L/C Issuer.
RECITALS
Pursuant to the terms of that certain Business Combination Agreement, dated as of June 28, 2021 (the “Acquisition Agreement”), by and among, inter alios, the Borrower, Holdings, Trebia Acquisition Corp., a Cayman Islands exempted company (which prior to the Closing Date changed its name to System1, Inc. and domesticated as a Delaware corporation) (the “Parent”), Orchid Merger Sub I, Inc., a Delaware corporation (“Merger Sub”), and System1 SS Protect Holdings, Inc., a Delaware corporation (“Protected Holdings”), Parent will, directly or indirectly, control on the Closing Date at least a majority of the outstanding voting Equity Interests of Holdings and Protected (the “Acquisition” and the businesses so acquired, the “Targets”).
Following the consummation of the Acquisition, on the Closing Date, Merger Sub will merge with and into Protected Holdings (the “Merger Sub Merger”), with Protected Holdings as the surviving entity of such merger, (ii) following the Merger Sub Merger, Protected Holdings will merge with and into MergerLLC (the “MergerLLC Merger”), with MergerLLC as the surviving entity of such merger, (iii) following the MergerLLC Merger, FinLLC will merge with and into MergerLLC (the “FinLLC Merger”), with MergerLLC as the surviving entity of such merger and (iv) following the FinLLC Merger, Midco will merge with and into MergerLLC (the “Midco Merger” and together with the Merger Sub Merger, the MergerLLC Merger and the FinLLC Merger, the “Closing Date Mergers”), with MergerLLC as the surviving entity of such merger.
In order to fund a portion of the consideration for the Transactions, the Borrower has requested that the Lenders (i) extend credit on the Closing Date in the form of Initial Term Loans in an aggregate principal amount equal to $400,000,000 and (ii) make available the Revolving Credit Facility in an aggregate committed of $50,000,000, subject to the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
Article 1

DEFINITIONS AND ACCOUNTING TERMS
Section 1.01.Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“1934 Act” means the Securities Exchange Act of 1934.
“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.
“Acceptable Intercreditor Agreement” means any intercreditor or subordination agreement or arrangement (which may take the form of a “waterfall” or similar provision), as applicable, the terms of which are (i) consistent with market terms (as determined by the Borrower and the Administrative Agent in good faith) governing arrangements for the sharing and/or subordination of liens and/or arrangements relating to the distribution of payments, as applicable, at the time the relevant intercreditor agreement is proposed to be established in light of the type of Indebtedness subject thereto and/or (ii) reasonably acceptable to the Borrower and the Administrative Agent; in each case of the foregoing clauses (i) and (ii), which intercreditor or subordination agreement or arrangement may be posted for review by the Lenders and deemed acceptable if the Required Lenders have not objected thereto within five Business Days following the date on which the same is posted for review.

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“Acquisition” has the meaning specified in the recitals hereto.
“Acquisition Agreement” has the meaning specified in the recitals hereto.
“Additional Commitment” means any Additional Revolving Credit Commitment and any Additional Term Loan Commitment.
“Additional Lender” has the meaning specified in Section 2.19(a).
“Additional Loans” means any Additional Revolving Credit Loan and any Additional Term Loan.
“Additional QofE Report” has the meaning specified in the definition of “Consolidated EBITDA”.
“Additional Revolving Credit Commitment” means any revolving credit commitment added pursuant to Sections 2.16, 2.18 and/or 2.19.
“Additional Revolving Credit Lender” means, at any time, any Person that has an Additional Revolving Credit Commitment and/or Additional Revolving Credit Loan at such time.
“Additional Revolving Credit Loan” means a revolving loan made pursuant to any Additional Revolving Credit Commitment.
“Additional Term Lender” means any Person with an Additional Term Loan Commitment or an outstanding Additional Term Loan.
“Additional Term Loan Commitment” means any term loan commitment added pursuant to Sections 2.16, 2.18 and/or 2.19.
“Additional Term Loans” means any term loan added pursuant to Sections 2.16, 2.18 and/or 2.19.
“Adjusted Consolidated Net Income” means, in respect of any period, an amount determined for the Borrower and its Restricted Subsidiaries, on a consolidated basis, equal to (a) Consolidated Net Income for such period plus (b) the sum, without duplication (and to the extent deducted and not added back in calculating Consolidated Net Income for such period), for such period of:
(i)(A) any depreciation and/or amortization (including, without limitation, amortization of goodwill, software and other intangible assets), (B) any impairment Charge, including any bad debt expense, and (C) any asset write-off and/or write-down; plus
(ii)any amount that may be added back in the calculation of Consolidated EBITDA for such period pursuant to clause (c)(v) and/or (c)(x) of the definition thereof.
“Adjustment Date” means the date of delivery of financial statements required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), as applicable, together with the corresponding Compliance Certificate pursuant to Section 6.02(a).
“Administrative Agent” means Bank of America in its capacity as administrative agent and collateral agent under any of the Loan Documents, or any permitted successor in such capacities.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

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“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” for purposes of this definition means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Affiliated Lenders” has the meaning specified in Section 11.07(k).
“Agent-Related Persons” means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons.
“Aggregate Commitments” means the Commitments of all the Lenders.
“Aggregate Revolving Credit Commitments” means, at any time, the aggregate amount of the Revolving Credit Commitments of the Revolving Credit Lenders at such time.
“Agreed Currency” means Dollars or any Alternate Currency, as applicable.
“Agreement” means this Credit and Guaranty Agreement.
“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Federal Funds Rate in effect on such day plus 0.50%, (b) Term SOFR for such date plus 1.00%, (c) the Prime Rate and (d) (i) solely in the case of Initial Term Loans, 1.50% and (ii) solely in the case of Initial Revolving Credit Loans, 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, Term SOFR or the Federal Funds Rate, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, Term SOFR or the Federal Funds Rate, as the case may be. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Alternate Base Rate shall be the greatest of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.
“Alternate Currency” means in each case of Revolving Credit Loans and Letters of Credit, Pounds Sterling, and each currency other than Dollars and Pounds Sterling that is approved in accordance Section 1.15.
“Alternate Currency Interest Rate” has the meaning specified in Section 1.15(c).
“Applicable Authority” means (a) with respect to Term SOFR, CME or any Governmental Authority having jurisdiction over the Administrative Agent or CME, and (b) with respect to any Alternate Currency, the applicable administrator for the Relevant Rate for such Alternate Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator.
“Applicable Margin” means,
(a)with respect to any Initial Term Loan, (a) 4.75% per annum for Term SOFR Loans and (b) 3.75% per annum for ABR Loans.
(b)with respect to any Initial Revolving Credit Loan, the rate per annum in the table set forth below under the caption “ABR Spread for Initial Revolving Credit Loans” or “Term SOFR or SONIA Spread for Initial Revolving Credit Loans”, as the case may be, based upon the First Lien Leverage Ratio as of the last day of the most recently ended Test Period; provided, that until the first Adjustment Date following the completion of the first full Fiscal Quarter ended after the Closing Date, the “Applicable Margin” for any Initial

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Revolving Credit Loan shall be the Applicable Margin per annum set forth below in Category 1 of the table set forth below:

First Lien Leverage Ratio	ABR Spread for Initial Revolving Credit Loans	Term SOFR or SONIA Spread for Initial Revolving Credit Loans
Category 1
Greater than 2.60 to 1.00	1.75%	2.75%
Category 2
Less than or equal to 2.60 to 1.00 and greater than 2.10 to 1.00	1.50%	2.50%
Category 3
Less than or equal to 2.10 to 1.00	1.25%	2.25%

For purposes of this clause (b), any increase or decrease in the Applicable Margin resulting from a change in the First Lien Leverage Ratio shall become effective as of the first Business Day immediately following the date the relevant Compliance Certificate is delivered pursuant to Section 6.02(a); provided, that at the option of the Required Revolving Lenders Category 1 shall apply as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).
“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class and Tranche, the Lenders of such Class and Tranche, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.04, the Revolving Credit Lenders, (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.05, the Revolving Credit Lenders, (d) with respect to Revolving Credit Loans of any Tranche, the Lenders of such Tranche and (e) with respect to Term Loans of any Tranche, the Lenders of such Tranche.
“Approved Foreign Bank” has the meaning specified in clause (k) of the definition of “Cash Equivalents”.
“Arranger” means Bank of America, N.A. in its capacity as the lead arranger and bookrunner of the Facilities.
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D or such other form that is approved by the Administrative Agent and the Borrower.
“Assumed Tax Rate” means the highest marginal combined U.S. federal, state, and local income tax rate applicable to an individual or corporation resident in New York, New York, whichever is higher (taking into account (a) the character of applicable income (e.g., long-term or short-term capital gain), (b) income tax deductions (if allowable) for state and local income taxes for such estimated tax period (or portion thereof), and (c) any applicable reduction in rate attributable to Section 199A of the Code); provided, that (i) the Managing Member may adjust the Assumed Tax Rate as it reasonably determines is necessary to take into account the effect of any changes in applicable tax law and (ii) the Assumed Tax Rate shall be the same for all members, regardless of the actual combined income tax rate of the member or its direct or indirect owners.
“Attorney Costs” means and includes all reasonable and documented, out-of-pocket fees, expenses and disbursements of any law firm or other external counsel.

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“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared as of such date in accordance with GAAP.
“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.04(b)(iii).
“Available Amount” means, at any time, an amount equal to:
(c)the sum, without duplication, of:
(i)the greater of $40,000,000 and 30.0% of Consolidated EBITDA as of the last day of the most recently completed Test Period; plus
(ii)if positive, an amount equal to the CNI Growth Amount, (provided, that no amount shall be available pursuant to this clause (ii) for any Restricted Payment made in reliance on Section 7.06(g)(i) (x) if an Event of Default under Section 8.01(a) or (f) exists and (y) unless the Borrower would be permitted to incur at least $1 under Section 7.03(z)); plus
(iii)100% of the aggregate amount of contributions to the common capital of the Borrower or the net proceeds of the issuance of Qualified Equity Interests of Holdings (or any direct or indirect parent thereof) contributed to the Borrower to the extent Not Otherwise Applied, in each case, received in cash during the period from and including the Business Day immediately following the Closing Date through and including such time; plus
(iv)the aggregate principal amount of any Indebtedness or Disqualified Equity Interests, in each case, of the Borrower or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Equity Interests issued to the Borrower or a Restricted Subsidiary), which has been converted into or exchanged for Qualified Equity Interests of Holdings or any Equity Interests of any direct or indirect parent of Holdings; plus
(v)the net proceeds received by the Borrower or any Restricted Subsidiary after the Closing Date in connection with the sale or other disposition to a Person (other than the Borrower or any Restricted Subsidiary) of any Investment made pursuant to Section 7.02(r)(i) (in an amount not to exceed the original amount of such Investment); plus
(vi)to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Borrower or any Restricted Subsidiary after the Closing Date in connection with returns, profits, distributions and similar amounts, repayments of loans and the release of guarantees received on any Investment made pursuant to Section 7.02(r)(i) (in an amount not to exceed the original amount of such Investment); plus
(vii)an amount equal to the sum of (A) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary pursuant to Section 6.15 or has been merged, consolidated or amalgamated with or into, or is liquidated into, the Borrower or any Restricted Subsidiary, the amount of the Investments of the Borrower or any Restricted Subsidiary in such Subsidiary made pursuant to Section 7.02(r)(i) (in an amount not to exceed the original amount of such investment) and (B) the fair market value (as reasonably determined by the Borrower) of the property of any Unrestricted Subsidiary that have been transferred, conveyed, or otherwise distributed to the Borrower or any Restricted Subsidiary after the Closing Date from any dividend or other distribution by an Unrestricted Subsidiary; plus
(viii)the amount of any Declined Proceeds; minus
(d)the aggregate amount of any Investments outstanding at such time pursuant to Section 7.02(r)(i), any Restricted Payments made prior to such time pursuant to Section 7.06(g)(i) or any Restricted Debt Payment made prior to such time pursuant to Section 7.09(c)(i).

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“Available Excluded Contribution Amount” means the aggregate amount of cash or Cash Equivalents or the fair market value of other assets (as determined by the Borrower in good faith, but excluding any contributed to the Borrower in connection with the exercise of the Cure Right) received (or deemed received) by the Borrower or any of its Restricted Subsidiaries after the Closing Date from:
(e)contributions (or deemed contributions) of assets (including cash) in respect of Qualified Equity Interests of the Borrower (other than any amount received from any Restricted Subsidiary) to the extent Not Otherwise Applied; and
(f)the sale or issuance of Qualified Equity Interests of the Borrower (other than (x) to any Restricted Subsidiary, (y) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or (z) with the proceeds of any loan or advance made pursuant to Section 7.02(b)(ii)) to the extent Not Otherwise Applied, in each case, designated by the Borrower as an Available Excluded Contribution Amount on or promptly after the date on which the relevant capital contribution is made (or deemed made) or the relevant proceeds are received (or deemed received), as the case may be, and which are excluded from the calculation of the Available Amount.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” has the meaning specified in the introductory paragraph to this Agreement.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided, that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Basel III” means the agreement on capital adequacy, stress testing and liquidity standards contained in “Basel III: a global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee in December 2010, each as amended, and any further guidance or standards published by the Basel Committee in relation to “Basel III”.
“Basel Committee” means the Basel Committee on Banking Supervision.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

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“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” means (a) prior to the consummation of the Closing Date Mergers, each of FinLLC and Midco, on a joint and several basis and (b) following the consummation of the Closing Date Mergers, MergerLLC and shall, for the avoidance of doubt, include any Successor Borrower.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type, Class and Tranche and, in the case of Term SOFR Loans, having the same Interest Period.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any (x) SONIA Loans, means any such day on which banks are open for general business in London and excluding any Saturday, Sunday or a legal holiday under applicable Law of the United Kingdom or (y) any Alternate Currency denominated in a currency other than Pounds Sterling, means any such date on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Business Optimization Initiative” has the meaning specified in the definition of “Consolidated EBITDA”.
“Capital Expenditures” means, with respect to the Borrower and its Restricted Subsidiaries for any period, the aggregate amount, without duplication, of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) that would, in accordance with GAAP, are, or are required to be included as, capital expenditures on the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries for such period.
“Capitalized Leases” means all leases that have been or should be recorded as financing leases on the balance sheet of the lessee in accordance with GAAP.
“Captive Insurance Subsidiary” means any Restricted Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof).
“Cash Collateral Account” means a deposit account at the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.
“Cash Collateralize” means the pledging and depositing with, or delivery to, the Administrative Agent, for the benefit of the relevant L/C Issuer, as collateral for the L/C Obligations, cash and/or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer.
“Cash Equivalents” means any of the following types of investments, to the extent owned by the Borrower or any of the Restricted Subsidiaries:
(g)operating deposit accounts maintained by the Restricted Companies;
(h)securities issued or unconditionally guaranteed by (i) the United States government of the government of England and Wales or (ii) any agency or instrumentality of the governments of the United States or England and Wales, in each case, having maturities of not more than 12 months from the date of acquisition thereof or other durations approved by the Administrative Agent;

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(i)securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof or of England and Wales having maturities of not more than 12 months from the date of acquisition thereof or other durations approved by the Administrative Agent and, at the time of acquisition, having a rating of at least “A-2” or “P-2” (or long-term ratings of at least “A3” or “A-”) from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency), or, with respect to municipal bonds, a rating of at least MIG 2 or VMIG 2 from Moody’s (or the equivalent thereof) (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);
(j)commercial paper issued by any Lender that is a commercial bank or any bank holding company owning any Lender;
(k)commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);
(l)domestic and eurodollar time deposits, certificates of deposit or bankers’ acceptances maturing no more than one year after the date of acquisition thereof or other durations approved by the Administrative Agent which are either issued by any Lender or any other banks having combined capital and surplus of not less than $100,000,000 (or in the case of foreign banks, the Dollar equivalent thereof) or are insured by the Federal Deposit Insurance Corporation for the full amount thereof;
(m)repurchase agreements with a term of not more than 30 days for, and secured by, underlying securities of the type without regard to maturity described in clauses (b), (c) and (f) above entered into with any bank meeting the qualifications specified in clause (f) above or securities dealers of recognized national standing;
(n)shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types with regard to maturity of securities described in clauses (b) through (g) above;
(o)investments maintained in money market funds (as well as asset-backed securities and corporate securities that are eligible for inclusion in money market funds);
(p)fixed maturity securities which are rated BBB- and above by S&P or Baa3 and above by Moody’s; provided, that the aggregate amount of Investments by any Person in fixed maturity securities which are rated BBB+, BBB or BBB- by S&P or Baa1, Baa2 or Baa3 by Moody’s shall not exceed 10% of the aggregate amount of Investments in fixed maturity securities by such Person; and
(q)solely with respect to any Foreign Subsidiary, non-Dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of a country other than one that is subject to sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctioning authority, (any such bank being an “Approved Foreign Bank”) and maturing within 12 months of the date of acquisition or other durations approved by the Administrative Agent and (ii) (A) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank or (B) other temporary investments (with maturities less than 12 months or other durations approved by the Administrative Agent) of a non-speculative nature which are made with preservation of principal as the primary objective and in each case in accordance with normal investment practices for cash management of such Foreign Subsidiaries.
“Cash Management Bank” means any Person in its capacity as a provider of Cash Management services to a Loan Party that is (a) the Administrative Agent, the Arranger, a Lender, L/C Issuer or Swing Line Lender or an Affiliate of the Administrative Agent, the Arranger, a Lender, L/C Issuer or Swing Line Lender, regardless of whether such Person subsequently ceases to be the Administrative Agent, the Arranger, a Lender, L/C Issuer or Swing Line Lender or an Affiliate of the Administrative Agent, the Arranger, a Lender, L/C Issuer or Swing Line Lender and/or (b) any other Person designated by the Borrower to the Administrative Agent as a Cash Management Bank; provided, that any Person designated in accordance with this clause (b), in each case, shall be reasonably acceptable to the Administrative Agent and shall be designated to the

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Administrative Agent in writing by the Borrower as being a Cash Management Bank for purposes of the Loan Documents, it being understood that each such provider shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 9, Section 11.16 and Section 11.17 and any applicable Acceptable Intercreditor Agreement as if it were a Lender.
“Cash Management Obligations” means all obligations of any Loan Party in respect of any Cash Management Services owed to a Cash Management Bank.
“Cash Management Services” means the following services: commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services, supply chain and/or supplier financing services and any arrangement and/or service similar to any of the foregoing and/or otherwise in connection with cash management and deposit accounts.
“Casualty Event” means any event that gives rise to the receipt by the Borrower or Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.
“Change of Control” means:
(r)a Responsible Officer of the Borrower becomes aware of the acquisition of the beneficial ownership by any “person” or “group” (as used in this definition, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the 1934 Act) (including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the 1934 Act), but excluding (i) any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor, (ii) one or more Permitted Holders and (iii) underwriters in connection with any offering of Equity Interests), of voting common stock representing more than the greater of (x) 35% of the total voting power of all of the outstanding voting common stock of the Parent and (y) the percentage of the total voting power of all of the outstanding voting common stock of the Parent owned, directly or indirectly, beneficially by the Permitted Holders; provided, that notwithstanding the provisions of this clause (a), no “Change of Control” shall be deemed to have occurred under this clause (a) if the Permitted Holders have the right, by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of directors of the Parent; and
(s)the Parent ceasing to control, directly or indirectly, 100% of the voting Equity Interests of the Borrower.
For purposes of this definition, (1) a Person or group shall not be deemed to beneficially own Equity Interests or voting power subject to a stock or asset purchase agreement, merger agreement or similar agreement (or voting or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests or voting power pursuant to the transactions contemplated by such agreement, (2) if any group includes one or more Permitted Holders, the issued and outstanding Equity Interests of the relevant Person that is directly or indirectly owned by the Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of this definition, (3) a Person or group will not be deemed to beneficially own the Equity Interests of another Person as a result of its ownership of the Equity Interests or other securities of such other Person’s parent company (or any related contractual right) unless it beneficially owns or controls 50% or more of the total voting power of the Equity

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Interests entitled to vote for the election of directors of such Person’s parent company having a majority of the aggregate votes on the board of directors (or equivalent governing body) of such Person’s parent company and (4) it is understood and agreed that any transaction resulting in a Successor Borrower or Successor Holdings in accordance with the terms hereof shall not give rise to a Change of Control.
“Charges” means any charge, expense, cost, accrual, reserve or loss (other than lost revenue or profits) of any kind.
“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Term Lenders of any Tranche or Revolving Credit Lenders of any Tranche, (b) when used with respect to Commitments, refers to whether such Commitments are Term Loan Commitments of any Tranche or Revolving Credit Commitments of any Tranche and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Term Loans of any Tranche or Revolving Credit Loans of any Tranche.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01, which date is January 27, 2022.
“Closing Date Material Adverse Effect” has the meaning assigned to “Material Adverse Effect” in the Acquisition Agreement, as in effect on June 28, 2021 and giving effect to any amendment, waiver or consent permitted under Section 4.01(i).
“Closing Date Mergers” has the meaning specified in the recitals hereto.
“Closing Date QofE Report” has the meaning specified in the definition of “Consolidated EBITDA”.
“Closing Date Refinancing” means all existing third party debt for borrowed money of the Targets and/or their respective applicable Subsidiaries under that certain (i) Facilities Agreement, dated as of December 17, 2020, by and among Protected, the guarantors from time to time party thereto and Silicon Valley Bank as the Original Lender and (ii) Financing Agreement, dated August 22, 2017, by and among Midco, the other borrowers party thereto, the lenders from time to time party thereto as lenders and Cerberus Business Finance, LLC, as administrative agent (it being understood and agreed that any outstanding letter of credit may, at the election of the Borrower, be replaced, backstopped, cash collateralized or incorporated or “grandfathered” into the Revolving Credit Facility), and all commitments, liens, security interests and guarantees thereunder (other than with respect to any cash collateral arrangement applicable to any outstanding letter of credit) have been terminated.
“CME” means CME Group Benchmark Administration Limited.
“CNI Growth Amount” means, at any date of determination, for the period (treated as one accounting period) from the first day of the Fiscal Quarter of the Borrower during which the Closing Date occurs and ending with the last Fiscal Quarter of the Borrower included in the most recently ended Test Period, an amount determined on a cumulative basis equal to 50% of Adjusted Consolidated Net Income (whether positive or negative) for each such Fiscal Quarter included in such period.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms hereof or of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties; provided, that “Collateral” shall not include any Excluded Asset.
“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document and the terms of any applicable Acceptable Intercreditor Agreement and (y) the time periods (and extensions thereof) set forth in Section 6.13 and/or Section 6.16, as applicable, the requirement that:
(t)on the Closing Date, the Administrative Agent shall have received (A) each Collateral Document Schedule 1.01B, duly executed by each Loan Party party thereto, (B) a pledge of all of the Equity

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Interests (together, in the case of Equity Interest that is certificated, with undated stock or similar powers for each such certificate executed in blank by a Responsible Officer of the pledgor thereof) listed on Schedule 3 to the Perfection Certificate, (C) each Material Debt Instrument listed on Schedule 4 to the Perfection Certificate, endorsed (without recourse) in blank or accompanied by executed transfer form in blank by the pledgor thereof and (D) UCC financing statements in appropriate form for filing in the jurisdiction of organization of each Loan Party; and
(u)after the Closing Date, in the case of any Restricted Subsidiary (or, in the case of a Discretionary Guarantor, any Restricted Subsidiary or Parent Company) that is required to become (or otherwise becomes) a Loan Party after the Closing Date the Administrative Agent shall have received:
(i)(A) a Guaranty Supplement, (B) a Security Agreement Supplement, (C) if the respective Restricted Subsidiary required to comply with the requirements set forth in this definition pursuant to Section 6.13 owns (or, in the case of exclusive copyright licenses, licenses) registrations of or applications for U.S. patents, trademarks and/or copyrights that constitute Collateral, an Intellectual Property Security Agreement, (D) a completed Perfection Certificate, (E) a UCC financing statements in appropriate form for filing in such jurisdictions as the Administrative Agent may reasonably request and (F) an executed joinder to each applicable Acceptable Intercreditor Agreement in substantially the form attached as an exhibit thereto or such other form to which the Administrative Agent may reasonably agree;
(ii)each item of Collateral that such Person is required to deliver under Section 4.02(a) of the Security Agreement (which, for the avoidance of doubt, shall be delivered within the time periods set forth in Section 6.13(a)); and
(iii)in the case of any Person that has been designated as a Discretionary Guarantor (A) with respect to any such Person that is a Domestic Person, the documents and Collateral described in clause (b)(i) and clause (b)(ii) above, respectively, and (B) with respect to any such Person that is a not a Domestic Person, (1) a Guaranty Supplement and (2) such other documentation relating to such categories of assets (other than Excluded Assets) as is customary in the jurisdiction of formation of such Person (as reasonably determined by the Borrower and the Administrative Agent);
“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
“Commitment” means a Term Loan Commitment or Revolving Credit Commitment, as the context may require.
“Commitment Fee” has the meaning specified in Section 2.10(a).
“Commitment Fee Rate” means, on any date (a) with respect to the Initial Revolving Credit Commitments, the applicable rate per annum set forth below based upon the First Lien Leverage Ratio; provided, that until the first Adjustment Date following the completion of the first full Fiscal Quarter after the Closing Date, “Commitment Fee Rate” shall be the applicable rate per annum set forth below in Category 1 and (b) with respect to Additional Revolving Credit Commitments of any Tranche, the rate or rates per annum

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specified in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment:

First Lien Leverage Ratio	Commitment Fee Rate
Category 1
Greater than 2.60 to 1.00	0.50%
Category 2
Equal to or less than 2.60 to 1.00 and greater than 2.10 to 1.00	0.375%
Category 3
Equal to or less than 2.10 to 1.00	0.25%

Any increase or decrease in the Commitment Fee Rate resulting from a change in the First Lien Leverage Ratio shall become effective as of the first Business Day immediately following the date the relevant Compliance Certificate is delivered pursuant to Section 6.02(a); provided, that at the option of the Required Revolving Lenders, Category 1 shall apply as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the Commitment Fee Rate otherwise determined in accordance with this definition shall apply).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.
“Company Competitor” means any competitor of the Borrower and/or any of its Subsidiaries.
“Compensation Period” has the meaning specified in Section 2.13(b)(ii).
“Competitor Debt Fund Affiliate” means, with respect to any Company Competitor or any Affiliate thereof, any debt fund, investment vehicle, regulated bank entity or unregulated lending entity (in each case, other than any Disqualified Lending Institution or any Excluded Party) that is (a) primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business for financial investment purposes and (b) managed, sponsored or advised by any person that is Controlling, Controlled by or under common control with the relevant Company Competitor or Affiliate thereof, but only to the extent that no personnel involved with the investment in the relevant Company Competitor or its Affiliates, or the management, control or operation thereof, makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such debt fund, investment vehicle, regulated bank entity or unregulated entity.
“Compliance Certificate” means a certificate substantially in the form of Exhibit E or such other form that is reasonably acceptable to the Administrative Agent and the Borrower.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, SONIA or any proposed Successor Rate for an Agreed Currency or Term SOFR, as applicable, any conforming changes to the definitions of “ABR”, “Alternate Base Rate”, “SOFR”, “Term SOFR”, “SONIA” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, after consultation with the Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner

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substantially consistent with market practice for such Agreed Currency (or, if the Administrative Agent determines in its reasonable discretion, after consultation with the Borrower, that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Agreed Currency exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, as of any date for the applicable period ending on such date with respect to any Person on a consolidated basis, the sum of:
(a)Consolidated Net Income, plus
(b)to the extent not otherwise included in the determination of Consolidated Net Income for such period, the amount of any proceeds of any business interruption insurance policy (whether or not then received so long as such Person in good faith expects to receive such proceeds within the next four fiscal quarters) (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four fiscal quarters), plus
(c)without duplication, an amount which, in the determination of Consolidated Net Income for such period, has been deducted for:
(i)Consolidated Interest Expense, plus
(ii)Taxes paid and any provision for Taxes, including income, capital, federal, provincial, state, franchise, excise, value added and similar Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any tax examination, and including pursuant to any tax sharing arrangement or as a result of any intercompany distribution) paid or accrued during such period, plus
(iii)(A) all depreciation and amortization (including amortization of goodwill, software and other intangible assets), (B) all impairment Charges, including any bad debt expense, and (C) all asset write-offs and/or write-downs, including any amortization or write-off of (1) intangible assets and non-cash organization costs, (2) deferred financing and debt issuance fees, costs and expenses, (3) capitalized expenditures (including capitalized software expenditures), customer acquisition costs and incentive payments, (4) media development costs, conversion costs and contract acquisition costs, (5) the amortization of original issue discount resulting from the issuance or incurrence of Indebtedness at less than par, (6) the amortization of favorable or unfavorable lease assets or liabilities and/or (7) capitalized fees relating to any Receivables Facility, plus
(iv)any earn-out and/or contingent consideration obligation (including those accounted for as bonuses, compensation or otherwise) and any adjustment thereof incurred in connection with the Transactions and/or any acquisition and/or other investment (whether or not consummated and whether or not occurring before or after the Closing Date) which is paid or accrued during such period and, in each case, adjustments thereof, plus
(v)(A) Transaction Costs, (B) any Charge incurred in connection with any transaction (in each case, whether or not consummated and whether or not permitted under this Agreement), including (1) any issuance and/or incurrence of Indebtedness (including any Charge that would constitute a Public Company Cost), any Receivables Facility (including commissions, discounts, yield, interest expense and similar fees and charges relating thereto) and/or any issuance and/or offering of Equity Interests (including, in each case, by any Parent Company), any acquisition or other Investment, any Disposition, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any repayment, redemption, refinancing, amendment or modification of Indebtedness or any similar transaction, and/or (2) equipment leases and/or equipment financings and/or (C) Public Company Costs; plus

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(vi)the amount of any Charge that is actually reimbursed or reimbursable by any third party pursuant to any indemnification or reimbursement provision or similar agreement (including any purchase price adjustment) or insurance whether or not then received so long as the relevant Person in good faith expects to receive reimbursement for such Charge within the next four fiscal quarters, plus
(vii)any losses or discounts on sales of receivables and related assets in connection with any Receivables Facility, plus
(viii)any Charge attributable to the undertaking and/or implementation of new initiatives, business optimization activities, cost savings initiatives, cost rationalization programs, operating improvements and/or expense reductions and/or synergies and/or similar initiatives and/or programs (including, in connection with any integration, operational improvement, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any facility opening and/or pre-opening), any inventory optimization program and/or any curtailment, any business optimization Charge, any Charge relating to the destruction of equipment, any restructuring Charge and/or integration Charge (including any Charge relating to any tax restructuring), any Charge relating to the closure or consolidation of any facility (including but not limited to rent termination costs, moving costs and legal costs), any systems implementation Charge, any severance Charge, any Charge relating to entry into any new market, any strategic initiative, any signing Charge, any Charge relating to any retention or completion bonus, any expansion and/or relocation Charge, any Charge associated with any modification to any pension and post-retirement employee benefit plan, any product, software or intellectual property development Charge, any Charge associated with system design, update and/or establishment, any upgrade Charge, any platform optimization Charge, any new system implementation Charge, any startup and/or expansion Charge (including administrative, overhead, staffing and related costs and expenses), any Charge in connection with new and/or expanded operations, any Charge in connection with unused warehouse space, any Charge relating to a new contract, any consulting Charge, or any corporate development Charge, any Charge relating to any distribution network and/or sales channel, any Charge in connection with any exit from, wind down or termination of any line of business, any Charge related to any customer dispute, any Charge in connection with the implementation, replacement, development or upgrade of any operational, reporting and/or information technology system and/or technology initiative, plus
(ix)any Charge or deduction that is associated with any Restricted Subsidiary and attributable to any non-controlling interest and/or minority interest of any third party;
(x)any Charges incurred or accrued in connection with any single or one-time event, including in connection with (A) the Acquisition and/or acquisitions or similar Investments, (B) the closing, consolidation, opening or reconfiguration of any facility, (C) any restructuring Charge, (D) one-time consulting costs and (E) any litigation or other legal matter, plus
(xi)any add-back, adjustment and/or exclusion of the type reflected in (A) Financial Model, (B) the quality of earnings report with respect to the Targets, dated as of March 5, 2021, as supplemented prior to June 28, 2021 (the “Closing Date QofE Report”) and/or (C) any other quality of earnings report prepared by registered public accountants of recognized national standing or any other accounting firm reasonably acceptable to the Administrative Agent and delivered to the Administrative Agent (including in connection with any acquisition or similar investment after the Closing Date) (an “Additional QofE Report”), plus
(xii)any Charge relating to entry into a new market or the sale of products in new locations (including, start-up costs, initial testing and registration costs in new markets, the cost of feasibility studies, travel costs for employees engaged in activities relating to any or all of the foregoing and the allocation of general and administrative support in connection with any and all of the foregoing); plus
(xiii)any non-cash Charge of such Person and its Subsidiaries, including the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes (provided, that to the extent that any such non-cash Charge represents an accrual or reserve for any potential cash item in any future period, (1) such Person may elect not to add back such non-cash Charge in the current period and (2) to the extent such Person elects to add back such

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non-cash Charge in the current period, the cash payment in respect thereof in such future period shall not be added back to Consolidated EBITDA to such extent), plus
(d)to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period in respect of any non-cash income or gain that was deducted in the calculation of Consolidated EBITDA (including any component definition) pursuant to clause (i) below for any previous period and not added back; plus
(e)pro forma “run rate” expected cost savings, operating expense reductions, operational improvements, business optimization, restructurings and/or cost synergies (net of the amount of actual amounts realized) that are reasonably identifiable (in the good faith determination of the Borrower) related to (i) the Transactions; (ii) any asset sale, merger or other business combination, acquisition, investment, disposition, operating improvement, expense reduction, restructuring, cost saving initiative, revenue enhancement initiative and/or any initiative similar to any of the foregoing (including the entry into or renegotiation of, or in respect of which binding commitments have been entered for, any contract and/or other arrangement) and any specified transaction (any such transaction, improvement or initiative, a “Business Optimization Initiative”) consummated prior to or on the Closing Date; and (iii) any Business Optimization Initiative consummated after the Closing Date; provided, with respect to this clause (iii), (A) the relevant action (or substantial steps towards the relevant action) resulting in such expected cost savings, operating expense reductions, operational improvements, business optimization, restructurings, cost synergies and/or revenue synergies must be either taken or expected to be taken within 24 months after the relevant date of determination and (B) the amounts added back in reliance on this clause (iii) in any Test Period shall not exceed 25.0% of Consolidated EBITDA for such Test Period (calculated after giving full effect to the adjustments contemplated by this clause (iii) and all other permitted addbacks and pro forma adjustments; provided further, that the foregoing 25.0% cap shall not apply to (x) any other provision of the definition of “Consolidated EBITDA” or any adjustment identified in the Financial Model, the Closing Date QofE Report and/or any Additional QofE Report (without regard to the amounts or time periods specified therein), or (y) any amount relating to any pro forma adjustment consistent with Regulation S-X under the Securities Act, plus
(f)[reserved], plus
(g)to the extent not otherwise included in Consolidated Net Income, an amount equal to any positive change in deferred revenue between the balance thereof as of the day before the first day of the relevant period and the balance as of the last day of the relevant period (net of any increase in capitalized expenses relating to such revenue); provided, that such deferred revenue shall be calculated without giving effect to the impact of purchasing accounting, plus
(h)to the extent not otherwise included in Consolidated Net Income, the amount of any distribution received by such Person from any Unrestricted Subsidiary; and; minus
(i)an amount which, in the determination of Consolidated Net Income, has been included for non-cash gains (other than with respect to cash actually received); provided, that if any non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, such Person may determine not to deduct the relevant non-cash gain or income in the then-current period, all as determined in accordance with GAAP, where applicable.
Unless the context otherwise requires, each reference to “Consolidated EBITDA” in this Agreement shall deemed to refer to the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries.
Notwithstanding anything to the contrary herein, it is agreed that for the purpose of calculating the First Lien Leverage Ratio, the Secured Leverage Ratio, the Total Leverage Ratio and/or the amount of any basket based on a percentage of Consolidated EBITDA for any period that includes any Fiscal Quarter listed in the table set forth below, Consolidated EBITDA for any Fiscal Quarter referenced in the table set forth below

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shall be the amount set forth opposite such Fiscal Quarter in the table set forth below, in each case as such amount may be adjusted on a Pro Forma Basis.

Fiscal Quarter Ended	Consolidated EBITDA
December 31, 2020	$28,922,490
March 31, 2021	$25,794,091
June 30, 2021	$38,700,078
September 30, 2021	$36,282,388

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of (a) consolidated total interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized, (including, without duplication, amortization of any debt issuance cost, original issue discount, any premium paid to obtain payment, financial assurance or similar bonds, any interest capitalized during construction, any non-cash interest payment, the interest component of any deferred payment obligation, the interest component of any payment under any Capitalized Lease (regardless of whether accounted for as interest expense under GAAP), any commission, discount and/or other fee or charge owed with respect to any letter of credit and/or bankers’ acceptance, any fee and/or expense paid to the Administrative Agent in connection with its services hereunder, any other bank, administrative agency (or trustee) and/or financing fee, to the extent not otherwise included in consolidated total interest expense, customary commissions, discounts, yield and other fees and charges (including interest expense) relating to any Receivables Facility and any cost associated with any surety bond in connection with financing activities (whether amortized or immediately expensed)) plus (b) any cash dividend paid or payable in respect of any Disqualified Equity Interest during such period other than to such Person or any Restricted Subsidiary, plus (c) any net losses or obligations arising from any Swap Contract and/or other derivative financial instrument issued by such Person for the benefit of such Person or its subsidiaries, in each case, determined on a consolidated basis for such period. For purposes of this definition, interest in respect of any Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease in accordance with GAAP.
“Consolidated Net Income” means, as of any date for the applicable period ending on such date with respect to any Person (the “Subject Person”) on a consolidated basis, an amount equal to the sum of net income, determined in accordance with GAAP, but excluding:
(j)(i) any Charge from (A) any extraordinary item (as determined in good faith by the Borrower) and/or (B) any unusual, non-recurring, infrequent and/or exceptional item (each as determined in good faith by the Borrower) and/or (ii) any Charge attributable to and/or payment of any legal settlement, fine, judgment or order;
(k)(i) any Charge incurred as a result of, pursuant to or in connection with any management equity plan, bonus or other incentive plan, profits interest plan or stock option plan or any other management or employee benefit plan or agreement, pension plan or other long-term or post-employment plan (including any post-employment benefit scheme which has been agreed with the relevant pension trustee), any stock subscription or shareholder agreement, any employee benefit trust, any employment benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement) and (ii) any Charge incurred in connection with the rollover, acceleration or payout of Equity Interests held by management; provided, that, in each case under this clause (ii), to the extent such Charge is a cash charge, such Charge shall only be excluded to the extent the same is funded with net cash proceeds contributed to such Person as a capital contribution or as a result of the sale or issuance of Qualified Equity Interests of such Person,
(l)(i) the income of any Person (other than the Subject Person or a Restricted Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any Restricted Subsidiary of the Subject Person) has a joint interest, except to the extent of the amount of dividends, distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in cash (or to the extent converted into cash) to the Subject Person or any of its Restricted Subsidiaries by such Person during such period and (ii) the loss of any Person (other than the Subject Person or a Restricted Subsidiary of the Subject Person (or a Person who, if a subsidiary of the Subject Person, would be a Restricted Subsidiary of the Subject

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Person)) in which any other Person (other than the Subject Person or any of its Restricted Subsidiaries) has a joint interest, other than to the extent that the Subject Person or any of its Restricted Subsidiaries has contributed Cash or Cash Equivalents to such Person in respect of such loss during such period,
(m)any gain or Charge attributable to any asset Dispositions (including asset retirement costs and including any abandonment of assets) or of returned surplus assets outside the ordinary course of business,
(n)(i) the effects of adjustments (including the effects of such adjustments pushed down to the relevant Person and its subsidiaries) in component amounts required or permitted by GAAP (including in the inventory, property and equipment, leases, rights fee arrangements, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billing and debt line items thereof), resulting from the application of purchase accounting, recapitalization accounting and/or acquisition method accounting, as applicable, in relation to the Transactions or any consummated acquisition or other Investment or the amortization or write-off of any amount thereof, and (ii) the cumulative effect of changes (effected through cumulative effect adjustment or retroactive application) in, and/or any change resulting from the adoption or modification of, accounting principles or policies made in such period in accordance with GAAP which affect Consolidated Net Income (except that, if such Person determines in good faith that the cumulative effects thereof are not material to the interests of the Lenders, the effects of any change, adoption or modification of any such principles or policies may be included in any subsequent period after the Fiscal Quarter in which such change, adoption or modification was made);
(o)any Charge that is established, adjusted and/or incurred, as applicable, (i) within 12 months after the Closing Date that is required to be established, adjusted or incurred, as applicable, as a result of the Transactions in accordance with GAAP, (ii) within 12 months after the closing of any other acquisition or similar Investment that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition in accordance with GAAP or (iii) as a result of any change in, or the adoption or modification of, accounting principles and/or policies in accordance with GAAP,
(p)any gain or Charge attributable to the early extinguishment of Indebtedness (and the termination of any associated Swap Contract) or of any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, and expenses associated with the equity component of, and any mark-to-market losses with respect to convertible notes,
(q)any non-cash charges resulting from mark-to-market accounting relating to Equity Interests,
(r)any unrealized or realized net gain or loss resulting from currency translation or transaction gains or losses impacting net income (including currency remeasurements of Indebtedness) and any foreign currency translation or transaction gains or losses shall be excluded, including those resulting from intercompany Indebtedness and any unrealized net gains and losses resulting from obligations in respect of any Swap Contract in accordance with GAAP or any other derivative instrument pursuant the application of Accounting Standards Codification (“ASC”) Topic Number 815 “Derivatives and Hedging”,
(s)any non-cash impairment charges resulting from the application of ASC Topic 350, Intangibles – Goodwill and Other and ASC Topic 360, Property, Plant, and Equipment and the amortization of intangibles including those arising pursuant to ASC Topic 805, Business Combinations,
(t)any non-cash compensation Charge and/or any other non-cash Charge arising from the granting of any stock option or similar arrangement (including any profits interest), the granting of any stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation right, profits interest or similar arrangement);
(u)any deferred Tax expense associated with any tax deduction or net operating loss arising as a result of the Transactions, or the release of any valuation allowance related to any such item; and
(v)solely for purposes of calculating Excess Cash Flow, the income or loss of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary of such Person or is merged into or consolidated with such Person or any Restricted Subsidiary of such Person or the date that such other Person’s assets are acquired by such Person or any Restricted Subsidiary of such Person, in each case, shall be excluded in calculating Consolidated Net Income.

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“Consolidated Total Assets” means, at any time with respect to any Person, the total assets appearing on the most recently prepared consolidated balance sheet of such Person as of the end of the most recent fiscal quarter of such Person for which such balance sheet is available, prepared in accordance with GAAP.
“Consolidated Total Debt” means, as to any Person at any date of determination, the aggregate outstanding principal amount of all third party debt for borrowed money and Attributable Indebtedness, in each case, of the Borrower and its Restricted Subsidiaries as of the last day of the most recently ended Test Period, as such amount may be adjusted to (a) reflect the effect (as determined by the Borrower in good faith) of any Swap Contract entered into in respect of the currency exchange risk relating to such Indebtedness, calculated on a mark-to-market basis and (b) exclude the aggregate principal amount of any Indebtedness with respect to which an irrevocable deposit of the necessary funds for the payment, redemption or satisfaction of such Indebtedness has been made; provided, that “Consolidated Total Debt” shall be calculated (i) net of Unrestricted Cash and (ii) excluding, for the avoidance of doubt, amounts owing under any earn-out obligation and/or any purchase price adjustment.
“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” has the meaning specified in the definition of “Affiliate.”
“Convertible Indebtedness” means Indebtedness of the Parent or any Subsidiary thereof (which may be guaranteed by any Loan Party) that is (a) permitted to be incurred hereunder and (b) either (i) convertible into common equity of the Parent (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common equity) or (ii) sold as a unit with any call option, warrant and/or right to purchase (or any substantially equivalent derivative transaction) that is exercisable for common equity of the Parent and/or cash (in an amount determined by reference to the price of such common equity).
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning specified in Section 11.22.
“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or in part, any Class of existing Term Loans or Revolving Credit Commitments, or any then-existing Refinancing Indebtedness (solely for purposes of this definition, “Refinanced Debt”); provided, that:
(iv)such Indebtedness shall not have a greater principal amount than the principal amount plus undrawn commitments of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing,
(v)such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued, interest, fees and premiums (if any) in connection therewith

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shall be paid, substantially concurrently with the incurrence of such Refinancing Indebtedness in accordance with the provisions of Section 2.06(a),
(vi)other than with respect to the Inside Maturity Amount, Customary Term A Loans or Customary Bridge Loans, such Indebtedness (other than revolving Indebtedness) has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Debt and the maturity date of such Indebtedness (including revolving Indebtedness) shall be no earlier than the latest maturity date applicable to the Refinanced Debt,
(vii)such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, and
(viii)the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed or extended Indebtedness are not materially less favorable, taken as a whole, to the Loan Parties or the Lenders than the terms and conditions of the Refinanced Debt, taken as a whole, unless such terms and conditions are reasonably satisfactory to the Administrative Agent (it being understood that (A)(1) terms and conditions materially less favorable to the Loan Parties which are applicable only after the Latest Maturity Date applicable to the Refinanced Debt are satisfactory to the Administrative Agent, (2) terms that are more favorable to the lenders of such Credit Agreement Refinancing Indebtedness than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the applicable Lenders, and (3) terms that constitute then-current market terms, taken as a whole, for the applicable type of Indebtedness (as determined by the Borrower in good faith), in each case, shall be deemed satisfactory to the Administrative Agent and (B) if any modified, refinanced, refunded, renewed or extended Indebtedness that constitutes a revolving facility or consists of Customary Term A Loans includes a financial covenant, the requirement set forth in this clause (v) shall be satisfied if such financial covenant is added to this Agreement for the benefit of the then-existing Revolving Credit Facility but not any then-existing Term Facility.
“Credit Extension” means (a) the making of a Revolving Credit Loan or Swing Line Loan (other than any L/C Reimbursement Loan or any Revolving Credit Loan resulting from the application of Section 2.05(d)) or (b) an L/C Credit Extension.
“Credit Party” has the meaning specified in Section 11.12(b).
“Cure Deadline” has the meaning specified in Section 7.08(b).
“Cure Right” has the meaning specified in Section 7.08(b).
“Current Assets” means, at any date, (a) all assets of the Borrower and its Restricted Subsidiaries which under GAAP would be classified as current assets (excluding any (i) cash or Cash Equivalents (including cash and Cash Equivalents held on deposit for third parties by the Borrower and/or any Restricted Subsidiary), (ii) permitted loans to third parties, (iii) deferred bank fees and derivative financial instruments related to Indebtedness, (iv) the current portion of current and deferred Taxes and (v) management fees receivables) and (b) in the event that any Receivables Facility is accounted for off-balance sheet, (i) gross receivables subject to such Receivables Facility minus (ii) collections against the amounts sold pursuant to such Receivables Facility.
“Current Liabilities” means, at any date, all liabilities of the Borrower and its Restricted Subsidiaries which under GAAP would be classified as current liabilities, other than (i) short term debts, including current maturities of long term debt, (ii) outstanding revolving loans and letter of credit exposure, (iii) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (iv) obligations in respect of derivative financial instruments related to Indebtedness, (v) the current portion of current and deferred Taxes, (vi) liabilities in respect of unpaid earn-outs or unpaid acquisition, disposition or refinancing related expenses, deferred purchase price holdbacks, (vii) accruals relating to restructuring reserves, (viii) liabilities in respect of funds of third parties on deposit with the Borrower and/or any Restricted Subsidiary, (ix) management fees payables, (x) the current portion of any Capitalized Lease, (xi) the current portion of any other long term liability for Indebtedness, (xii) accrued settlement costs, (xiii) non-cash compensation costs and expenses, (xiv) deferred revenue arising from cash receipts that are earmarked for

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specific projects and (xv) any other liabilities that are not Indebtedness and will not be settled in cash or Cash Equivalents during the next succeeding twelve month period after such date.
“Customary Bridge Loans” means customary (in the good faith determination of the Borrower) bridge loans (other than investment grade-style 364 day bridge loans) with a maturity date of no longer than one year which automatically (or subject to customary conditions) converts or exchanges for long term Indebtedness upon maturity; provided, that (a) the Weighted Average Life to Maturity of any loan, note, security or other Indebtedness which is exchanged for or otherwise replaces such bridge loans is not shorter than the Weighted Average Life to Maturity of any Class of then-existing Term Loans or Refinanced Debt, as applicable, and (b) the final maturity date of any loan, note, security or other Indebtedness which is exchanged for or otherwise replaces such bridge loans is not earlier than the Latest Term Loan Maturity Date or the maturity date applicable to the relevant Refinanced Debt, as applicable, on the date of the issuance or incurrence thereof.
“Customary Term A Loans” means customary (in the good faith determination of the Borrower) “term A” loans, including any term loan that (a) has scheduled amortization of 2.50% or more per annum in at least three years during the term thereof, (b) has a final maturity date of five years or less, (c) is primarily syndicated to commercial and/or investment banks (as determined by the Borrower in good faith) and (d) has a financial maintenance covenant.
“Daily Simple SOFR” means, with respect to any applicable determination date, the greater of (a) the sum of (i) the SOFR published on such date on the NYFRB’s website (or any successor source) and (ii) the SOFR Adjustment and (b)(i) with respect to the Initial Term Loans only, 0.50% and (ii) with respect to the Initial Revolving Credit Loans only, 0.00%.
“De Minimis ECF Threshold” has the meaning specified in Section 2.06(b)(iii).
“De Minimis Proceeds Threshold” has the meaning specified in Section 2.06(b)(i).
“Debt Issuance” means the issuance by any Person and its Subsidiaries of any Indebtedness for borrowed money.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Declined Proceeds” has the meaning specified in Section 2.06(b)(vi).
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (a) with respect to ABR Loans, (i) ABR plus (ii) the Applicable Margin applicable to such ABR Loans plus (iii) 2.0% per annum, (b) with respect to Term SOFR Loans, (i) Term SOFR, plus (ii) the Applicable Margin applicable to such Term SOFR Loans, plus (iii) 2.0% per annum and (c) with respect to SONIA Loans, (i) SONIA, plus (ii) the Applicable Margin applicable to such SONIA Loans, plus (iii) 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Person that (a) defaulted in (or is otherwise unable to perform) its obligations under this Agreement, including its obligations to make Loans, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in L/C Obligations or Swing Line Obligations or (iii) pay over to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder, unless (A) in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or (B) in the case of clause (iii) above, such Lender notifies the Administrative Agent and the Borrower in writing that the failure to pay such other amount is the subject of a good faith dispute, (b) has notified the Borrower or the

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Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any such obligation or its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) hereunder including its obligation to fund prospective Loans and participations in then outstanding L/C Obligations and Swing Line Obligations under this Agreement; provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Administrative Agent, L/C Issuer, Swing Line Lender or Lender’s and the Borrower’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent or (d) has become (or any parent company thereof has become) either the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.
“Designated Non-Cash Consideration” shall mean the fair market value (as determined by the Borrower in good faith) of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(s) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of cash or Cash Equivalents received by the Borrower or Restricted Subsidiary in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or Cash Equivalents).
“Discretionary Guarantor” has the meaning assigned to such term in Section 6.13(b).
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (whether effected pursuant to a division or otherwise) of any property by any Person (including any sale and leaseback transaction and any sale of Equity Interests, but excluding any issuance by such Person of its own Equity Interests), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in each case, other than (i) for Qualified Equity Interests or (ii) as a result of a “change of control” or “asset sale”, (b) is redeemable at the option of the holder thereof, in whole or in part, other than (i) for Qualified Equity Interests or (ii) as a result of a “change of control” or “asset sale”, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date; provided, that (x) for purposes of clause (a) and (b) above, any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a “change of control” or “asset sale” occurring prior to the date that is 91 days after the Latest Maturity Date shall not constitute Disqualified Equity Interests if the terms of such Equity Interests provide that the issuer thereof will not redeem any such Equity Interest pursuant to such provisions prior to the Termination Date and (y) for purposes of clause (a) through (d) above, it is understood and agreed that if any such maturity, redemption conversion, exchange, repurchase obligation or scheduled payment is in part, only such part coming into effect prior to the date that is 91 days after the Latest Maturity Date (determined at the time such Equity Interest is issued) shall constitute Disqualified Equity Interests.
“Disqualified Institution” means:
(a)(i) any Person identified in writing to the Arranger on or prior to June 28, 2021, (ii) any Person that is identified in writing to the Administrative Agent after the Closing Date subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), (iii) any Affiliate of any Person described in clauses (i) or (ii) above that is reasonably identifiable on the basis of such Person’s name as an Affiliate of such Person, and (iv) any other Affiliate of any Person described in

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clauses (i), (ii) or (iii) above that is identified in a written notice to the Administrative Agent) (each such person, a “Disqualified Lending Institution”);
(b)(i) any Person that is or becomes a Company Competitor and/or any Affiliate of any Company Competitor (other than a Competitor Debt Fund Affiliate), in each case, that is identified in writing to the Administrative Agent, (ii) any Affiliate of any Person described in clause (i) above (other than any Competitor Debt Fund Affiliate) that is reasonably identifiable on the basis of such Person’s name as an Affiliate of such Person and (iii) any other Affiliate of any Person described in clauses (i) or (ii) above that is identified in a written notice to the Administrative Agent; it being understood and agreed that no Competitor Debt Fund Affiliate of any Company Competitor may be designated as a Disqualified Institution pursuant to this clause (iii); and
(c)any Affiliate or Representative of the Arranger and/or any Initial Lender that is engaged as a principal primarily in private equity, mezzanine financing or venture capital (any Person described in this clause (c), an “Excluded Party”);
provided, that no written notice delivered pursuant to clauses (a)(ii), (a)(iv), (b)(i) and/or (b)(iii) above shall apply retroactively to disqualify any person that has previously acquired an assignment or participation interest in the Loans under the applicable Facility prior to the delivery of such notice.
“Disqualified Lending Institution” has the meaning specified in the definition of “Disqualified Institution”.
“Dissenting Lenders” has the meaning specified in Section 11.01(b)(v).
“Dollar” and “$” means lawful money of the United States.
“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount and (b) if such amount is expressed in any currency other than Dollars, the equivalent of such amount in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other relevant date of determination) for the purchase of Dollars with such other currency. Any determination by the Administrative Agent pursuant to clause (b) above shall be conclusive absent manifest error.
“Domestic Person” means any Person that is organized under the laws of the United States, any state thereof or the District of Columbia.
“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of the United States, any state thereof or the District of Columbia.
“Dutch Auction” has the meaning assigned to such term on Schedule 1.01C.
“ECF Prepayment Amount” has the meaning specified in Section 2.06(b)(iii).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Copy” has the meaning specified in Section 11.12(b).

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“Electronic Record” and “Electronic Signature” have the respective meanings specified by 15 U.S.C. § 7006, as it may be amended from time to time.
“Eligible Assignee” means:
(d)in the case of any assignment of a Term Loan, (i) a Term Lender or an Affiliate of a Term Lender and (ii) any other Person (other than a natural person) approved by (A) the Administrative Agent and (B) unless an Event of Default has occurred and is continuing under Section 8.01(a) or 8.01(f), the Borrower (provided, that the Borrower shall be deemed to have consented to any assignment of Term Loan (other than any assignment to any Disqualified Institution or any natural Person) unless it has objected thereto by written notice to the Administrative Agent within 10 Business Days after receipt by the Borrower of a written notice for a consent thereto) (each such approval not to be unreasonably withheld or delayed) and
(e)in the case of any assignment of a Revolving Credit Commitment, any Person approved by (A) the Administrative Agent, (B) the L/C Issuers, (C) the Swing Line Lender and (D) unless (x) such assignment is to a Person (other than a natural person) who is a Revolving Credit Lender (who is not then a Defaulting Lender) or (y) an Event of Default has occurred and is continuing under Section 8.01(a) or 8.01(f), the Borrower (each such approval not to be unreasonably withheld or delayed);
provided, that “Eligible Assignee” shall not include any Disqualified Institution or, other than as set forth in Section 11.07(k) or (l), Holdings or any Affiliate or Subsidiary of Holdings; provided, further, that the Borrower may withhold its consent to any assignment to a Person that is known by it to be an Affiliate of a Company Competitor (other than a Competitor Debt Fund Affiliate unless the Borrower has other reasonable grounds on which to withhold its consent (it being understood and agreed that it is reasonable for the Borrower to withhold its consent to any Competitor Debt Fund Affiliate that invests in loans or similar extensions of credit with a view towards (i) owning the borrower or issuer of any such loans or similar extensions of credit or (ii) investing in special or opportunistic situations)) regardless of whether such Person is reasonably identifiable as an Affiliate of such Company Competitor on the basis of such Person’s name.
“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment, human health and safety (as related to exposure to hazardous substances) or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Restricted Company resulting from or based upon (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).
“Equity Issuance” means any issuance for cash by any Person and its Subsidiaries to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests. A Disposition shall not be deemed to be an Equity Issuance.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

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“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in “reorganization” (within the meaning of Section 4241 of ERISA) or is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 304 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums not yet due or premiums due but not yet delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“Escrow” has the meaning specified in the definition of “Indebtedness”.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 8.01.
“Excess Cash Flow” means for any Excess Cash Flow Period, an amount equal to:
(f)the sum, without duplication, of
(i)Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such Excess Cash Flow Period,
(ii)the amount of all non-cash Charges (including depreciation and amortization) excluded in arriving at such Consolidated Net Income but excluding any non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash gain that was paid in a prior period, in each case, for such Fiscal Year, and
(iii)the decrease, if any, in Consolidated Working Capital from the first day to the last day of such Excess Cash Flow Period, but excluding any such decrease in Consolidated Working Capital arising from (i) the acquisition or Disposition of any Person by the Borrower or any Restricted Subsidiary, (ii) the reclassification during such period of current assets to long term assets and current liabilities to long term liabilities, (iii) the application of purchase and/or recapitalization accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Swap Contract; minus
(g)the sum, without duplication, of
(i)the amount of all non-cash gains or income included in arriving at such Consolidated Net Income,
(ii)cash payments actually made in respect of Capital Expenditures, any Investment permitted by Section 7.02 (other than Investments (i) in cash or Cash Equivalents or (ii) in any Loan Party) and/or any Restricted Payment permitted by Section 7.06 (other than any Restricted Payment made to the Borrower or any Restricted Subsidiary pursuant to Section 7.06(a)) during such Excess Cash Flow Period or, at the option of the Borrower, made prior to the date the Borrower is required to make a payment of Excess Cash Flow in respect of such Excess Cash Flow Period, (A) except to the extent the relevant Capital Expenditure, Investment and/or Restricted Payment is financed with the proceeds of long term funded Indebtedness (other than revolving Indebtedness) and (B) without duplication of (1) any amount deducted from Excess Cash Flow for a prior Excess Cash Flow Period and/or (2) the amount of any deduction and/or reduction in the amount of any mandatory prepayment resulting from the application of Section 2.06(b)(iii)(C),
(iii)the increase, if any, in Consolidated Working Capital from the first day to the last day of such Excess Cash Flow Period, but excluding any such increase in Consolidated Working

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Capital arising from (i) the acquisition or Disposition of any Person by the Borrower or any Restricted Subsidiary, (ii) the reclassification during such period of current assets to long term assets and current liabilities to long term liabilities, (iii) the application of purchase and/or recapitalization accounting and/or acquisition method accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Swap Contract,
(iv)the aggregate net amount of non-cash gain on the disposition of property by the Borrower and the Restricted Subsidiaries during such Fiscal Year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income,
(v)the amount, if any, which, in the determination of Consolidated Net Income (including any component definition used therein) (or otherwise included in the calculation of Excess Cash Flow pursuant to clause (a) above) for such Excess Cash Flow Period, has been included in respect of income or gain from any Disposition outside of the ordinary course of business of the Borrower and/or any Restricted Subsidiary,
(vi)to the extent included in arriving at such Consolidated Net Income, (A) proceeds received by the Borrower and its Restricted Subsidiaries from insurance claims (including with respect to Casualty Events, business interruption or product recalls) and (B) cash payments with respect to phantom equity,
(vii)cash payments by the Borrower and its Restricted Subsidiaries made in satisfaction of non-current liabilities (other than (A) payments in respect of Indebtedness under this Agreement or (B) regularly scheduled principal payments of any other Indebtedness),
(viii)the aggregate amount of expenditures actually made by the Borrower and/or any Restricted Subsidiary during such Excess Cash Flow Period (including any expenditure for the payment of fees in connection with any Investment permitted under Section 7.02, Equity Issuance or Debt Issuance (whether or not consummated)) to the extent that such expenditures are not expensed,
(ix)cash indemnity payments received pursuant to indemnification provisions in any agreement in connection with any Permitted Acquisition or any other Investment or acquisition permitted hereunder,
(x)the aggregate amount of any cash Charge (whether or not incurred in such Excess Cash Flow Period) excluded from the calculation of Consolidated Net Income pursuant to clauses (a) and/or (b) of the definition of “Consolidated Net Income”,
(xi)costs related to implementations that are deferred in accordance with GAAP,
(xii)(A) any required cash payments in respect of Swap Contracts to the extent not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) and not deducted in arriving at such Consolidated Net Income and (B) any realized foreign currency exchange loss actually paid or payable in cash (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Swap Contracts for currency exchange risk resulting from any intercompany Indebtedness, any foreign currency translation or transaction or any other currency-related risk),
(xiii)without duplication of amounts deducted in calculating the prepayment under Section 2.06(b)(iii), the aggregate amount of all principal payments and purchases of Indebtedness of the Borrower and the Restricted Subsidiaries made during such Excess Cash Flow Period (including (A) scheduled principal payments with respect to Indebtedness pursuant to Section 2.08(a) (or any equivalent provision in any Refinancing Amendment), (B) the principal component of payments in respect of Capitalized Leases, (C) the amount of any mandatory prepayment of Term Loans pursuant to Section 2.06(b)(i) of this Agreement and (D) the aggregate amount of any premium, make-whole or penalty payment actually paid in cash by the Borrower and/or any Restricted Subsidiary during such Excess Cash Flow Period that is required to be made in connection with any prepayment, repayment, repurchase, redemption or other retirement of Indebtedness, but excluding (1) all other prepayments of the Term Loans, (2) all repayments of any revolving credit facility arrangements (except to the extent there is an equivalent permanent reduction

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in commitments thereunder that is not being made in connection with a refinancing or replacement thereof and other than in respect of the Initial Revolving Credit Loans and the Revolving Credit Commitments which, for the avoidance of doubt, shall be permitted to be deducted in calculating the prepayment under Section 2.06(b)(iii) as and to the extent provided therein)), and (3) in each case any such payments and purchases to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness);
(xiv)amounts paid in cash (except to the extent financed with long term funded Indebtedness (other than revolving Indebtedness)) during such period on account of (i) items that were accounted for as non-cash reductions of Consolidated Net Income in a prior period and (ii) reserves or amounts established in purchase accounting to the extent such reserves or amounts are included, or not excluded from, Consolidated Net Income;
(xv)without duplication of amounts deducted from Excess Cash Flow in respect of a prior period and except to the extent deducted in calculating the amount of any Excess Cash Flow payment in accordance with Section 2.06(b)(iii), at the option of the Borrower, (i) the aggregate consideration (including earn-outs) required (or, in the case of Capital Expenditures, budgeted) to be paid in cash by the Borrower or its Restricted Subsidiaries pursuant to binding contracts, letters of intent or purchase orders entered into (or, in the case of Capital Expenditures, a budget established) prior to the date on which the Borrower is required to make a payment of Excess Cash Flow in respect of the relevant Excess Cash Flow Period relating to Capital Expenditures, acquisitions or Investments (other than Investments (A) in cash and Cash Equivalents or (B) in any Loan Party), Restricted Payments (other than any Restricted Payment made to the Borrower or any Restricted Subsidiary pursuant to Section 7.06(a)), Restricted Debt Payments, payments or reserves in respect of any tax liability, make-whole in connection with Indebtedness and/or rental and/or interest or other payments made or to be made in respect of any lease, concession or license of property (including any Capitalized Lease, financing lease and/or operating lease) and/or (ii) the aggregate amount otherwise committed, planned or budgeted to be made in connection with Capital Expenditures, acquisitions or Investments (other than Investments (A) in cash and Cash Equivalents or (B) in any Loan Party), Restricted Payments (other than any Restricted Payment made to the Borrower or any Restricted Subsidiary pursuant to Section 7.06(a)), Restricted Debt Payments, payments or reserves in respect of any tax liability, make-wholes in connection with Indebtedness and/or rental and/or interest or other payments made or to be made in respect of any lease, concession or license of property (including any Capitalized Lease, financing lease and/or operating lease) (collectively, clauses (i) and (ii), the “Scheduled Expenditures”), in each case of the foregoing clauses (i) and (ii), to be consummated or made prior to the expiry of the immediately succeeding Fiscal Year (except, in each case, to the extent financed with long term funded Indebtedness (other than revolving Indebtedness)); provided, that to the extent the aggregate amount actually utilized to finance such Capital Expenditures, acquisitions, Investments, Restricted Payments, Restricted Debt Payments, tax liability, make-whole or other payments in respect of any lease, concession or license during such immediately succeeding Fiscal Year is less than the Scheduled Expenditures, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow for such immediately succeeding Fiscal Year; and
(xvi)an amount equal to the sum of the aggregate net non-cash gain or income from any non-ordinary course Investment to the extent included in arriving at Consolidated Net Income.
“Excess Cash Flow Period” means each Fiscal Year of the Borrower.
“Excluded Assets” means:
(a)(i) any leasehold interest in real property, and, except to the extent a security interest therein can be perfected by the filing of a UCC-1 financing statement, any other leasehold interest in any other asset and (ii) any fee-owned real property;
(b)Equity Interests in any Person that is not the Borrower or a Wholly-Owned Subsidiary of the Borrower or is a subsidiary of any Person that is not a Wholly-Owned Subsidiary;
(c)Equity Interests of any (i) Captive Insurance Subsidiary, (ii) not-for-profit Subsidiary, (iii) Unrestricted Subsidiary, (iv) Immaterial Subsidiary (other than an Immaterial Subsidiary that is a Loan Party) and/or (v) Receivables Subsidiary;

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(d)margin stock;
(e)assets the grant or perfection of a security interest in which would (i) be reasonably likely to result in material and adverse tax consequence as determined by the Borrower in good faith (including as a result of the operation of Section 956 of the Code or any similar law or regulation (other than adverse tax consequences under Section 956 of the Code attributable to the assets of a Discretionary Guarantor)), (ii) be prohibited under any applicable Law (including any rule and/or regulation of any governmental authority or agency) and/or (iii) require any governmental or regulatory consent, approval, license or authorization, in each case to the extent such consent, approval, license or authorization has not been obtained (it being understood and agreed that no Loan Party shall have any obligation to procure any such consent, approval, license or authorization), in each case of the foregoing clauses (ii) and (iii), after giving effect to the applicable anti-assignment provisions of the UCC or any other applicable Law and other than proceeds thereof to the extent that the assignment of the same is effective under the UCC or other applicable Law notwithstanding such consent or restriction;
(f)any “intent-to-use” (or similar) trademark application prior to the filing and acceptance by the U.S. Patent and Trademark Office (the “USPTO”) (or similar Governmental Authority) of a “Statement of Use”, “Amendment to Allege Use” or similar filing with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability or such intent-to-use (or similar) trademark application or registration issuing therefrom under applicable federal Law;
(g)commercial tort claims;
(h)(i) motor vehicles and other assets subject to certificates of title and (ii) letter of credit rights (to the extent not constituting a supporting obligation), in each case, except to the extent perfection can be achieved by filing a UCC-1 financing statement (or, in the case of assets owned by a Discretionary Guarantor that is not a Domestic Person, similar filing under applicable foreign Law, or automatically without filing);
(i)any lease, license or other agreement or any property subject to a purchase money security interest, obligation in respect of any Capitalized Lease, sale-leaseback obligation or similar arrangement, in each case, permitted (or not prohibited) under the Loan Documents and to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or similar arrangement or create a right of termination or consent in favor of any other party thereto (other than Holdings or any Subsidiary of Holdings);
(j)any deposit account, securities account and/or similar account (including any securities entitlement), escrow, fiduciary and/or trust account, payroll account, employee wage account, benefit account, tax account (including, sales tax accounts) and/or any trust account, any cash collateral account, any cash and Cash Equivalents and any funds and other property held or maintained in any such accounts (other than, in each case, proceeds of other Collateral as to which perfection may be accomplished by filing a UCC-1 financing statement, automatically in accordance with the UCC);
(k)assets of a Subsidiary acquired by Holdings or any Restricted Subsidiary that, at the time of the relevant acquisition, is encumbered to secure assumed Indebtedness permitted by the Loan Documents to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such asset from being pledged to secure the Obligations and the relevant prohibition was not implemented in contemplation of the applicable acquisition;
(l)Equity Interests of any Foreign Subsidiary or FSHCO (other than a Foreign Subsidiary or FSHCO that is a Discretionary Guarantor) (i) in excess of 65% of the issued and outstanding voting stock and (ii) representing 100% of the issued and outstanding non-voting stock of such Foreign Subsidiary or FSHCO, as applicable;
(m)any governmental licenses (but not the proceeds thereof) or state or local franchises, charters and/or authorizations the grant or perfection of a security interest in which would require governmental consent, to the extent security interests in such licenses, franchises, charters or authorizations, properties or assets are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC or any other applicable Law and other than proceeds thereof to the extent that the assignment of the same is effective under the UCC or other applicable Law notwithstanding such consent or restriction;

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(n)other assets as to which the Borrower shall reasonably determine in good faith that the costs, burden, difficulty or consequence of obtaining or perfecting a security interest therein (including (i) any mortgage, stamp, intangibles or other tax or expenses relating to such security interest and (ii) any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course) outweigh, or is excessive in light of, the practical benefit to the Lenders of the security afforded thereby (it being understood that the maximum guaranteed or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit to the Lenders of increasing the guaranteed or secured amount is disproportionate to the level of such fee, taxes and duties);
(o)(i) any (A) aircraft, airframes, aircraft engines, helicopters and equipment and/or other assets that are affixed to, or otherwise constitute, such aircraft, airframes, aircraft engines and/or helicopters (including any engines, auxiliary power units, related components or records pertaining thereto) and (B) proceeds of the foregoing (to the extent encumbered by an aircraft lease) and (ii) any lease, license or other agreement pertaining to the assets described in the foregoing clause (i)(A) that is permitted (or not prohibited) under the Loan Documents and to the extent that a grant of a security interest therein would violate or invalidate such lease, license or other agreement or create a right of termination or consent in favor of any other party thereto (other than Holdings or any Subsidiary of Holdings); and
(p)any asset subject to a Receivables Facility.
“Excluded Party” has the meaning specified in the definition of “Disqualified Institution”.
“Excluded Subsidiary” means:
(q)any Restricted Subsidiary that (i) is not a Wholly-Owned Subsidiary of the Borrower and (ii) is a Subsidiary of any Person described in clause (i);
(r)any Immaterial Subsidiary;
(s)any Restricted Subsidiary that (i) is prohibited or restricted from providing a Guaranty by (A) any Law or (B) any Contractual Obligation that exists on the Closing Date or at the time such Restricted Subsidiary becomes a Subsidiary (which Contractual Obligation was not entered into in contemplation of the acquisition of such Restricted Subsidiary (including pursuant to assumed Indebtedness permitted or not prohibited by this Agreement)) or (ii) would require a governmental (including regulatory) or third party consent, approval, license or authorization (including any regulatory consent, approval, license or authorization) to provide a Guaranty (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles) that is, in the case of a third party consent, approval, license or authorization, required on the Closing Date or at the time such Restricted Subsidiary becomes a Restricted Subsidiary, unless such consent, approval, license or authorization has been obtained (it being understood and agreed that none of Holdings, the Borrower and/or any of their respective subsidiaries shall have any obligation to obtain (or seek to obtain) any such consent, approval, license or authorization);
(t)any not-for-profit Subsidiary;
(u)any Captive Insurance Subsidiary;
(v)any Receivables Subsidiary;
(w)any Foreign Subsidiary;
(x)any broker-dealer Subsidiary;
(y)any Domestic Subsidiary that (i) is a FSHCO or (ii) is a direct or indirect subsidiary of any Foreign Subsidiary or FSHCO;
(z)any Unrestricted Subsidiary;

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(aa)any Restricted Subsidiary acquired by the Borrower or any Restricted Subsidiary that, at the time of the relevant acquisition, is an obligor in respect of assumed Indebtedness permitted by Section 7.03 to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such subsidiary from providing a Guaranty (which prohibition was not implemented in contemplation of such Restricted Subsidiary becoming a subsidiary in order to avoid the requirement of providing a Guaranty);
(ab)solely in the case of any Secured Hedging Obligation that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act, any Subsidiary of the Borrower that is not an “eligible contract participant” as defined under the Commodity Exchange Act and the regulations thereunder; and
(ac)any other Restricted Subsidiary with respect to which the burden or cost of providing a Guaranty outweighs, or would be excessive in light of, the practical benefits afforded to the Lenders thereby as determined by the Borrower in good faith in consultation with the Administrative Agent.
“Excluded Swap Obligation” means with respect to any Guarantor (a) any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Party and swap counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.09) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any withholding Taxes imposed pursuant to FATCA.
“Excluded Unrestricted Subsidiary” has the meaning specified in Section 6.15.
“Extended Revolving Credit Commitment” has the meaning specified in Section 2.18(a)(i).
“Extended Revolving Credit Loans” has the meaning specified in Section 2.18(a)(i).
“Extended Term Loans” has the meaning specified in Section 2.18(a)(ii).
“Extension” has the meaning specified in Section 2.18(a).
“Extension Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Lender that agrees to an Extension and (d) to the extent relating to the Revolving Credit Commitments, the L/C Issuer and the Swing Line Lender, in accordance with Section 2.18.
“Extension Offer” has the meaning specified in Section 2.18(a).

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“Facility” means each Term Facility or each Revolving Credit Facility, as the context may require.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements implementing any of the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention implementing any of the foregoing.
“FCPA” has the meaning specified in Section 5.08(b).
“Federal Funds Rate” means, for any day, the rate per annum calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided, that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letter” means that certain Fee Letter, dated as of June 28, 2021, among the Parent, the Administrative Agent and the Arranger.
“Financial Covenant Standstill” has the meaning specified in Section 8.01(b).
“Financial Model” means the model most recently made available by the Borrower to the Arranger prior to June 28, 2021.
“FinLLC” has the meaning specified in the introductory paragraph to this Agreement.
“FinLLC Merger” has the meaning specified in the recitals hereto.
“First Lien Debt” means (a) the Initial Term Loans and the Initial Revolving Credit Loans and (b) any other Indebtedness (other than any such Indebtedness among Holdings, the Borrower and/or any of their respective Subsidiaries) that is secured by a Lien on the Collateral that is pari passu with the Lien securing the Initial Term Loans and the Initial Revolving Credit Loans.
“First Lien Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt that is First Lien Debt to (b) Consolidated EBITDA as of the last day of the most recently ended Test Period, in each case, of the Borrower and the Restricted Subsidiaries on a consolidated basis.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means each fiscal year of the Borrower ending on December 31 of each calendar year.
“Fixed Amount” has the meaning specified in Section 1.08(c).
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Recipient that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Recipient that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“FSHCO” means (a) any direct or indirect Domestic Subsidiary that has no material assets other than the equity and/or debt of one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code and (b) any direct or indirect Domestic Subsidiary that has no material assets other than the equity and/or debt of one or more Persons of the type described in the immediately preceding clause (a).

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“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit.
“GAAP” means generally accepted accounting principles in the United States that are in effect and applicable to the circumstances as of the date of determination in respect of which reference to GAAP is made.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee or any successor or similar authority to any of the foregoing).
“Granting Lender” has the meaning specified in Section 11.07(i).
“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets or other transactions permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Obligations” means (a) in respect of the Guarantee by the Borrower set forth in Article 10 of this Agreement, (i) all Secured Hedging Obligations of each other Loan Party and (ii) all Cash Management Obligations of each other Loan Party and (b) in respect of the Guarantee of Holdings and any Subsidiary Guarantor set forth in Article 10 of this Agreement or in any other guaranty or guaranty supplement delivered pursuant to Section 6.13, all Secured Obligations of each other Loan Party, now or hereafter existing (including any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, fees, indemnities, contract causes of action, costs, expenses or otherwise. Notwithstanding the foregoing, the Guaranteed Obligations of any Guarantor shall not include any Excluded Swap Obligations of such Guarantor.
“Guarantors” means, collectively, (i) Holdings, (ii) the Borrower and (iii) each Subsidiary Guarantor. The Borrower shall be considered a Guarantor hereunder solely with respect to its Guaranteed Obligations under Article 10.
“Guaranty” means, collectively, the Guarantee by Holdings and each Subsidiary Guarantor set forth in Article 10 of this Agreement together with any other guaranty or guaranty supplement delivered pursuant to Section 6.13 as well as the Guarantee provided by the Borrower solely with respect to its Guaranteed Obligations under Article 10.
“Guaranty Supplement” has the meaning specified in Section 10.09.

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“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law as hazardous, toxic, pollutants or contaminants or words of similar meaning or effect.
“Hedge Bank” means any Person, in its capacity as a counterparty to a Swap Contract, that is, at the time that it enters into a Swap Contract with any Restricted Subsidiary, (a) the Administrative Agent, an Arranger, a Lender, L/C Issuer or Swing Line Lender or an Affiliate of the Administrative Agent, an Arranger, a Lender, L/C Issuer or Swing Line Lender, regardless of whether such Person subsequently ceases to be the Administrative Agent, an Arranger, a Lender, L/C Issuer or Swing Line Lender or an Affiliate of the Administrative Agent, an Arranger, a Lender, L/C Issuer or Swing Line Lender and/or (b) designated by the Borrower to the Administrative Agent in writing as a “Hedge Bank”; provided, that any such Person designated in accordance with clause (b) shall be reasonably acceptable to the Administrative Agent, it being understood that each such provider shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 9, Section 11.16 and Section 11.17 and any applicable Acceptable Intercreditor Agreement as if it were a Lender.
“Holdings” has the meaning set forth in the introductory paragraph to this Agreement and shall, for the avoidance of doubt, include any Successor Holdings.
“Holdings Operating Agreement” means that certain Fifth Amended and Restated Limited Liability Company Operating Agreement, dated as of the Closing Date.
“Honor Date” has the meaning specified in Section 2.04(c)(i).
“Identified Disqualified Institution” has the meaning specified in Section 11.09(d).
“Immaterial Subsidiary” means, as of any date, any Subsidiary of the Borrower the contribution to (a) Consolidated EBITDA of which does not exceed (i) 5.0% of Consolidated EBITDA as of the last day of the most recently Test Period and (ii) when taken together with the contribution to Consolidated EBITDA of all other Subsidiaries that are Immaterial Subsidiaries, 10.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period and (b) Consolidated Total Assets of which does not exceed (i) 5.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period and (ii) when taken together with the contribution to Consolidated Total Assets of all other Subsidiaries that are Immaterial Subsidiaries, 10.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period; provided, that, at all times prior to the first delivery of financial statements pursuant to Section 6.01(a) or (b), this definition shall be applied based on the pro forma consolidated financial statements delivered pursuant to Section 4.01.
“Incremental Cap” means the sum of:
(ad)(i) the greater of (A) $97,500,000 and (B) 75.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period, minus (ii) the aggregate outstanding principal amount of any Incremental Facility and/or Incremental Equivalent Debt previously incurred or issued in reliance on this clause (a), plus
(ae)(i) in the case of any Incremental Facility or Incremental Equivalent Debt that effectively extends the maturity of any Tranche of the existing Term Loans or Revolving Credit Commitments, an amount equal to such Term Loan or Revolving Credit Commitment replaced with such Incremental Facility or Incremental Equivalent Debt, as applicable, and (ii) in the case of any Incremental Facility or Incremental Equivalent Debt that effectively replaces any Revolving Credit Commitment terminated under Section 3.09 or Section 11.01(b)(v), an amount equal to the portion of the relevant terminated Revolving Credit Commitments, plus
(af)the amount of any voluntary prepayments of the Term Loans, Incremental Equivalent Debt or any permanent reduction of the Revolving Credit Commitments or revolving commitments with respect to Incremental Equivalent Debt (to the extent not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness)), plus

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(ag)an unlimited amount so long as, after giving effect to the relevant Incremental Facility or the relevant:
(i)if such Incremental Facility or Incremental Equivalent Debt constitutes First Lien Debt, the First Lien Leverage Ratio does not exceed 2.95:1.00 as of the last day of the most recently ended Test Period,
(ii)if such Incremental Facility or Incremental Equivalent Debt constitutes Junior Lien Debt, the Secured Leverage Ratio does not exceed 3.70:1.00 as of the last day of the most recently ended Test Period, or
(iii)if such Incremental Facility or Incremental Equivalent Debt is unsecured, at the election of the Borrower the Total Leverage Ratio does not exceed 3.95:1.00 as of the last day of the most recently ended Test Period;
provided, that for purposes of calculating such First Lien Leverage Ratio, Secured Leverage Ratio or Total Leverage Ratio under this clause (d) (x) the cash proceeds from any such Incremental Facility or Incremental Equivalent Debt shall not be netted from Indebtedness and (y) any Revolving Credit Commitments then being incurred or established shall be assumed to be fully drawn (this clause (d), the “Incremental Incurrence-Based Component”).
For purposes of any determination under the Incremental Cap, it is understood and agreed (1) any Incremental Facility and/or any Incremental Equivalent Debt may be incurred under one or more of clauses (a) through (d) of this definition as selected by the Borrower in its sole discretion; provided, that unless the Borrower elects otherwise, any such Incremental Facility and/or Incremental Equivalent Debt will be deemed to have been incurred first under the Incremental Incurrence-Based Component, to the maximum extent permitted thereunder and (2) if any Incremental Facility and/or Incremental Equivalent Debt is intended to be incurred or implemented in reliance on the Incremental Incurrence-Based Component, such Incremental Facility or Incremental Equivalent Debt (or the relevant portion thereof) shall be deemed to have been incurred in reliance on clause (d) prior to the utilization of any amount available under clauses (a), (b) or (c).
“Incremental Commitments Effective Date” has the meaning specified in Section 2.16(g).
“Incremental Equivalent Debt” means Indebtedness in the form of pari passu senior secured or unsecured notes or loans and/or junior secured or unsecured notes or loans and/or, in each case commitments in respect of any of the foregoing; provided, that:
(a)the aggregate outstanding principal amount thereof shall not exceed the Incremental Cap (as in effect at the time of determination, including giving effect to any reclassification on or prior to such date of determination);
(b)the Weighted Average Life to Maturity applicable to such notes or loans (other than Customary Bridge Loans, Customary Term A Loans and/or revolving Indebtedness) is no shorter than the Weighted Average Life to Maturity of the then existing Term Loans; provided, that the Borrower may incur Incremental Equivalent Debt with a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans in an aggregate outstanding principal amount not to exceed the then available Inside Maturity Amount;
(c)the final maturity date with respect to such notes or loans (other than Customary Bridge Loans, Customary Term A Loans and/or revolving Indebtedness) is no earlier than the Latest Term Loan Maturity Date on the date of the issuance or incurrence, as applicable, thereof; provided, that the Borrower may incur Incremental Equivalent Debt with a final maturity date earlier than the relevant Latest Term Loan Maturity Date in an aggregate outstanding principal amount not to exceed the then available Inside Maturity Amount;
(d)subject to clauses (b) and (c), such Indebtedness may otherwise have an amortization schedule as determined by the Borrower and the lenders providing such Incremental Equivalent Debt;
(e)the currency, pricing (including any “MFN” or other pricing terms), interest rate margins, rate floors, fees, premiums (including prepayment premiums), funding discounts and the maturity and amortization

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schedule applicable to any Incremental Equivalent Debt shall be determined by the Borrower and the lender or lenders providing such Incremental Equivalent Debt; provided that, with respect to any Incremental Equivalent Debt that constitutes MFN Indebtedness, the Initial Term Loans shall benefit from the MFN Provision;
(f)such Incremental Equivalent Debt will be documented pursuant to separate documentation from the credit agreement governing the Facilities;
(g)if such Indebtedness is (i) secured by the Collateral on a pari passu basis with the Secured Obligations that constitute First Lien Debt, (ii) secured by the Collateral on a junior basis as compared to the Secured Obligations that constitute First Lien Debt or (iii) subordinated to the Obligations in right of payment, then the holders of such Indebtedness (or a representative thereof) shall be party to an Acceptable Intercreditor Agreement; and
(h)no such Indebtedness may be (A) issued or guaranteed by any Subsidiary of the Borrower which is not a Loan Party (it being understood and agreed that the obligations of any Person with respect to any Escrow arrangement into which the proceeds of such Indebtedness are deposited shall not constitute a guarantee by any subsidiary that is not a Loan Party) or (B) secured by any asset of any Subsidiary that does not constitute Collateral; it being understood that any such Indebtedness that is funded into Escrow pursuant to customary (in the good faith determination of the Borrower) escrow arrangements may be secured by the applicable funds and related assets held in Escrow (and the proceeds thereof) until the date on which such funds are released from Escrow.
“Incremental Facility” has the meaning specified in Section 2.16(a).
“Incremental Facility Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.16) and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto and in accordance with Section 2.16.
“Incremental Incurrence-Based Component” has the meaning specified in the definition of “Incremental Cap”.
“Incremental Revolving Credit Commitments” has the meaning specified in Section 2.16(c).
“Incremental Term Loans” has the meaning specified in Section 2.16(b).
“Incurrence-Based Amount” has the meaning specified in Section 1.08(c).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(i)all obligations of such Person for borrowed money;
(j)all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments or agreements to the extent the same would appear as a liability on a balance sheet (excluding footnotes thereto) of such Person in accordance with GAAP;
(k)the maximum available amount of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;
(l)net obligations of such Person under Swap Contracts (with the amount of such net obligations being deemed to be the aggregate Swap Termination Value thereof as of such date);
(m)all obligations of such Person to pay the deferred purchase price of property or services (other than (w) accrued expenses and trade accounts payable in the ordinary course of business, (x) any earn-out obligation or purchase price adjustment until such obligation (A) becomes a liability on the statement of financial position or balance sheet (excluding the footnotes thereto) in accordance with GAAP and (B) has not

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been paid within 30 days after becoming due and payable, (y) any earn-out obligation that appears in the liabilities section of the balance sheet of such Person to the extent (A) such Person is indemnified for the payment thereof by a solvent Person (as determined by the Borrower in good faith) or (B) amounts to be applied to the payment therefor are in escrow and (z) liabilities associated with customer prepayments and deposits) which purchase price is (i) due more than six months from the date of the incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument;
(n)any monetary obligation of any other Person (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(o)all Attributable Indebtedness;
(p)all obligations of such Person in respect of Disqualified Equity Interests; and
(q)all Guarantees of such Person in respect of the obligations under any of the foregoing clauses of other Persons.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) to the extent such Person would be liable therefor under applicable Law or any agreement or instrument by virtue of such Person’s ownership interest in such Person, (A) except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and (B) only to the extent the relevant Indebtedness is of the type that would be included in the calculation of Consolidated Total Debt. The amount of Indebtedness of any Person for purposes of clause (f) above shall be deemed to be equal to the lesser of (x) the aggregate unpaid principal amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.
For all purposes hereof, the Indebtedness of any Person shall exclude (i) intercompany loans and/or advances arising from cash management, tax and accounting operations, (ii) intercompany loans and/or advances made in the ordinary course of business that have a term that does not exceed 364 days, (iii) obligations incurred in connection with the consummation of any transaction solely to the extent the proceeds thereof are and continue to be held in an escrow, trust, collateral or similar account or arrangement (collectively, an “Escrow”) and are not otherwise made available to such Person, (iv) prepaid or deferred revenue and (v) obligations that constitute “Indebtedness” solely by virtue of a pledge of an Investment (without an accompanying guaranty) in any Unrestricted Subsidiary.
For all purposes hereof, the Indebtedness of any Person shall be calculated without giving effect to the effects of Accounting Standards Codification Topic 815 or Statement of Financial Accounting Standards No. 133, as applicable, and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this paragraph shall not be deemed an incurrence of Indebtedness hereunder).
“Indemnified Liabilities” has the meaning specified in Section 11.05.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 11.05.
“Information” has the meaning specified in Section 11.09.
“Initial Lenders” means the Arranger and the affiliates of the Arranger who are party to this Agreement as Lenders on the Closing Date.

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“Initial Revolver Maturity Date” means the date that is five years after the Closing Date.
“Initial Revolving Credit Commitment” means, as to each Initial Revolving Credit Lender, its obligation to make Initial Revolving Credit Loans to the Borrower pursuant to Section 2.01(b) (and purchase participations in L/C Obligations and Swing Line Loans), in an aggregate principal at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name under the caption “Initial Revolving Credit Commitment” on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, and as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Initial Revolving Credit Commitments of all Initial Revolving Credit Lenders is $50,000,000 on the Closing Date.
“Initial Revolving Credit Lender” means, at any time, any Person that has an Initial Revolving Credit Commitment and/or Initial Revolving Credit Loan at such time.
“Initial Revolving Credit Loan” means a loan made pursuant to the Initial Revolving Credit Commitment.
“Initial Revolving Outstandings” means, with respect to any Initial Revolving Credit Lender at any time, the sum of the aggregate Outstanding Amount of such Lender’s Initial Revolving Credit Loans plus its Pro Rata Share of the Outstanding Amount of the L/C Obligations plus its Swing Line Obligations attributable to its Initial Revolving Credit Commitments.
“Initial Term Lender” means any Person with an Initial Term Loan Commitment or an outstanding Initial Term Loan.
“Initial Term Loan Commitment” means, as to any Person, the obligation of such Person to make Initial Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the Dollar amount set forth opposite such Person’s name on Schedule 2.01 under the caption “Initial Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Person becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of Initial Term Loan Commitments on the Closing Date is $400,000,000.
“Initial Term Loan Maturity Date” means the date that is five years and six months after the Closing Date.
“Initial Term Loans” has the meaning specified in Section 2.01(a).
“Inside Maturity Amount” means (a) the greater of (A) $65,000,000 and (B) 50.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period minus (b) the aggregate outstanding principal amount of Indebtedness incurred in reliance on (i) Section 2.16, (ii) Section 2.19, (iii) Section 7.03(aa) and/or (vi) Section 7.03(cc) that, in each case under this clause (b), (A) consists of debt for borrowed money that is incurred by a Loan Party, (B)(1) has a maturity date that is earlier than the Latest Term Loan Maturity Date and/or (2) has a Weighted Average Life to Maturity that is shorter than the remaining Weighted Average Life to Maturity of any then-existing tranche of Term Loans (without giving effect to any prepayment thereof) and (C) is incurred in reliance on the Inside Maturity Amount.
“Intellectual Property Security Agreement” means any agreement executed on or after the Closing Date confirming or effecting the grant of any Lien on IP Rights owned (or, in the case of exclusive copyright licenses, licensed) by any Loan Party that constitute Collateral to the Administrative Agent, for the benefit of the Secured Parties, required in accordance with this Agreement and the Security Agreement, including an Intellectual Property Security Agreement substantially in the form of Exhibit J.
“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date applicable to such Loan; provided, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any ABR Loan or any SONIA Loan, each Scheduled Payment Date and the Maturity Date applicable to such Loan.
“Interest Period” means as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan, as applicable, and ending on the

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date that is one month, three months or six months thereafter, as selected by the Borrower in its Loan Notice or such other period as agreed by the Borrower and all applicable Lenders and the Administrative Agent; provided, that:
(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
(ii)    any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)    no Interest Period shall extend beyond the Maturity Date applicable to such Loan.
“Investment” means, as to any Person (a) the purchase or other acquisition for consideration of Equity Interests or debt or other securities of another Person, (b) a loan, advance (in each case, other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of the Borrower, any Restricted Subsidiary, or any Parent Company for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution to, or Guarantee of Indebtedness of, another Person, in each case, in exchange for consideration or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For all purposes of this Agreement, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but giving effect to (i) any repayment of principal and/or interest in the case of any Investment in the form of a loan or other debt instrument and (ii) any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment). It is understood and agreed that the term “Investment” shall exclude (A) intercompany advances arising from cash management, tax and accounting operations and (B) intercompany loans, advances or Indebtedness made in the ordinary course of business that have a term that does not exceed 364 days.
“Investors” means (a) the Sponsors, (b) the Management Investors, (c) Cannae Holdings, Inc., a Delaware corporation, and (d) other direct or indirect investors in the Borrower that rolled over their Equity Interests on the Closing Date.
“IP Rights” has the meaning specified in Section 5.07.
“IP Separation and Relicense Transaction” means (a) any Disposition by any Loan Party or any Protected Entity of any Material Intellectual Property to any Unrestricted Subsidiary (other than any bona fide operational joint venture established for legitimate business purposes) and/or (b) any Investment by any Loan Party or any Protected Entity in the form of a contribution of Material Intellectual Property to any Unrestricted Subsidiary (other than any bona fide operational joint venture established for legitimate business purposes), in each case, which Material Intellectual Property is, following the consummation of such Investment licensed by the Borrower and/or any Restricted Subsidiary from the recipient of such Material Intellectual Property for use by the Borrower and/or such Restricted Subsidiary in the ordinary course of business (other than pursuant to a bona fide “transition service” or similar arrangement or in the same manner as other customers, suppliers or commercial partners of the relevant transferee generally).
“IRS” means the United States Internal Revenue Service.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Junior Indebtedness” means any Indebtedness described in clause (a) of the definition of “Indebtedness” (other than such Indebtedness among Holdings, the Borrower or any of their respective

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Subsidiaries) of any Loan Party that (i) is contractually subordinated in right of payment to the Obligations and (ii) has an individual outstanding principal amount in excess of the Threshold Amount.
“Junior Lien Debt” any Indebtedness (other than Indebtedness among Holdings, the Borrower and/or any of their respective subsidiaries) that is secured by a Lien on the Collateral that is expressly junior or subordinated to the Lien on the Collateral securing the Initial Term Loans and the Initial Revolving Credit Loans.
“Latest Maturity Date” means the later of the Latest Term Loan Maturity Date and the Latest Revolver Maturity Date.
“Latest Revolver Maturity Date” means, as at any date, the latest to occur of (a) the Initial Revolver Maturity Date and (b) the latest termination date in respect of any outstanding Additional Revolving Credit Commitments.
“Latest Term Loan Maturity Date” means, as at any date, the latest to occur of (a) the Initial Term Loan Maturity Date and (b) the latest maturity date in respect of any Additional Term Loan.
“Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Commitment” means, as to any L/C Issuer, its commitment to issue Letters of Credit, and to amend, increase or extend Letters of Credit previously issued by it, pursuant to Section 2.04, in an aggregate available amount of Letters of Credit issued by such L/C Issuer at any time outstanding not to exceed (a) in the case of any L/C Issuer party hereto, the amount set forth opposite such L/C Issuer’s name on Schedule 2.01 under the heading “L/C Commitments”; and (b) in the case of any Revolving Credit Lender that becomes an L/C Issuer hereunder thereafter, the amount which shall be set forth in the written agreement by which such Revolving Credit Lender shall become an L/C Issuer hereunder, in each case as such commitment may be changed from time to time pursuant to the terms hereof or with the agreement in writing of such L/C Issuer, the Borrower and the Administrative Agent. The aggregate L/C Commitments of all the L/C Issuers shall be less than or equal to the Letter of Credit Sublimit at all times.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal (other than through the operation of any “evergreen” provision) or increase of the amount thereof.
“L/C Disbursement” has the meaning specified in Section 2.04(c)(i).
“L/C Fee” has the meaning specified in Section 2.04(i).
“L/C Issuer” means Bank of America and any other Revolving Credit Lender (or Affiliate thereof) that agrees in writing with the Borrower and the Administrative Agent to act as an L/C Issuer, in each case in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all outstanding Unreimbursed Amounts.
“L/C Reimbursement Loan” has the meaning specified in Section 2.04(c)(i).
“L/C Support” means, with respect to any Letter of Credit, that (a) such Letter of Credit has been Cash Collateralized in an amount equal to 100% of the face amount of such Letter of Credit, (b) a separate letter of credit has been issued in favor of the L/C Issuer (or its designee) with respect to such Letter of Credit pursuant to arrangements reasonably satisfactory to such L/C Issuer and in an amount equal to 100% of the face amount of the applicable Letter of Credit issued hereunder, (c) such Letter of Credit has been deemed reissued under

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another agreement in a manner reasonably acceptable to the applicable L/C Issuer or (d) other arrangements reasonably acceptable to the relevant L/C Issuer with respect to such Letter of Credit.
“Legal Reservations” means the application of Debtor Relief Laws and general principles of equity.
“Lender Recipient Party” means collectively, the Lenders, the Swing Line Lender and the L/C Issuers.
“Lenders” means the Term Lenders, the Revolving Credit Lenders and any other Person that becomes a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption and, as the context requires, includes each L/C Issuer and the Swing Line Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer and reasonably acceptable to the Borrower.
“Letter of Credit Expiration Date” means the day that is five days prior to the Latest Revolver Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Sublimit” means $15,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“Lien” means any mortgage, pledge, hypothecation, assignment for security, deposit arrangement for security, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing but excluding operating leases), in each case, in the nature of security.
“Loan” means a Term Loan, a Revolving Credit Loan or a Swing Line Loan.
“Loan Documents” means, collectively, (a) this Agreement, (b) the Collateral Documents, (c) the Notes, (d) the Guaranty, (e) any Perfection Certificate, (f) each Incremental Facility Amendment, (g) each Refinancing Amendment, (h) each Extension Amendment, (i) any Acceptable Intercreditor Agreement (if any) to which the Borrower is a party and (j) any other document or instrument designated in writing by the Borrower and the Administrative Agent as a “Loan Document”. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.
“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Term SOFR Loans pursuant to Section 2.02, which, if in writing, shall be substantially in the form of Exhibit A or such other form that is reasonably acceptable to the Administrative Agent and the Borrower, including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent and the Borrower.
“Loan Parties” means, collectively, the Borrower and each Guarantor.
“Make-Whole Amount” means, with respect to any prepayment made prior to the first anniversary of the Closing Date, an amount equal to the present value of the aggregate amount of interest that, but for such prepayment or replacement, would have accrued on the portion of Initial Term Loans being prepaid or replaced during the period from the date of prepayment to but excluding the first anniversary of the Closing Date (excluding accrued but unpaid interest as of the date of such prepayment), calculated (a) using a constant interest rate equal to Term SOFR for an Interest Period of one month as of the date of such prepayment or

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replacement plus the relevant Applicable Margin, in each case, (b) using a discount rate equal to the Treasury Rate plus 0.50%.
“Management Investors” means the current and former officers, directors, managers, employees and members of management of the Borrower, any Parent Company and/or any Subsidiary of the Borrower, any trust, partnership or other bona fide estate-planning vehicle of the foregoing individuals and any other Person Controlled by the foregoing individuals.
“Managing Member” means the managing member of Holdings designated pursuant to the Holdings Operating Agreement.
“Material Adverse Effect” means (a) a material adverse effect on the condition (financial or otherwise), results of operations, business or assets of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, (b) a material and adverse effect on the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (c) a material and adverse effect on the rights and remedies (taken as a whole) of the Administrative Agent and the Lenders, taken as a whole, under the Loan Documents.
“Material Companies” means Holdings, the Borrower and all Restricted Subsidiaries (other than Immaterial Subsidiaries).
“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money owing from any Person other than any Loan Party which is required to be pledged and delivered to the Administrative Agent (or its bailee) pursuant to the Security Agreement.
“Material Intellectual Property” means any intellectual property owned by any Loan Party or any Protected Entity that is, in the good faith determination of the Borrower, material to the operation of the business of the Borrower and its Restricted Subsidiaries, taken as a whole.
“Maturity Date” means (a) with respect to the Initial Term Loans, the Initial Term Loan Maturity Date, (b) with respect to the Initial Revolving Credit Commitments and the Initial Revolving Credit Loans, the Initial Revolver Maturity Date, (c) with respect to any Extended Term Loans, Extended Revolving Credit Commitment and Extended Revolving Credit Loans, the final maturity date as specified in the applicable Extension Amendment, (d) with respect to any Incremental Term Loans or Incremental Revolving Credit Commitments, the final maturity date as specified in the applicable Incremental Facility Amendment, and (e) with respect to any Refinancing Term Loans or Refinancing Revolving Credit Commitments, the final maturity date as specified in the applicable Refinancing Amendment.
“Maximum Rate” has the meaning specified in Section 11.11.
“Merger Sub” has the meaning specified in the recitals hereto.
“Merger Sub Merger” has the meaning specified in the recitals hereto.
“MergerLLC” has the meaning specified in the introductory paragraph to this Agreement.
“MergerLLC Merger” has the meaning specified in the introductory paragraph to this Agreement.
“MFN Indebtedness” means any Indebtedness incurred or implemented in reliance on Sections 2.16, 7.03(z) and/or 7.03(aa) that is:
(r)pari passu with the Initial Term Loans in right of payment and with respect to security;
(s)denominated in Dollars; and
(t)a term loan;
provided, that any individual Indebtedness that would otherwise constitute “MFN Indebtedness” with an initial aggregate principal amount (determined at the time of the incurrence or implementation thereof) not

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in excess of the greater of $65,000,000 and 50.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period shall not constitute MFN Indebtedness.
“MFN Provision” has the meaning specified in Section 2.16(e).
“Midco” has the meaning specified in the introductory paragraph to this Agreement.
“Midco Merger” has the meaning specified in the recitals hereto.
“Minimum Extension Condition” has the meaning set forth in Section 2.18(b).
“MNPI” has the meaning specified in Section 11.07(k).
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan covered by Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Narrative Report” means narrative report discussing the financial condition and results of operations of the Borrower and its Restricted Subsidiaries for the relevant Fiscal Quarter or Fiscal Year, as applicable, in the form customarily prepared by management of the Borrower.
“Net Cash Proceeds” means:
(u)with respect to the Disposition of any asset by any Restricted Company or any Casualty Event, the aggregate proceeds in cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received (x) by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of such Restricted Company and (y) upon the Disposition of any non-cash consideration received by such Restricted Company in any such Disposition at the time of such Disposition), net of:
(i)the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents, Permitted First Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt or any Incremental Equivalent Debt),
(ii)selling costs and the out-of-pocket expenses (including attorneys’ fees, investment banking fees, accountants’ fees, consultant’s fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by such Restricted Company in connection with such Disposition or Casualty Event,
(iii)taxes paid or reasonably estimated to be payable by such Restricted Company or any of the direct or indirect members thereof (including any amounts permitted to be distributed under Section 7.06(k)) and attributable to such Disposition (including, in respect of any proceeds received in connection with a Disposition or Casualty Event of any asset of any Foreign Subsidiary, deductions in respect of withholding taxes that are or would be payable in cash if such funds were repatriated to the United States),
(iv)any cash escrow (until released from escrow to the Restricted Companies) from the sale price for such Disposition,
(v)payments required to be made to holders of minority interests in Restricted Subsidiaries as a result of such Disposition,

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(vi)in the case of any Disposition by any non-Wholly-Owned Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (vi)) that is attributable to any minority interest and not available for distribution to or for the account of the Borrower or a Wholly-Owned Subsidiary as a result thereof,
(vii)any amount used to repay or return any customer deposit required to be repaid or returned as a result of such Disposition, and
(viii)any reserve for adjustment in respect of (A) the sale price of such asset or assets established in accordance with GAAP and (B) any liabilities associated with such asset or assets and retained by such Restricted Company after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction;
provided, that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such proceeds shall exceed $5,000,000 and (y) no proceeds shall constitute Net Cash Proceeds under this clause (a) in any Fiscal Year until the aggregate amount of all such proceeds in such Fiscal Year shall exceed $10,000,000 (and thereafter only proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and
(v)with respect to the incurrence or issuance of any Indebtedness by any Restricted Company, the excess, if any, of (i) the aggregate amount of cash received in connection with such incurrence over (ii) the taxes, investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket fees and expenses and other customary expenses, incurred by such Restricted Company (or, in the case of taxes, any member thereof) in connection with such incurrence or issuance (including any cost associated with the unwinding of any Swap Contract in connection with such Indebtedness) and, in the case of Indebtedness of any Foreign Subsidiary, deductions in respect of withholding taxes that are or would otherwise be payable in cash if such funds were repatriated to the United States).
“Non-ECP Guarantor” means each Guarantor other than a Qualified ECP Guarantor.
“Nonrenewal Notice Date” has the meaning specified in Section 2.04(b)(iii).
“Not Otherwise Applied” means with respect to any issuance of Qualified Equity Interests, that the proceeds of such issuance of Qualified Equity Interest were not applied to consummate any transaction under Article 7 the permissibility of which was conditioned on the receipt of such proceeds.
“Note” means a Term Note or a Revolving Credit Note, as the context may require.
“NYFRB” means the Federal Reserve Bank of New York.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.
“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.
“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or

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organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Applicable Indebtedness” has the meaning specified in Section 2.06(b)(i)(D).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).
“Other Relevant Rate Successor Rate” has the meaning specified in Section 3.03(b).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.09).
“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit as a Revolving Credit Loan Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Loan Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“Overnight Rate” means, for any day, with respect to any amount (a) denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (b) denominated in any Alternate Currency, the Administrative Agent’s customary rate for interbank advances in such Alternate Currency.
“Parent” has the meaning specified in the recitals hereto.
“Parent Company” means any Person of which the Borrower is a direct or indirect Wholly-Owned Subsidiary, it being understood that “Parent Company” shall include the Parent.
“Participant” has the meaning specified in Section 11.07(f).
“Participant Register” has the meaning specified in Section 11.07(g).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute or has any liability.
“Perfection Certificate” means a certificate substantially in the form of Exhibit K or such other form that is reasonably acceptable to the Administrative Agent and the Borrower.
“Perfection Requirements” means (a) with respect to any Loan Party (other than any Discretionary Guarantor that is a not a Domestic Person), the filing of appropriate financing statements under the UCC with the office of the Secretary of State or other appropriate office of the state of organization of each Loan Party,

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the filing of Intellectual Property Security Agreements or other appropriate instruments or notices with the USPTO and the U.S. Copyright Office (in each case, solely as required under applicable Law), and the delivery to the Administrative Agent of, solely to the extent the same constitutes Collateral, any equity certificate or Material Debt Instrument, together with instruments of transfer executed in blank and (b) with respect to any Discretionary Guarantor that is a not a Domestic Person, any recording, filing, registration, notification or other action required to be taken in the applicable jurisdiction, in each case of the foregoing clauses (a) and (b), to the extent required by the applicable Loan Documents.
“Permitted Acquisition” means any acquisition made by the Borrower or any of its Restricted Subsidiaries, whether by purchase, merger or otherwise, of (a) all or substantially all of the assets, or any business unit, line of business or division of, any Person or (b) of a majority of the outstanding Equity Interests of any Person, but in any event, including any Investment in (x) any Restricted Subsidiary the effect of which is to increase the Borrower’s or any Restricted Subsidiary’s equity ownership in such Restricted Subsidiary or (y) any joint venture for the purpose of increasing the Borrower’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture, in each case if (1) such Person is or becomes a Restricted Subsidiary or (2) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys all or a substantial portion of its assets (or such business unit, line of business or division) to, or is liquidated into, the Borrower and/or any Restricted Subsidiary as a result of such transaction.
“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) with respect to the Parent’s common equity that is purchased by the Parent in connection with the issuance of any Convertible Indebtedness; provided, that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Parent from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Parent from the Convertible Indebtedness issued in connection with such Permitted Bond Hedge Transaction.
“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower or any other Loan Party in the form of one or more series of senior secured notes or loans; provided, that (i) such Indebtedness constitutes First Lien Debt and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral and (ii) the holders of such Indebtedness (or their Senior Representative) and the Administrative Agent shall be party to an Acceptable Intercreditor Agreement.
“Permitted Holders” means (a) the Investors and (b) any Person with which one or more Investors form a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (b), the relevant Investors beneficially own more than 50% of the relevant voting Equity Interests beneficially owned by the group.
“Permitted Junior Priority Refinancing Debt” means secured Indebtedness incurred by any Loan Party in the form of one or more series of secured notes or secured loans; provided, that (i) such Indebtedness shall constitute Junior Lien Debt and not be secured by any property or assets of the Borrower or any Subsidiary other than the Collateral and (ii) the holders of any such Indebtedness (or their Senior Representative) and Administrative Agent shall be party to an Acceptable Intercreditor Agreement.
“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by any Loan Party in the form of one or more series of senior or subordinated unsecured notes or loans.
“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) with respect to the Parent’s common equity sold by the Parent substantially concurrently with a related Permitted Bond Hedge Transaction.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) maintained or sponsored by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

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“Platform” has the meaning specified in Section 6.02(d).
“Pounds Sterling” or “£” refers to lawful money of England and Wales.
“Prepayment Asset Sale” means any non-ordinary course Disposition by the Borrower or any Restricted Subsidiary made pursuant to Section 7.05(s).
“Prime Rate” means (a) the rate of interest publicly announced, from time to time, by the Administrative Agent at its principal office in New York City as its “prime rate,” with the understanding that the “prime rate” is one of the Administrative Agent’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as the Administrative Agent may designate or (b) if the Administrative Agent has no “prime rate,” the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the FRB (as reasonably determined by the Administrative Agent).
“Pro Forma Basis” means, for purposes of calculating Consolidated Total Assets, Consolidated EBITDA, the First Lien Leverage Ratio, the Total Leverage Ratio, the Secured Leverage Ratio, and in each case, any component definition thereof, the financial covenant set forth in Section 7.08 that:
(w)in the case of (i) any Disposition of all or substantially all of the Equity Interests of any Restricted Subsidiary or any division and/or product line of the Borrower and/or any Restricted Subsidiary, (ii) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary and/or (iii) the implementation of any Business Optimization Initiative relating to a cost-savings action, income statement items (whether positive or negative and including any expected cost saving) attributable to the property or Person subject to such Specified Transaction, shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made;
(x)in the case of (i) any Permitted Acquisition or other Investment, (ii) any designation of any Unrestricted Subsidiary as a Restricted Subsidiary and/or (iii) any transaction described in clause (i) of the definition of “Specified Transaction”, income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made;
(y)any retirement or repayment of Indebtedness by the Borrower or any of its Subsidiaries that constitutes a Specified Transaction shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made;
(z)any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith that constitutes a Specified Transaction shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided, that, (i) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (ii) interest on any obligation with respect to any Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower in good faith to be the rate of interest implicit in such obligation in accordance with GAAP and (iii) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower;
(aa)the acquisition of any asset included in calculating Consolidated Total Assets (other than the amount cash or Cash Equivalents, which is addressed in clause (f) below), whether pursuant to any Specified Transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into the Borrower or any of its subsidiaries, or the Disposition of any asset included in calculating Consolidated Total

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Assets described in the definition of “Specified Transaction”, shall be deemed to have occurred as of the last day of the applicable Test Period with respect to any test or covenant for which such calculation is being made;
(ab)other than, for the avoidance of doubt, for purposes of Section 7.08(a), Unrestricted Cash shall be calculated as of the date of the consummation of such Specified Transaction after giving pro forma effect thereto, including any application of cash proceeds in connection therewith (other than, for the avoidance of doubt, the cash proceeds of any Indebtedness that is the Specified Transaction for which such a calculation is being made); and
(ac)each other Specified Transaction shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period) with respect to any test or covenant for which such calculation is being made.
It is hereby agreed that in connection with any incurrence of Indebtedness that is a Specified Transaction in respect of which compliance with any specified leverage ratio test is by the terms of this Agreement required to be calculated on a Pro Forma Basis, (x) the proceeds of such Indebtedness shall not be netted from Consolidated Total Debt in the calculation of the applicable leverage ratio test and (y) if such Indebtedness is a revolving facility, such Indebtedness shall be assumed to be fully drawn on the first day of the fiscal period covered thereby for purposes of calculating the applicable leverage ratio test.
“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender (and, if applicable, in the case of Term Loans, the principal amount thereof) under the applicable Class and Tranche at such time and the denominator of which is the amount of the Aggregate Commitments (and, if applicable, in the case of Term Loans, the principal amount thereof) under the applicable Class and Tranche at such time; provided, that in the case of Section 2.17 when a Defaulting Lender shall exist under the Revolving Credit Facility, “Pro Rata Share” shall mean the percentage of the total Revolving Credit Commitments under the applicable Tranche (disregarding any Defaulting Lender’s Revolving Credit Commitment with respect to the applicable Tranche) represented by such Lender’s Revolving Credit Commitment of the applicable Tranche.
“Protected” means Protected.net Group Limited, a private limited company incorporated in England & Wales with registered company number 10161957.
“Protected Entities” means Protected and its Restricted Subsidiaries.
“Protected Holdings” has the meaning specified in the recitals hereto.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Company Costs” means any Charge associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 (and any similar Law) and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, any similar Law), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’, managers’ and/or employees’ compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees (including auditors’ and accountants’ fees), listing fees, filing fees and other costs and/or expenses associated with being a public company.
“Public Lender” has the meaning specified in Section 6.02.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 11.22.

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“Qualified ECP Guarantor” means, in respect of any Swap Obligations, each Loan Party that has assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under §1a(180(A)(v)(II) of the Commodity Exchange Act.
“Qualified Equity Interests” means Equity Interests of Holdings other than Disqualified Equity Interests.
“Ratio Debt” has the meaning set forth in Section 7.03(z).
“Receivables Facility” means any receivables, factoring and/or securitization facility, arrangement or program that is, other than in the case of any factoring arrangement, non-recourse to the Borrower and/or any Restricted Subsidiary that is not a Receivables Subsidiary (except for customary (in the good faith determination of the Borrower) representations, warranties, covenants, performance undertakings, indemnities, guarantees and liens), pursuant to which the Borrower and/or any of its Restricted Subsidiaries sells, contributes, transfers and/or grants a security interest in Receivables Facility Assets to either (A) a person that is not a Restricted Subsidiary or (B) a Receivables Subsidiary that, in turn, pledges, sells or otherwise transfers its Receivables Facility Assets to a Person that is not a Restricted Subsidiary (including any subsidiary of the Borrower).
“Receivables Facility Assets” means accounts receivables, payables or other similar securitization assets (including royalty and other revenue streams or other rights to payment and the proceeds thereof) and/or similar and/or related assets.
“Receivables Subsidiary” means any Subsidiary of the Borrower formed for the purpose of, or that solely engages in, any permitted securitization, receivables facility, receivables financing or Receivables Facility and/or any other receivables arrangement and any other activity reasonably related thereto.
“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) any L/C Issuer, as applicable and (d) the Swing Line Lender, as applicable.
“Refinanced Debt” has the meaning set forth in Section 2.19(a).
“Refinancing Amendment” means an amendment, restatement, amendment and restatement, supplementation or other modification to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Person that agrees to provide any portion of the Refinancing Indebtedness being incurred pursuant thereto and (d) to the extent relating to the Revolving Credit Commitments, the L/C Issuer and the Swing Line Lender, in accordance with Section 2.19.
“Refinancing Facilities” has the meaning specified in Section 2.19(a).
“Refinancing Indebtedness” has the meaning specified in Section 2.19(a).
“Refinancing Revolving Credit Commitments” means revolving credit commitments established pursuant to a Refinancing Amendment.
“Refinancing Revolving Credit Loans” means the revolving credit loans made pursuant to the Refinancing Revolving Credit Commitments.
“Refinancing Revolving Facility” has the meaning specified in Section 2.19.
“Refinancing Revolving Lender” means a Lender with a Refinancing Revolving Credit Commitment or an outstanding Refinancing Revolving Credit Loan.
“Refinancing Term Loan Lender” means a Lender with an outstanding Refinancing Term Loan.

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“Refinancing Term Loans” means term loans that result from a Refinancing Amendment.
“Register” has the meaning specified in Section 11.07(e).
“Rejecting Lender” has the meaning specified in Section 2.06(b)(vi).
“Relevant Rate” means with respect to any Loan or L/C Credit Extension denominated in (a) Pounds Sterling, SONIA, (b) Dollars, Term SOFR and (c) any Alternate Currency other than Pounds Sterling, the relevant Alternate Currency Interest Rate, as applicable.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
“Representative” means, with respect to any Person, any members, partners, directors (or equivalent managers), officers, managers, employees, agents, attorneys, accountants, independent auditors or other experts and advisors of such Person.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Excess Cash Flow Percentage” means, as of any date of determination, (a) if the First Lien Leverage Ratio is greater than 2.45:1.00, 50% (b) if the First Lien Leverage Ratio is less than or equal to 2.45:1.00 and greater than 1.95:1.00 (with such First Lien Leverage Ratio test calculated after giving effect to the applicable prepayment determined at a rate of 50%), 25% and (c) if the First Lien Leverage Ratio is less than or equal to 1.95:1.00, 0% (with such First Lien Leverage Ratio test calculated after giving effect to the applicable prepayment determined at a rate of 25%); it being understood and agreed that, for purposes of this definition as it applies to the determination of the amount of Excess Cash Flow that is required to be applied to prepay the Term Loans under Section 2.06(b)(iii) for any Excess Cash Flow Period, the First Lien Leverage Ratio shall be determined on the scheduled date of prepayment calculated on a Pro Forma Basis after giving pro forma effect to such prepayment.
“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Loan Commitments, if any, and (c) aggregate unused Revolving Credit Commitments, if any; provided, that the unused Term Loan Commitment, unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Required Net Proceeds Percentage” means 100%.
“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders having more than 50% of the sum of the (a) Outstanding Amount of all Revolving Credit Loans and all L/C Obligations (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments, if any; provided, that the unused Revolving Credit Commitment of, and the portion of the Outstanding Amounts held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.
“Required Tranche Lenders” means, as of any date of determination, Lenders of a Tranche (voting as a single class) having more than 50% of the sum of the (a) Outstanding Amount of all Loans under such Tranche, (b) aggregate unused Commitments, if any, under such Tranche and (c) with respect to a Tranche under a Revolving Credit Facility, all L/C Obligations (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) under such Tranche, if any; provided, that the portion of such Outstanding Amounts, L/C Obligations and unused Commitments held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Tranche Lenders.
“Rescindable Amount” has the meaning specified in Section 2.13(b)(i).

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“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, any executive vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party (or any other person duly authorized by a Loan Party to act with respect to the Loan Documents on behalf of such Loan Party) and, as to any document delivered on the Closing Date, secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Amount” has the meaning specified in Section 2.06(b)(v)(D).
“Restricted Companies” means Holdings, the Borrower and the Restricted Subsidiaries, and “Restricted Company” means any of the foregoing.
“Restricted Debt Payment” has the meaning specified in Section 7.09.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) on account of any Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s or any Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof). The amount expended in any Restricted Payment, if other than in cash, will be deemed to be the fair market value of the relevant non-cash assets, as determined in good faith by the Borrower.
“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.
“Revaluation Date” means (a) with respect to any Revolving Credit Loan denominated in an Alternate Currency, each of the following: (i) each date of any Borrowing of such Revolving Credit Loan, (ii) each date of any continuation of such Revolving Credit Loan pursuant to the terms of this Agreement, (iii) the last Business Day of each Fiscal Quarter and (iv) the date of any voluntary reduction of a Revolving Credit Commitment pursuant to Section 2.07(a); and (b) with respect to any Letter of Credit denominated in an Alternate Currency, each of the following: (i) each date of issuance of such a Letter of Credit, (ii) each date of an amendment of such a Letter of Credit that increases the face amount thereof and (iii) the first Business Day of each calendar month.
“Revolver Maturity Date” means with respect to any Tranche of Revolving Credit Commitments, the maturity date applicable thereto.
“Revolver Representation Default” has the meaning specified in Section 8.01(d).
“Revolver Representation Standstill” has the meaning specified in Section 8.01(d).
“Revolving Credit Commitment” means any Initial Revolving Credit Commitment and any Additional Revolving Credit Commitment.
“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Commitments at such time.
“Revolving Credit Lender” means any Initial Revolving Credit Lender and any Additional Revolving Credit Lender.
“Revolving Credit Loan” means any Initial Revolving Credit Loan and any Additional Revolving Credit Loan.
“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered permitted assigns, in substantially the form of Exhibit C-2, evidencing the aggregate

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indebtedness of the Borrower owed to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.
“Revolving Facility Test Condition” means, as of any date of determination, that the aggregate Outstanding Amount of all Revolving Credit Loans (including Swing Line Loans and excluding, for the avoidance of doubt, up to $5,000,000 undrawn Letters of Credit) as of such date exceeds an amount equal to 35% of the Aggregate Revolving Credit Commitments as of such date.
“Revolving Outstandings” means, with respect to any Revolving Credit Lender at any time, the sum of the aggregate Outstanding Amount of such Lender’s Revolving Credit Loans plus its Pro Rata Share, determined for this purpose solely among the Commitments under the Revolving Credit Facility, of the Outstanding Amount of the L/C Obligations plus its Swing Line Obligations.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global, Inc. and any successor thereto.
“Sale and Lease-Back Transaction” means any arrangement providing for the lease by the Borrower and/or any Restricted Subsidiary of any property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary in contemplation of such lease arrangement.
“Same Day Funds” means, with respect to disbursements and payments in Dollars or any Alternate Currency, immediately available funds.
“Sanctions” has the meaning specified in Section 5.08(a).
“Scheduled Expenditures” has the meaning assigned to such term in the definition of “Excess Cash Flow”.
“Scheduled Payment Date” means the last Business Day of each March, June, September and December, commencing with the last Business Day of March 2022.
“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Hedging Obligations” means all obligations (other than Excluded Swap Obligations) of any Loan Party in respect of any Swap Contract entered into with any Hedge Bank for which such Loan Party agrees to provide security and in each case that has been designated to the Administrative Agent in writing by the Borrower as being a Secured Hedging Obligation for purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 9, Section 11.16 and Section 11.17 and any applicable Acceptable Intercreditor Agreement as if it were a Lender.
“Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt that is secured to (b) Consolidated EBITDA as of the last day of the most recently ended Test Period, in each case, of the Borrower and its Restricted Subsidiaries on a consolidated basis.
“Secured Obligations” means the Obligations, the Secured Hedging Obligations and the Cash Management Obligations.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each L/C Issuer, the Swing Line Lender, the Hedge Banks, the Cash Management Banks and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.02.
“Security Agreement” means that certain Security Agreement, dated as of the date hereof, among the Loan Parties and the Administrative Agent, substantially in the form of Exhibit G.
“Security Agreement Supplement” has the meaning specified in the Security Agreement.

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“Senior Representative” means, with respect to any series of Permitted First Priority Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or other agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
“Similar Business” means any Person the majority of the revenues of which are derived from a business that would be permitted by Section 6.17.
“SOFR” means the Secured Overnight Financing Rate as administered by the NYFRB (or a successor administrator).
“SOFR Adjustment” means (x) with respect to Daily Simple SOFR, 0.15%, and (y) with respect to Term SOFR, 0.10% for an Interest Period of one-month’s duration, 0.15% for an Interest Period of three-months’ duration, and 0.25% for an Interest Period of six-months’ duration.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the sum of the debt (including contingent liabilities) of such Person and its Restricted Subsidiaries, taken as a whole, does not exceed the fair value of the assets (on a going concern basis) of such Person and its Restricted Subsidiaries, taken as a whole, (b) the capital of such Person and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Restricted Subsidiaries, taken as a whole, contemplated as of such date of determination and (c) such Person and its Restricted Subsidiaries, taken as a whole, does not intend to incur, or believe that it will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in accordance with their terms. For purposes of this definition, (x) it is assumed that the indebtedness and other obligations under this Agreement will come due at their respective maturities and (y) the amount of contingent liabilities at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SONIA” means, with respect to any applicable determination date the greater of (a) the sum of (i) the Sterling Overnight Index Average Reference Rate published on the applicable Reuters screen page on the fifth Business Day preceding such date (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) and (ii) the Sonia Adjustment and (b) 0.00%; provided, that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.
“SONIA Adjustment” means, with respect to SONIA, 0.1193% per annum.
“SPC” has the meaning specified in Section 11.07(i).
“Specified Acquisition Agreement Representations” means the representations and warranties made by, or on behalf of, the Targets, their respective Subsidiaries or their respective businesses in the Acquisition Agreement as are material to the interests of the Lenders in their capacity as such, but only to the extent that the Parent (or its applicable Affiliate) has the right to terminate its (or such Affiliate’s) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties in the Acquisition Agreement.
“Specified Equity Contribution” has the meaning specified in Section 7.08(b).
“Specified Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness (for purposes of this definition only, “Refinancing Indebtedness”) of such Person; provided, that:
(ad)the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended (for purposes of this definition only, “Refinanced Indebtedness”) except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with the incurrence of such Refinancing Indebtedness and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to Section 7.03,

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(ae)if the Refinanced Indebtedness is subordinated in right of payment to the Obligations, such Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Indebtedness, taken as a whole, or pursuant to an Acceptable Intercreditor Agreement, and
(af)such Refinancing Indebtedness is incurred by the Person who is the obligor (or another of the Restricted Companies, at the election of the Borrower; provided, that if the obligor is a Loan Party, such other Restricted Company must also be a Loan Party) on the Refinanced Indebtedness.
“Specified Representations” means the representations and warranties set forth in Section 5.01(a)(i) (as it relates to organizational existence of the Loan Parties), Section 5.01(b)(ii) (as it relates to the due authorization, execution, delivery and performance of the Loan Documents), Section 5.02(b) (as it relates to the due authorization, execution, delivery and performance of the Loan Documents), Section 5.02(c)(i) (as it relates to execution, delivery and performance by the Loan Parties of the applicable Loan Documents, the incurrence of Indebtedness thereunder and the granting of guarantees and security interests in respect thereof), Section 5.04, Section 5.08 (solely as it relates to the use of proceeds in violation of the FCPA, OFAC or the USA Patriot Act), Section 5.12, Section 5.14 and Section 5.15 (as it relates the creation, validity and perfection of security interests in the Collateral securing the Secured Obligations).
“Specified Responsible Officer” means the chief executive officer, president, chief operating officer, chief financial officer, treasurer, chief accounting officer or general counsel of the Borrower.
“Specified Subsidiary” has the meaning specified in Section 2.06(b)(v)(A).
“Specified Transaction” means:
(ag)the Transactions,
(ah)any Permitted Acquisition or any other acquisition or similar Investment, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Equity Interests of any Person (and, in any event, including any Investment in (i) any Restricted Subsidiary the effect of which is to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (ii) any joint venture for the purpose of increasing the Borrower’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture), in each case that is permitted by this Agreement,
(ai)any Restricted Payment,
(aj)the implementation of any Business Optimization Initiative,
(ak)the designation of any Restricted Subsidiary as an Unrestricted Subsidiary or Unrestricted Subsidiary as a Restricted Subsidiary,
(al)the incurrence or repayment of Indebtedness (other than fluctuation in revolving Indebtedness incurred for working capital purposes),
(am)any Disposition of all or substantially all of the assets or Equity Interests of any Subsidiary (or any business unit, line of business or division of the Borrower and its Restricted Subsidiaries) not prohibited by this Agreement,
(an)any capital contribution in respect of Qualified Equity Interests or any issuance of Qualified Equity Interests,
(ao)[reserved], and
(ap)any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

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“Sponsors” means, collectively, Trasimene Trebia, L.P., a Delaware limited partnership and BGPT Trebia LP, a Cayman Islands exempted partners and, in each case, each of its Controlled Affiliates and any fund that is managed or advised by it or any of its Controlled Affiliates.
“Spot Rate” means, for any currency, on any Revaluation Date or other relevant date of determination, the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date that is two Business Days prior to the date as of which the foreign exchange computation is made; provided, that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency.
“Standstills” means collectively, the Financial Covenant Standstill and the Revolver Representation Standstill.
“Subject Indebtedness” has the meaning specified in Section 1.08(d)(iii).
“Subject Loans” has the meaning specified in Section 2.06(b)(i)(A).
“Subject Person” has the meaning specified in the definition of “Consolidated Net Income”.
“Subject Proceeds” has the meaning specified in Section 2.06(b)(i)(A).
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Subsidiary Guarantor” means (a) on the Closing Date each subsidiary of the Borrower (other than any such subsidiary that is an Excluded Subsidiary on the Closing Date) and (b) thereafter, each subsidiary of the Borrower that becomes a Guarantor of the Secured Obligations pursuant to the terms of this Agreement, in each case, until such time as the relevant subsidiary is released from its obligations under the Guaranty in accordance with the terms and provisions hereof.
“Successor Borrower” has the meaning specified in Section 7.04.
“Successor Holdings” has the meaning specified in Section 7.10.
“Successor Rate” has the meaning specified in Section 3.03(b).
“Supported QFC” has the meaning assigned to it in Section 11.22.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward contracts, futures contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase agreements, sell buy backs and buy sell back agreements, and securities lending and borrowing agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement or related schedules, including any such obligations or liabilities arising therefrom.

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“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.05.
“Swing Line Facility” means the revolving credit sub-facility made available by the Swing Line Lender pursuant to Section 2.05.
“Swing Line Lender” means Bank of America, in its capacity as lender of Swing Line Loans hereunder, or any successor swing line lender hereunder; provided, that such successor swing line lender is a Revolving Credit Lender.
“Swing Line Loan” has the meaning specified in Section 2.05(a).
“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.05(b), which, if in writing, shall be substantially in the form of Exhibit B or such other form that is reasonably acceptable to the Administrative Agent and the Borrower, including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent and the Borrower.
“Swing Line Obligations” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Obligations of any Lender at any time shall be the sum of (a) its Pro Rata Share, determined for this purpose solely among the Commitments under the Revolving Credit Facility, of the total Swing Line Obligations at such time related to Swing Line Loans other than any Swing Line Loans made by such Lender in its capacity as a Swing Line Lender and (b) if such Lender shall be a Swing Line Lender, the aggregate principal amount of all Swing Line Loans made by such Lender outstanding at such time (to the extent that the other Lenders shall not have funded their participations in such Swing Line Loans).
“Swing Line Sublimit” means an amount equal to $15,000,000. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“Targets” has the meaning specified in the recitals hereto.
“Tax Distribution Amount” for a member for an estimated tax period (or portion thereof) means:
(aq)the product of (i) the Assumed Tax Rate and (ii) the aggregate amount of taxable income or gain of Holdings that is allocated or is estimated to be allocated to such member for U.S. federal income tax purposes for such period (or portion thereof) and all prior estimated tax periods (to the extent no Tax Distribution has previously been made with respect to any amounts of taxable income or gain, including to the extent such amounts of taxable income or gain were not taken into account in calculating the Tax Distribution Amount for which a Tax Distribution was previously made (e.g., if upon filing the final tax return of Holdings for the applicable taxable year, taxable income or gain of Holdings is higher than estimated)) reduced, but not below zero, by any tax deduction, loss, or credit previously allocated to such member and not previously taken into account for purposes of the calculation of the amount of any Tax Distribution Amount; plus
(ar)solely with respect to the Managing Member, to the extent the amounts described in clause (a) above are not sufficient to permit the Managing Member to timely pay its actual U.S. federal, state, local, and foreign tax liabilities related to its allocable share of the tax items of Holdings and timely meet its obligations pursuant to the Tax Receivable Agreement, any incremental amount required to permit the Managing Member to timely pay such actual tax liabilities and timely meet its obligations pursuant to the Tax Receivable Agreement (with all Tax Distribution Amounts updated to reflect the final tax returns of Holdings for each applicable taxable year);

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provided, that (i) Tax Distribution Amounts shall be computed without regard to the effect of any special basis adjustments or resulting adjustments to taxable income made pursuant to Sections 734(b), 743(b), and 754 of the Code; (ii) the Managing Member shall make, in its reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to the members’ Tax Distribution Amounts (but in any event pro rata in proportion to the members’ respective number of common units) to take into account increases or decreases in the number of common units held by each member during the relevant period; and (iii) all payments of Tax Distributions shall be treated for all purposes under the Holdings Operating Agreement as advances against, and shall offset and reduce dollar-for-dollar, subsequent distributions under Section 6.1 of the Holdings Operating Agreement;
provided, further, that the Managing Member shall cause Holdings to make Tax Distributions to each member on a pro rata basis in proportion to each member’s respective percentage interests in Holdings in an amount such that the member with the highest Tax Distribution Amount per common unit receives an amount equal to such member’s Tax Distribution Amount, on a quarterly basis at least five days prior to the date on which any estimated tax payments are due, in order to permit each member to timely pay its estimated tax obligations for each such estimated tax period (or portion thereof) (and solely in the case of the Managing Member, to satisfy its obligations under the Tax Receivable Agreement).
“Tax Distributions” means a payment that is permitted to be made pursuant to Section 7.06(o)(i).
“Tax Receivable Agreement” means the tax receivable agreement, dated as of the Closing Date, among Holdings, Parent and certain other owners of units of Holdings.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Facility” means, at any time, the aggregate amount of the Term Loan Commitments or Term Loans at such time.
“Term Lender” means any Initial Term Lender and any Additional Term Lender.
“Term Loan” means any Initial Term Loans and any Additional Term Loans.
“Term Loan Commitment” means any Initial Term Loan Commitment and any Additional Term Loan Commitment.
“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered permitted assigns, in substantially the form of Exhibit C-1, evidencing the aggregate indebtedness of the Borrower owed to such Term Lender resulting from the Term Loans made by such Term Lender.
“Term SOFR” means:
(a)the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of any Interest Period with a term equivalent to such Interest Period; provided, that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and
(b)for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;
provided, that, if Term SOFR determined in accordance with either of the foregoing clauses (a) or (b) of this definition would otherwise be less than (a) 0.50% solely with respect to the Initial Term Loans, then Term SOFR shall be deemed 0.50% per annum for purposes of this Agreement, and (b) 0.00% solely with respect to the Initial Revolving Credit Loans, then Term SOFR shall be deemed 0.00% per annum for purposes of this Agreement.
“Term SOFR Replacement Date” has the meaning specified in Section 3.03(b).

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“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator reasonably satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion).
“Term SOFR Successor Rate” has the meaning specified in Section 3.03(b).
“Termination Date” has the meaning specified in Article 6.
“Test Period” means, as of any date, (a) for purposes of determining actual compliance with Section 7.08(a), the Applicable Margin and the Commitment Fee, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 6.01(a) or 6.01(b), as applicable, have been delivered (or are required to have been delivered) and (b) for any other purpose, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements of the type described in Section 6.01(a) or 6.01(b), as applicable, have been delivered (or are required to have been delivered) or, if earlier, are internally available; it being understood and agreed that (i) prior to the first delivery (or required delivery) of financial statements under Section 6.01(a) or 6.01(b), “Test Period” means the period of four consecutive Fiscal Quarters most recently ended for which financial statements of the Targets are available and (ii) in the case of clause (b) above, at the election of the Borrower in its sole discretion, the period of four consecutive Fiscal Quarters ending on the last day of the fourth Fiscal Quarter of any Fiscal Year may constitute a Test Period if financial statements of the type described in Section 6.01(b) for the fourth Fiscal Quarter of such Fiscal Year are internally available.
“Threshold Amount” means the greater of $47,500,000 and 35.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period.
“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt outstanding on such date of determination to (b) Consolidated EBITDA as of the last day of the most recently ended Test Period, in each case, of the Borrower and its Restricted Subsidiaries on a consolidated basis.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, all L/C Obligations and Swing Line Loans.
“Tranche” means (a) when used with respect to Revolving Credit Lenders, Revolving Credit Commitments, Revolving Credit Loans or a Revolving Credit Loan Borrowing, refers to whether such lenders, commitments or loans (or loans comprising such borrowing) are (i) Initial Revolving Credit Lenders, Initial Revolving Credit Commitments or Initial Revolving Credit Loans, (ii) holders of any Extended Revolving Credit Loans, Extended Revolving Credit Commitments in respect thereof or such Extended Revolving Credit Loans, (iii) holders of any Incremental Revolving Credit Commitment, Incremental Revolving Credit Commitment in respect thereof or such Loans made pursuant any Incremental Revolving Credit Commitment or (iv) holders of any Refinancing Revolving Credit Loans, Refinancing Revolving Credit Commitments in respect thereof or such Refinancing Revolving Credit Loans and (b) when used with respect to Term Loans or Term Lenders, refers to whether such lenders, commitments or loans (or loans comprising such borrowing) are (i) Initial Term Loans or (ii) holders of any tranche of Incremental Term Loans, commitments of such holders in respect thereof or such Incremental Term Loans, (iii) holders of any Extended Term Loans, commitments of such holders in respect thereof or such Extended Term Loans, or (iv) holders of any Refinancing Term Loans, commitments of such holders in respect thereof or such Refinancing Term Loans.
“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by the Borrower, any Parent Company and/or its subsidiaries in connection with the Transactions and the transactions contemplated thereby.
“Transactions” means, collectively, (a) the Acquisition and the transactions contemplated by the Acquisition Agreement, (b) the Closing Date Mergers, (c) the Closing Date Refinancing, (d) the funding of the Loans on the Closing Date and the execution and delivery of the Loan Documents on the Closing Date and (e) the payment of Transaction Costs.

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“Treasury Rate” means, as of the date of any prepayment made prior to the first anniversary of the Closing Date, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year.
“Type” means with respect to a Loan, its character as an ABR Loan, a Term SOFR Loan or a SONIA Loan.
“UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“USA Patriot Act” has the meaning specified in Section 11.20.
“USPTO” has the meaning specified in the definition of “Excluded Assets”.
“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the NYFRB is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning specified in Section 11.22.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.04(c)(i).
“Unrestricted Cash” means, as of any date of determination, the aggregate amount of (a) unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries and (b) cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries that are restricted in favor of the Facilities (whether or not also restricted in favor of any other permitted secured Indebtedness) (which may also include cash and Cash Equivalents securing other permitted First Lien Debt or Junior Lien Debt), in each case (x) whether or not held in a pledged account and (y) calculated in accordance with GAAP.
“Unrestricted Subsidiary” means (a) each Subsidiary of the Borrower listed on Schedule 1.01A and (b) any Subsidiary of the Borrower designated by a Responsible Officer of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.15 subsequent to the Closing Date (and continuing until such time that such designation may be thereafter revoked by the Borrower) and (c) any Subsidiary of any Person described in the foregoing clauses (a) and/or (b).
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided, that the effects of any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation.

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“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the Equity Interests of which (other than directors’ qualifying shares or shares required by requirements of Law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or solely by one or more direct or indirect Subsidiaries of such Person in each case that are also each a Wholly-Owned Subsidiary.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02.Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(c)Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(d)The term “including” is by way of example and not limitation.
(e)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(f)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(g)Any definition of or reference to any agreement, instrument or other document herein or in any Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein).
(h)Any reference to any Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
(i)Any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns.
(j)The words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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Section 1.03.Accounting Terms.
(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations pursuant to Section 7.08) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time.
(b)If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document, and the Borrower and/or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such change in GAAP, in each case, if the Required Lenders have not objected thereto within five Business Days following the receipt of notice thereof; provided, further, that, until so amended, (i) such ratio shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form reasonably satisfactory to the Administrative Agent, between calculations of such ratio made before and after giving effect to such change in GAAP.
(c)Notwithstanding anything to the contrary contained herein but, for the avoidance of doubt, subject to Section 1.08, financial ratios and other financial calculations pursuant to this Agreement (including the First Lien Leverage Ratio, the Secured Leverage Ratio, the Total Leverage Ratio and the amount of Consolidated Total Assets and Consolidated EBITDA (other than, for the avoidance of doubt, for purposes of calculating Excess Cash Flow)) shall, following any Specified Transaction, be calculated on a Pro Forma Basis until the completion of four full Fiscal Quarters following such Specified Transaction. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (i) any Specified Transaction has occurred or (ii) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries or any joint venture since the beginning of such Test Period has consummated any Specified Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Specified Transaction had occurred at the beginning of the applicable Test Period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of Cash and/or Cash Equivalents), as of the last day of such Test Period) (it being understood, for the avoidance of doubt, that solely for purposes of (A) calculating actual compliance with Section 7.08(a) and (B) calculating the First Lien Leverage Ratio for purposes of the definitions of “Applicable Margin” and “Commitment Fee Rate”, in each case, the date of the required calculation shall be the last day of the Test Period, and no Specified Transaction occurring thereafter shall be taken into account).
(d)Notwithstanding anything to the contrary contained in this Agreement (including paragraph (a) or (b) above or in the definition of “Capitalized Leases”), only those leases (assuming for purposes hereof that such leases were then in existence) that would constitute Capitalized Leases in conformity with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)” shall be considered Capitalized Leases hereunder or under any other Loan Document, and all calculations and deliverables under this Agreement or any other Loan Document shall be made, prepared or available, as applicable, in accordance therewith; provided, that all financial statements required to be provided hereunder may, at the option of the Borrower, be prepared in accordance with GAAP without giving effect to the foregoing treatment of Capitalized Leases.
Section 1.04.Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.05.Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”), by Type (e.g., a “Term SOFR Loan”) or by Tranche (e.g., an “Incremental Term Loan”) or by Class and Type (e.g., a “Term SOFR Term Loan”) or Type and Tranche (e.g., a “Term SOFR Incremental Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Loan Borrowing”), by Type (e.g., a “Term SOFR Borrowing”), or by Tranche (e.g., an “Incremental Term Loan Borrowing”) or by Class and Type (e.g., a “Term SOFR Term Loan Borrowing”) or Type and Tranche (e.g., a “Term SOFR Incremental Term Loan Borrowing”).

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Section 1.06.Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Section 1.07.Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, that, with respect to any payment of interest on or principal of Term SOFR Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
Section 1.08.Certain Calculations and Tests.
(a)Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including Section 7.08, any First Lien Leverage Ratio test, any Secured Leverage Ratio test and/or any Total Leverage Ratio test) and/or any cap expressed as a percentage of Consolidated EBITDA, (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default), (iii) the making or accuracy of any representation and/or warranty or (iv) compliance with availability under any basket (including any basket expressed as a percentage of Consolidated EBITDA or Consolidated Total Assets), in each case, as a condition to (A) the consummation of any transaction in connection with any acquisition or similar Investment, (B) the making of any Restricted Payment, (C) the making of any Restricted Debt Payment and/or (D) the assumption or incurrence of any Indebtedness in connection with transactions described in the foregoing clauses (A) through (C) the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, (1) in the case of any acquisition or similar Investment (including with respect to any Indebtedness contemplated, assumed or incurred in connection therewith), at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition or Investment, (y) in connection with an acquisition to which the United Kingdom City Code or Takeover and Mergers (or any comparable Law) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of the target of an acquisition (or equivalent notice under comparable Law) or (z) the consummation of such acquisition or Investment, (2) in the case of any Restricted Payment (including with respect to any Indebtedness contemplated, assumed or incurred in connection therewith), at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the declaration of such Restricted Payment (provided, that such Restricted Payment is made within 60 days after the date of declaration thereof), or (y) the making of such Restricted Payment and (3) in the case of any Restricted Debt Payment (including with respect to any Indebtedness contemplated, assumed or incurred in connection therewith), at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) delivery of irrevocable (which may be conditional) notice of prepayment issued in compliance with the definitive documents applicable to such Junior Indebtedness with respect to such Restricted Debt Payment or (y) the making of such Restricted Debt Payment, in each case, after giving effect to (I) the relevant acquisition, Investment, Restricted Payment, Restricted Debt Payment and/or any related Indebtedness (including the intended use of proceeds thereof) and (II) to the extent definitive documents in respect thereof have been executed, the Restricted Payment has been declared or delivery of notice with respect to a Restricted Debt Payment has been given (which definitive documents, declaration or notice has not terminated or expired without the consummation thereof), any other Specified Transaction that the Borrower has elected to treat in accordance with this clause (a).
(b)For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, Section 7.08, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or the amount of Consolidated EBITDA or Consolidated Total Assets), such financial ratio or test shall be calculated on a pro forma basis at the time such action is taken (subject to clause (a) above), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.
(c)Notwithstanding anything to the contrary herein, with respect to any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or Section 7.08) (any such amount, including any such amount drawn or deemed to have been drawn under any revolving credit facility and, for the avoidance of doubt, any

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amount that is expressed as a percentage of Consolidated EBITDA or Consolidated Total Assets, a “Fixed Amount”) substantially concurrently with any portion of such amount incurred or such transaction entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or Section 7.08, any such amount, an “Incurrence-Based Amount”), it is understood and agreed that any Fixed Amount shall be disregarded in the calculation of the financial ratio or test applicable to the relevant Incurrence-Based Amount. The Borrower may elect that any amount incurred or transaction entered into (or consummated) be permitted in reliance on one or more of any Incurrence-Based Amount or any Fixed Amount in its sole discretion; provided, that unless the Borrower elects otherwise and except as set forth in the definition of “Incremental Cap”, each such amount or transaction shall be deemed incurred, entered into or consummated first under any Incurrence-Based Amount to the maximum extent permitted thereunder.
(d)It is understood and agreed that any Affiliate transaction, Lien, Investment, Indebtedness, Disposition, Restricted Payment, burdensome agreement or Restricted Debt Payment need not be permitted solely by reference to one category of permitted Affiliate transaction, Lien, Investment, Indebtedness, Disposition, Restricted Payment, burdensome agreement or Restricted Debt Payment under Sections 6.16, 7.01, 7.02, 7.03, 7.05, 7.06, 7.07 or 7.09, respectively, and may instead be permitted in part under any combination thereof, but the Borrower will only be required to include the amount and type of such transaction (or portion thereof) in one such category (or combination thereof). For purposes of determining compliance at any time with Sections 2.16, 6.16, 7.01, 7.02, 7.03, 7.05, 7.06 and 7.09, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, Affiliate transaction or Restricted Debt Payment, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Section 2.16, 6.16, 7.01 (other than Section 7.01(a)), 7.02, 7.03 (other than Sections 7.03(b) and (aa); provided, that it is understood that the provisions of this Section 1.08(d) shall apply to any amount incurred in reliance on any provision of the definition of “Incremental Cap”), 7.05, 7.06 or 7.09, the Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) under one or more clauses of each such Section and will only be required to include the amount and type of such transaction (or portion thereof) in any one category; provided, that:
(i)upon the date on which financial statements of the type described in Section 6.01(a) or (b) are delivered or, if earlier, are or become internally available on the date of, or following, the making of any Investment in reliance on Section 7.02 (other than Section 7.02(t)), if all or any portion of such Investment could, based on such financial statements, have been made in reliance on Section 7.02(t), such Investment (or the relevant portion thereof) shall automatically be reclassified as having been made in reliance on Section 7.02(t);
(ii)upon the date on which financial statements of the type described in Section 6.01(a) or (b) are delivered or, if earlier, are or become internally available on the date of, or following, the initial incurrence of (x) any portion of any Indebtedness incurred under Section7.03 (other than (other than Sections 7.03(b) and (aa)) or (y) any Incremental Facility or Incremental Equivalent Debt (in the case of the foregoing clauses (x) and (y), such portion of such Indebtedness, the “Subject Indebtedness”), if any such Subject Indebtedness could, based on such financial statements, have been incurred in reliance on Section 7.03(z), such Subject Indebtedness shall automatically be reclassified as having been incurred under the applicable provisions of Section 7.03(z) (subject to the applicable provision of Section 7.03(z)) and any associated Lien will be deemed to have been permitted under Section 7.01 upon any such reclassification);
(iii)upon the date on which financial statements of the type described in Section 6.01(a) or (b) are delivered or, if earlier, are or become internally available on the date of, or following, the making of any Restricted Payment under Section 7.06 (other than Section 7.06(c)), if all or any portion of such Restricted Payment could, based on such financial statements, have been made in reliance on Section 7.06(c), such Restricted Payment (or the relevant portion thereof) shall automatically be reclassified as having been made in reliance on Section 7.06(c); and
(iv)upon the date on which financial statements of the type described in Section 6.01(a) or (b) are delivered or, if earlier, are or become internally available on the date of, or following, the making of any Restricted Debt Payment under Section 7.09 (other than Section 7.09(e)), if all or any portion of such Restricted Payment could, based on such financial statements, have been made in reliance on Section 7.09(e), such Restricted Payment (or the relevant portion thereof) shall automatically be reclassified as having been made in reliance on Section 7.09(e).

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provided, further, that it is understood and agreed that, with respect to the fourth Fiscal Quarter of any Fiscal Year, prior to the date on which financial statements of the type described in Section 6.01(a) for such Fiscal Year are delivered or are required to be delivered, the Borrower may, in its sole discretion, rely on financial statements of the type described in Section 6.01(b) that are internally available to trigger the reclassification of any transaction based on the financial results as of the end of the fourth Fiscal Quarter of such Fiscal Year.
(e)To the extent the applicability of Section 6.16 or 7.05 with respect to any transaction is subject to a materiality threshold, such transaction shall only be required to comply with the provisions of such Sections to the extent of the amount of such transaction that is in excess of such materiality threshold.
(f)The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.
(g)The increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency will not be deemed to be the creation, incurrence, assumption, or the permission or sufferance to exist of a Lien for purposes of Section 7.01.
(h)With respect to any pro forma calculation that is required to be made in connection with any acquisition or similar Investment in respect of which financial statements for the applicable target are not available for the same Test Period for which financial statements of the Borrower are available, the Borrower shall make the relevant calculation on the basis of the relevant available financial statements (even if for differing periods) or such other commercially reasonable basis as the Borrower may elect.
(i)Any determination of the Weighted Average Life to Maturity of any Indebtedness shall be made by the Borrower in good faith at the time of the incurrence of such Indebtedness.
(j)It is understood and agreed that the Borrower and/or any Restricted Subsidiary may incur Indebtedness permitted under any provision of Section 7.03 to refinance Indebtedness originally incurred under the same provision of Section 7.03 while the Indebtedness being refinanced remains outstanding so long as the proceeds of the applicable refinancing Indebtedness are promptly deposited with the trustee or other applicable representative of the holders of the Indebtedness being refinanced, which proceeds will be applied to satisfy and discharge the Indebtedness being refinanced in accordance with the documentation governing such Indebtedness.
(k)With respect to any determination under the terms of this Agreement that is vested in the Borrower, the Borrower shall have a right, in its sole discretion (but not any obligation), to deliver notice of such determination to the Administrative Agent, together with a reasonably detailed description thereof, which notice shall be conclusive evidence that such determination satisfied the applicable standard under this Agreement or the relevant other Loan Document unless, within five Business Days following receipt of notice of such determination (and the related description) from the Borrower, the Required Lenders deliver a written objection to such determination to the Borrower, which written objection states, with specificity, the basis upon which the Required Lenders object to such determination.
(l)Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, if, after delivery of any Compliance Certificate pursuant to Section 6.02(a), it is subsequently determined that the First Lien Leverage Ratio set forth in such Compliance Certificate is inaccurate for any reason and the result of such inaccuracy is that the Lenders received any amount of interest or any fee for any relevant period based on an Applicable Margin or Commitment Fee or payment of principal based on the Required Net Proceeds Percentage or the Required Excess Cash Flow Percentage that is less than the amount that would have applied if the First Lien Leverage Ratio set forth in such Compliance Certificate had been accurately reported, then, for all purposes under this Agreement, (i) in the case of the Applicable Margin and the Commitment Fee, the Applicable Margin and the Commitment Fee for each day during the relevant period shall be revised to be based upon the accurately determined First Lien Leverage Ratio and, in such event, any shortfall in the amount of any applicable interest payment shall be due and payable within five Business Days following the date on which the Borrower becomes aware of the relevant inaccuracy and (ii) in the case of the

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Required Net Proceeds Percentage or the Required Excess Cash Flow Percentage, any shortfall in the amount of any applicable principal payment shall be due and payable within five Business Days following the date on which the Borrower becomes aware of the relevant inaccuracy. In the event that (A) any inaccuracy in the calculation of the First Lien Leverage Ratio resulted in a shortfall in the amount of any required interest or principal payment and (B) such inaccuracy resulted from a good faith mistake on the part of the Borrower in the preparation of such calculation, no Default or Event of Default shall arise under this Agreement with respect thereto unless the relevant amount has not been paid within the period described in the preceding sentence.
(m)With respect to determination of the permissibility of any transaction by Holdings, the Borrower and/or any subsidiary under this Agreement, (i) the delivery by the Borrower of a third party valuation report from (A) a nationally recognized accounting, appraisal, investment banking or consulting firm or (B) another firm reasonably acceptable to the Administrative Agent, in each case, shall be conclusive with respect to the value of the assets covered thereby and (ii) any determination of whether an action is taken “in the ordinary course of business” or “in a manner consistent with past practice” (or, in either case, any similar expression) shall be made by the Borrower in good faith.
(n)It is understood and agreed for the avoidance of doubt that the carve-outs from the provisions of Section 6.19 and/or Article 7 may include items or activities that are not restricted by the relevant provision and the inclusion of such items or activities shall not be construed to expand the scope of Section 6.19 and/or Article 7, as applicable.
Section 1.09.Exchange Rates; Currencies Generally.
(a)The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating the Dollar Equivalent amount of any Revolving Credit Loan and/or Letter of Credit that is denominated in any Alternate Currency. The Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amount between any Alternate Currency and Dollars until the next occurring Revaluation Date.
(b)For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment or an Affiliate Transaction, the U.S. dollar-equivalent principal amount of Indebtedness, or amount of Lien, Restricted Payment, Restricted Debt Payment, Investment or Affiliate transaction, in each case, denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness incurred or made in the case of any Lien, Restricted Payment, Restricted Debt Payment, Investment or Affiliate transaction; provided, that if any such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding anything to the contrary in this Agreement, the maximum amount of any Indebtedness, Liens, Restricted Payments, Restricted Debt Payments, Investments or Affiliate transactions that the Restricted Companies may incur in compliance with this Agreement shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Indebtedness is denominated that is in effect on the date of such refinancing.
Section 1.10.Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Term Loans, Incremental Revolving Credit Commitments, Refinancing Term Loans, Loans in connection with any Refinancing Revolving Credit Commitments, Extended Term Loans, Extended Revolving Credit Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected with such Lender’s consent by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

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Section 1.11.Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.12.[Reserved].
Section 1.13.Conflicts. In the event of any conflict or inconsistency between any term or provision of this Agreement (excluding the Exhibits hereto) and any term or provision of any Exhibit to this Agreement, the term or provision of this Agreement shall govern, and the Borrower shall be entitled to make such revisions to the relevant term or provision of the applicable Exhibit to ensure that such term or provision is consistent with the corresponding term or provision of this Agreement.
Section 1.14.Confidentiality; Privilege, Etc. Notwithstanding any obligation to provide information under any Loan Document or allow the Administrative Agent, the Lenders or any third party to access or inspect the books and records of Holdings or its subsidiaries or otherwise as set forth in this Agreement or any other Loan Document, none of Holdings or any of its subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (a) that constitutes a non-financial trade secret or non-financial proprietary information of any Person, (b) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective Representatives) is prohibited by applicable Law, (c) that is subject to attorney-client or similar privilege or constitutes attorney work product and/or (d) in respect of which Holdings and/or any of its subsidiaries owes confidentiality obligations to any Person (provided, such confidentiality obligations were not entered into in contemplation of the requirements of the Loan Documents); provided, that in the event that such information has not been provided in reliance on clauses (c) and/or (d) above, notice that information is being withheld on such basis must be provided to the Administrative Agent.
Section 1.15.Alternate Currencies.
(a)The Borrower may from time to time request that Revolving Credit Loans be made and/or Letters of Credit be issued in an Alternate Currency; provided, that the relevant requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars; provided, further, that Swing Line Loans may only be made in Dollars. In the case of any such request with respect to the making of Revolving Credit Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Credit Lenders and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and each applicable L/C Issuer.
(b)Any such request shall be made to the Administrative Agent not later than 11:00 a.m. 10 Business Days prior to the date of any Credit Extension to be made in the applicable Alternate Currency (or such other time or date as may be agreed by the Administrative Agent). In the case of any such request pertaining to Revolving Credit Loans, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify each applicable L/C Issuer thereof. Each such Revolving Credit Lender (in the case of any such request pertaining to Revolving Credit Loans) and/or each applicable L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its reasonable discretion, to the making of Revolving Credit Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
(c)Any failure by any Revolving Credit Lender or the relevant L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding paragraph (b) shall be deemed to be a refusal by such Revolving Credit Lender or L/C Issuer, as the case may be, to permit Revolving Credit Loans to be made or Letters of Credit to be issued, as applicable, in such requested currency. If the Administrative Agent and all the Revolving Credit Lenders that would be obligated to make Credit Extensions denominated in such requested currency consent to making Revolving Credit Loans in the requested currency and the Administrative Agent and such Revolving Credit Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Borrower, and (i) the Administrative Agent, such Revolving Credit Lenders and the Borrower may amend this

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Agreement to add a definition for the applicable rate for such currency and any applicable adjustment and floor for such rate (any such rate, an “Alternate Currency Interest Rate”) and (ii) to the extent that this Agreement is so amended to reflect the Alternate Currency Interest Rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Borrowing of Revolving Credit Loans and if the Administrative Agent and each applicable L/C Issuer consent to the issuance of Letters of Credit in the requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Letter of Credit issuance. If the Administrative Agent fails to obtain the requisite consent to any request for an additional currency under this Section 1.15, the Administrative Agent shall promptly so notify the Borrower.
(d)It is understood and agreed that in connection with the establishment of any Alternate Currency, the Administrative Agent and the Borrower shall be authorized, with the consent of the Revolving Credit Lenders and L/C Issuers affected thereby, to amend this Agreement and the other Loan Documents to the extent necessary or advisable to implement such Alternate Currency under the Loan Documents.
Section 1.16.Effectuation of Transactions. Each of the representations and warranties contained in the Loan Documents (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.
Article 2

THE CREDITS
Section 2.01.The Borrowings.
(a)Initial Term Loans. Subject to the terms and conditions set forth herein, each Initial Term Lender has severally agreed to make, on the Closing Date, a single term loan in Dollars (the “Initial Term Loan”) in an aggregate principal amount equal to its Initial Term Loan Commitment. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be ABR Loans or Term SOFR Loans, as further provided herein.
(b)Initial Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Initial Revolving Credit Lender severally agrees to make loans to the Borrower in Dollars or in an Alternate Currency from time to time, on any Business Day until the Initial Revolver Maturity Date, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Initial Revolving Credit Commitment; provided, that after giving effect to the making of any Initial Revolving Credit Loan, (x) the Initial Revolving Outstandings of any Lender shall not exceed such Lender’s Initial Revolving Credit Commitment, and (y) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.06 and reborrow under this Section 2.01(b). (i) Each Borrowing of Revolving Credit Loans denominated in Dollars shall be comprised entirely of ABR Loans or (other than Swing Line Loans denominated in Dollars) Term SOFR Loans, (ii) each Borrowing of Revolving Credit Loans denominated in Pounds Sterling shall be comprised entirely of SONIA Loans and (iii) each Borrowing of Revolving Credit Loans denominated in an Alternate Currency other than Pounds Sterling shall be comprised entirely of Loans subject to the appropriate Alternate Currency Interest Rate, in each case, as further provided herein. All Initial Revolving Credit Loans will be made by all Initial Revolving Credit Lenders in accordance with their Pro Rata Share of the aggregate amount of Initial Revolving Credit Commitments until the Initial Revolver Maturity Date.
(c)Additional Commitments. Subject to the terms and conditions set forth herein and any applicable Refinancing Amendment, Extension Amendment, or Incremental Facility Amendment, each Lender with an Additional Commitment of a given Class, severally and not jointly, agrees to make Additional Loans of such Class to the Borrower, which Loans shall not exceed for any such Lender at the time of any incurrence thereof the Additional Commitment of such Class of such Lender as set forth in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment.
Section 2.02.Borrowings, Conversions and Continuations of Loans.
(a)Each Term Loan Borrowing, each Revolving Credit Loan Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of

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Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone (provided that any notice in respect of any Term Loan Borrowing and/or any Revolving Credit Loan Borrowing (x) to be made on the Closing Date may be conditioned on the occurrence of the Closing Date, (y) to be made in connection with any acquisition, investment or repayment or redemption of Indebtedness may be conditioned on the closing of such acquisition, investment or permitted repayment or redemption of Indebtedness or (z) for any other purpose to which the Administrative Agent may consent (such consent not to be unreasonably withheld or delayed), may be conditioned on the occurrence of the relevant event). Each such notice must be received by the Administrative Agent not later than (i) 11:00 a.m. two Business Days prior to the requested date of any Borrowing of Term SOFR Loans, continuation of Term SOFR Loans or any conversion of ABR Loans to Term SOFR Loans (or 1:00 p.m. one Business Day in the case of any Borrowing of Term SOFR Loans to be made on the Closing Date), (ii) 1:00 p.m. (London time) three Business Days prior to the requested date of any Borrowing of SONIA Loans (or two Business Days in the case of any Borrowing of SONIA Loans to be made on the Closing Date) and (iii) 12:00 noon on the requested date of any Borrowing of ABR Loans (or, in each case, such later time as is reasonably acceptable to the Administrative Agent). Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof Loans (or, in each case, such lesser amount as is reasonably acceptable to the Administrative Agent). Except as provided in Section 2.04(c)(i) and Section 2.05(c)(i), (x) each Borrowing of SONIA Loans shall be in a minimum principal amount of £100,000 or a whole multiple of £100,000 in excess thereof and (y) each Borrowing of or conversion to ABR Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof (or, in each case, such lesser amount as is reasonably acceptable to the Administrative Agent). Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Loan Borrowing, a Revolving Credit Loan Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) in the case of Revolving Credit Loans, the currency of such requested Loans, (iii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed or which existing Term Loans or Revolving Credit Loans are to be converted, and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify the currency of a Revolving Credit Loan Borrowing in a Loan Notice, then the applicable Revolving Credit Loans shall be made in Dollars. With respect to any Loan denominated in Dollars, if the Borrower fails to specify a Type of Loan in a Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, an ABR Loan; provided, however, that in the case of a failure to timely request a continuation of Term SOFR Loans, such Loans shall be continued as Term SOFR Loans, as applicable, in Dollars with an Interest Period of one month. Any such automatic continuation to Term SOFR Loans with an Interest Period of one month shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Except as otherwise provided in this Agreement, no Revolving Credit Loans may be converted into or continued as a Revolving Credit Loan denominated in a different currency, but instead must be repaid in the original currency of such Revolving Credit Loan and reborrowed in the other currency.
(b)Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Pro Rata Share of the applicable Class and Tranche of Loans, and if (x) no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each relevant Lender of the details of any automatic continuation to Term SOFR Loans with an Interest Period of one month or continuation described in Section 2.02(a) or (y) the Borrower fails to specify a Type of Loan in a Loan Notice, the Administrative Agent shall notify each relevant Lender of the details of the automatic making of an ABR Loan described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth this Agreement with respect to such Borrowing, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower.

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(c)During the existence of an Event of Default, the Administrative Agent (at the direction of the Required Lenders) may require that no Loans may be converted to or continued as Term SOFR Loans.
(d)The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. The determination of Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that ABR Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate promptly following the public announcement of such change.
(e)After giving effect to all Term Loan Borrowings, all Revolving Credit Loan Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than 12 Interest Periods in effect with respect to Loans.
(f)The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.
Section 2.03.[Reserved].
Section 2.04.Letters of Credit.
(a)The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars and any Alternate Currency for the account of the Borrower and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.04(b), and (2) to honor drafts under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided, that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension or after giving effect thereto, (w) the Total Revolving Outstandings would exceed the Aggregate Revolving Credit Commitments, (x) the Revolving Outstandings of any Lender would exceed such Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit or (z) the aggregate available amount of the Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s L/C Commitment. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(i)An L/C Issuer shall be under no obligation to issue any Letter of Credit if:
(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which, in each case, such L/C Issuer in good faith deems material to it;
(B)subject to Section 2.04(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the relevant L/C Issuer has approved such expiry date;

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(C)the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all Revolving Credit Lenders (other than any Revolving Credit Lender that is a Defaulting Lender) have approved such expiry date or such Letter of Credit is subject to L/C Support; or
(D)the issuance of such Letter of Credit would violate any Laws or one or more policies of such L/C Issuer applicable to similarly situated borrowers under comparable credit facilities and letters of credit generally.
(ii)An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(b)Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.
(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Application or other agreement submitted by the Borrower to, or entered into by the Borrower with the applicable L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, or such later date and time as the relevant L/C Issuer may agree in its reasonable discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the currency of such Letter of Credit (which shall be Dollars or an Alternate Currency) and (H) subject to the terms of this clause (i), such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) subject to the terms of this clause (i), such other matters as the relevant L/C Issuer may reasonably request. No Letter of Credit, Letter of Credit Application or other document entered into by the Borrower with any L/C Issuer relating to any Letter of Credit shall contain any representations or warranties, covenants or events of default not set forth in this Agreement (and to the extent inconsistent herewith shall be rendered null and void (or reformed automatically without further action by any Person to conform to the terms of this Agreement), and if any Letter of Credit Application includes representations and warranties, covenants and/or events of default that do not contain the materiality qualifiers, exceptions or thresholds that are applicable to the analogous provisions of this Agreement or other Loan Documents, or are otherwise more restrictive, the relevant qualifiers, exceptions and thresholds contained herein shall be incorporated therein or, to the extent more restrictive, shall be deemed for purposes of such Letter of Credit Application to be the same as the analogous provisions herein.
(ii)Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the relevant L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof (such confirmation to be promptly provided by the Administrative Agent), then, subject to the terms and conditions hereof, the relevant L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and

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unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.
(iii)If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided, that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, that the relevant L/C Issuer shall not permit any such renewal if (A) such L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.04(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Nonrenewal Notice Date from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.
(iv)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)Drawings and Reimbursements; Funding of Participations.
(i)Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit (an “L/C Disbursement”), the relevant L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 3:00 p.m. two Business Days after any payment by the relevant L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the currency of the drawn Letter of Credit; provided, that if notice of such drawing is not provided to the Borrower prior to 12:00 noon on the Honor Date, then the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the currency of the drawn Letter of Credit on the third succeeding Business Day and such extension of time shall be reflected in computing fees in respect of any such Letter of Credit (provided, that the Borrower may request in accordance with Section 2.02 that each such payment be financed (A) in the case of a Letter of Credit denominated in Dollars, with an ABR Revolving Credit Loan denominated in Dollars in an equivalent amount, (B) in the case of a Letter of Credit denominated in Pounds Sterling, with a SONIA Revolving Credit Loan in an equivalent amount and (C) in the case of a Letter of Credit denominated in an Alternate Currency (other than Pounds Sterling), a Revolving Credit Loan denominated in any Alternate Currency subject to the applicable Alternate Currency Interest Rate in an equivalent amount (any such Revolving Credit Loan, an “L/C Reimbursement Loan”), and, to the extent so financed, the obligation of the Borrower to make such payment shall be discharged and replaced by the resulting Borrowing (it being understood and agreed that the Borrower may also request a Swing Line Loan to reimburse such L/C Disbursement in accordance with Section 2.05). If the Borrower fails to so reimburse the relevant L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Loan Borrowing of ABR Loans (if denominated in Dollars), SONIA Loans (if denominated in Pounds Sterling) or Loans subject to the appropriate Alternate Currency Interest Rate (if denominated in an Alternate Currency (other than Pounds Sterling)) to be disbursed in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(a) for the principal amount of ABR Loans (if denominated in Dollars), SONIA Loans (if denominated in Pounds Sterling) or Loans subject to the appropriate Alternate Currency Interest Rate (if denominated in an Alternate Currency (other than

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Pounds Sterling)) but subject to the amount of the unutilized portion of the Revolving Credit Commitments. Any notice given by the relevant L/C Issuer or the Administrative Agent pursuant to this Section 2.04(c)(i) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)Each Revolving Credit Lender (including the Lender acting as the relevant L/C Issuer) shall upon any notice pursuant to Section 2.04(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent (if such notice is provided to the Revolving Credit Lenders prior to 11:00 a.m. on such date, and otherwise, by no later than two hours after receipt of such notice), whereupon, subject to the provisions of Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made an ABR Loan, SONIA Loan or Term SOFR Loan, as applicable, to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer in the currency of the drawn Letter of Credit.
(iii)[Reserved].
(iv)Until each Revolving Credit Lender funds its Revolving Credit Loan pursuant to this Section 2.04(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.
(v)Each Revolving Credit Lender’s obligation to make Revolving Credit Loans to reimburse the relevant L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.
(vi)If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. If such Lender pays such amount (with interest as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.04(c)(vi) shall be conclusive absent manifest error.
(d)Repayment of Participations.
(i)If, at any time after the relevant L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s Revolving Credit Loan in respect of such payment in accordance with Section 2.04(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of any cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof in the currency of the applicable Letter of Credit and in the same funds as those received by the Administrative Agent.
(ii)If any payment received by the Administrative Agent for the account of relevant L/C Issuer pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the

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account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.
(e)Obligations Absolute. The obligation of the Borrower to reimburse any L/C Issuer for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document, or any term or provision therein;
(ii)the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(v)any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or
(vi)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder;
None of the Administrative Agent, the Lenders nor the L/C Issuer, nor any of their Agent-Related Persons, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant L/C Issuer; provided, that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages) suffered by the Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the relevant L/C Issuer.
(f)Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of such L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required

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Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at Law or under this Agreement or any other agreement. None of any L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of such L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.04(e); provided, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against any L/C Issuer, and any L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to special, indirect, consequential or punitive damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit (as finally determined by a court of competent jurisdiction). In furtherance and not in limitation of the foregoing, the relevant L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the relevant L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(g)L/C Support. Upon the request of the Administrative Agent, if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall, within three Business Days, provide L/C Support with respect to any such Letter of Credit. Any cash and/or Cash Equivalents used to Cash Collateralize Letters of Credit shall be maintained in a Cash Collateral Account. If at any time the Administrative Agent determines that any funds held in the Cash Collateral Account are subject to any right or claim of any Person other than rights or claims of the Administrative Agent arising by operation of law or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (A) such aggregate Outstanding Amount over (B) the total amount of funds, if any, then held in the Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the Cash Collateral Account, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount in the Cash Collateral Account exceeds the aggregate Outstanding Amount of all L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower.
(h)Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the relevant L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit and on an exception basis only, shall apply to certain standby Letters of Credit as may be required by local law or statute.
(i)Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a fee (each an “L/C Fee”) for each Letter of Credit issued for the account of the Borrower equal to the Applicable Margin for Initial Revolving Credit Loans times the daily maximum amount then available to be drawn under such Letter of Credit. Such L/C Fee shall be computed on a quarterly basis in arrears and shall be payable in the currency of the applicable Letter of Credit. Such letter of credit fees shall be due and payable on each Scheduled Payment Date, commencing with the first such date to occur after the issuance of such Letter of Credit until the earlier of (i) the later of the date on which such Revolving Credit Lender’s Revolving Credit Commitment of such Class terminates and the date on which such Revolving Credit Lender ceases to have any L/C Obligations attributable to its Revolving Credit Commitment of such Class and (ii) the Termination Date. If there is any change in the Applicable Margin during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

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(j)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to each L/C Issuer for its own account, in the currency of each Letter of Credit, a fronting fee with respect to such Letter of Credit issued by such L/C Issuer for the account of the Borrower equal to 0.125% per annum (or, in the case of any L/C Issuer, any lesser percentage that may be agreed by the Borrower and such L/C Issuer) of the daily maximum amount then available to be drawn under such Letter of Credit. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on each Scheduled Payment Date, commencing with the first such date to occur after the issuance of such Letter of Credit until the earliest of (i) the expiration date of such Letter of Credit, (ii) the date on which such Letter of Credit terminates and (iii) the Termination Date. In addition, the Borrower shall pay directly to each L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within five Business Days of demand and are nonrefundable.
(k)Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.
(l)Defaulting Lenders. This Section 2.04 shall be subject to the applicable provisions of Section 2.17 in the event any Revolving Credit Lender becomes a Defaulting Lender.
(m)Provisions Related to Additional Revolving Credit Commitments. If the maturity date in respect of any Tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other Tranches of Revolving Credit Commitments in respect of which the maturity date shall not have occurred are then in effect, (x) the outstanding Revolving Credit Loans shall be repaid pursuant to Section 2.09 on such maturity date to the extent and in an amount sufficient to permit the reallocation of the Outstanding Amount of L/C Obligations relating to the outstanding Letters of Credit contemplated by clause (y) below and (y) such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 2.04(c)) under (and ratably participated in by Revolving Credit Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating Tranches up to an aggregate amount not to exceed the aggregate principal amount of the Revolving Credit Commitments in respect of such nonterminating Tranches at such time (it being understood that (1) the participations therein of Revolving Credit Lenders under the maturing Tranche shall be correspondingly released and (2) no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), but without limiting the obligations with respect thereto, the Borrower shall provide L/C Support with respect to any such Letter of Credit. If, for any reason, such L/C Support is not provided, or the reallocation does not occur, the Revolving Credit Lenders under the maturing Tranche shall continue to be responsible for their participating interests in the Letters of Credit; provided, that, notwithstanding anything to the contrary contained herein, upon any subsequent repayment of the Revolving Credit Loans, the reallocation set forth in clause (i) shall automatically and concurrently occur to the extent of such repayment (it being understood that no partial face amount of any Letter of Credit may be so reallocated). Except to the extent of reallocations of participations pursuant to clause (i) of this Section 2.04(m), the occurrence of a maturity date with respect to a given Tranche of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Credit Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of any Tranche of Revolving Credit Commitments, the Letter of Credit Sublimit under any Tranche of Revolving Credit Commitments that has not so then matured shall be as agreed by the Borrower with such Revolving Credit Lenders; provided, that in no event shall such sublimit be less than the sum of (x) the Outstanding Amount of L/C Obligations with respect to the Revolving Credit Lenders under such extended Tranche immediately prior to such maturity date and (y) the face amount of the Letters of Credit reallocated to such Tranche of Revolving Credit Commitments pursuant to clause (i) of this Section 2.04(m) (assuming Revolving Credit Loans are repaid in accordance with clause (i)(x)).
Section 2.05.Swing Line Loans.
(a)The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender severally agree to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day until the Initial Revolver Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided, that after giving effect to any Swing Line Loan, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Credit Commitments and (y) the Revolving Outstandings of any Lender shall not exceed such Lender’s Revolving

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Credit Commitment; provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.05, prepay under Section 2.06 and re-borrow under this Section 2.05. Each Swing Line Loan shall be an ABR Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.
(b)Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 p.m. on the requested borrowing date or such later time on the requested borrowing date as may be approved by the Swing Line Lender in its sole discretion, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender have received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 1:30 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the provisos to the first sentence of Section 2.05(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 2:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of their Swing Line Loan available to the Borrower.
(c)Funding of Participations with Respect to Swing Line Loans.
(i)The Swing Line Lender at any time in its sole and absolute discretion may request that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan. The Swing Line Lender shall furnish the Borrower with a copy of the applicable request promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such request available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such request (if such notice is provided to the Revolving Credit Lenders prior to 11:00 a.m. on such date, and otherwise by no later than two hours after receipt of such notice). The Administrative Agent shall remit the funds so received to the Swing Line Lender, whereupon each Revolving Credit Lender that so makes funds available shall be deemed to have made an ABR Revolving Credit Loan to the Borrower in such amount.
(ii)[Reserved].
(iii)If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

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(iv)Each Revolving Credit Lender’s obligations to make (or be deemed to have made) Revolving Credit Loans and to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
(d)Repayment of Participations.
(i)At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment in the same funds as those received by the Swing Line Lender.
(ii)If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.
(e)Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its risk participation pursuant to this Section 2.05 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.
(f)Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
(g)Defaulting Lenders. This Section 2.05 shall be subject to the applicable provisions of Section 2.17 in the event any Revolving Credit Lender becomes a Defaulting Lender.
(h)Provisions Related to Additional Revolving Credit Commitments. If the maturity date shall have occurred in respect of any Tranche of Revolving Credit Commitments at a time when another Tranche or Tranches of Revolving Credit Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swing Line Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swing Line Loans as a result of the occurrence of such maturity date); provided, that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Revolving Credit Loans and any reallocation of participating interests as contemplated in Section 2.04(m)) there shall exist sufficient unutilized Additional Revolving Credit Commitments so that the respective outstanding Swing Line Loans could be incurred pursuant to the Additional Revolving Credit Commitments which will remain in effect after the occurrence of such maturity date, then there shall be an automatic adjustment on such date of the participations in such Swing Line Loans and the same shall be deemed to have been incurred solely pursuant to the relevant Additional Revolving Credit Commitments, and such Swing Line Loans shall not be so required to be repaid in full on such earliest maturity date.
Section 2.06.Prepayments.
(a)Optional.
(i)The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time, voluntarily prepay the Term Loans of any Tranche and/or Revolving Credit Loans in whole or in part without premium or penalty except as otherwise provided in Section 2.10(b); provided, that (A) such notice must be received by the Administrative Agent not

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later than (1) 11:00 a.m. two Business Days prior to any date of prepayment of Term SOFR Loans, (2) 11:00 a.m. on the date of prepayment of ABR Loans and (3) 1:00 p.m. (London time) three Business Days before the date of prepayment of SONIA Loans; (B) any prepayment of (1) Term SOFR Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; (2) any prepayment of ABR Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or (3) any prepayment of SONIA Loans shall be in a principal amount of £100,000 or a whole multiple of £100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of any Term SOFR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.07. Each prepayment of the Loans pursuant to this Section 2.06(a) shall be applied among the Facilities in such amounts as the Borrower may direct in its sole discretion. Each prepayment of the Term Loans of any Class or Classes made pursuant to this Section 2.06(a) shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans of such Class or Classes in the manner specified by the Borrower or, in the absence of any such specification on or prior to the date of the relevant optional prepayment, in direct order of maturity. Each prepayment in respect of a particular Facility shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.
(ii)[Reserved].
(iii)The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided, that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m. on the date of the prepayment, (B) any such prepayment shall be in a minimum principal amount of the lesser of $100,000 and the total principal amount of the Swing Line Loans then outstanding and (C) any such prepayment shall be applied ratably to the outstanding Swing Line Loans held by the respective Swing Line Lender. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(iv)Notwithstanding anything to the contrary contained in this Agreement, any notice of prepayment under Section 2.06(a)(i) or 2.06(a)(iii) may be conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(b)Mandatory.
(i)(A)    If (1) any Restricted Company consummates a Prepayment Asset Sale or (2) any Casualty Event occurs, which in the aggregate results in the realization or receipt by any Restricted Company of Net Cash Proceeds in excess of the greater of $20,000,000 and 15.5% of Consolidated EBITDA as of the last day of the most recently ended Test Period (the “De Minimis Proceeds Threshold”) in any Fiscal Year, the Borrower shall cause to be prepaid on or prior to the date which is ten Business Days after the date of the realization or receipt of such Net Cash Proceeds an aggregate principal amount of Initial Term Loans and any Additional Term Loans then subject to ratable prepayment requirements (the “Subject Loans”) in an amount equal to Required Net Proceed Percentage of all Net Cash Proceeds received in excess of the De Minimis Proceeds Threshold (collectively, the “Subject Proceeds”); provided, that no such prepayment shall be required pursuant to this Section 2.06(b)(i)(A) if, on or prior to such date, the Borrower shall have given written notice to the Administrative Agent of its intention to reinvest all or a portion of such Subject Proceeds in accordance with Section 2.06(b)(i)(B).
(A)With respect to any Subject Proceeds realized or received with respect to any Prepayment Asset Sale or any Casualty Event required to be applied in

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accordance with Section 2.06(b)(i)(A), at the option of the Borrower, and so long as no Event of Default shall have occurred and be continuing, the Borrower may reinvest all or any portion of such Subject Proceeds in the business of the Restricted Companies within (x) 15 months following receipt of such Subject Proceeds or (y) if the Borrower enters into a contract to reinvest such Subject Proceeds within such 15-month period following receipt thereof, 21 months following receipt of such Net Cash Proceeds; provided, that if any Net Cash Proceeds are no longer intended to be so reinvested at any time after delivery of a notice of reinvestment election or are not so reinvested during such 15-month period or 21-month period, as applicable, an amount equal to any such Net Cash Proceeds shall within ten Business Days be applied to the prepayment of the Term Loans as set forth in this Section 2.06.
(B)[Reserved].
(C)If, at the time that any such prepayment would be required hereunder, the Borrower or any of its Restricted Subsidiaries is required to repay or prepayment any First Lien Debt of the type described in clause (b) of the definition thereof (such Indebtedness required to be so prepaid or offered to be so repurchased, “Other Applicable Indebtedness”) (or offer to repurchase such Other Applicable Indebtedness), then the relevant Person may apply the Subject Proceeds on a pro rata basis to the prepayment of the Subject Loans and to the repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Subject Loans and the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); it being understood that (1) the portion of the Subject Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of the Subject Proceeds that is required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, (and the remaining amount, if any, of the Subject Proceeds shall be allocated to the Subject Loans in accordance with the terms hereof), and the amount of the prepayment of the Subject Loans that would have otherwise been required pursuant to this Section 2.06(b)(i) shall be reduced accordingly and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Subject Loans in accordance with the terms hereof and any other relevant Other Applicable Indebtedness with a corresponding requirement on a pro rata basis (determined in a manner consistent with that set forth in this clause (D)); it being understood and agreed that if any Term Lender or holder of such Other Applicable Indebtedness declines any prepayment contemplated by clause (2) above, the Borrower shall not be required to subsequently offer the amount of the relevant declined prepayment to any Term Lender or any holder of Other Applicable Indebtedness.
(ii)If any Restricted Company incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03 (other than Refinancing Indebtedness which shall be treated in accordance with Section 2.19), the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five Business Days after the receipt of such Net Cash Proceeds.
(iii)Within ten Business Days after financial statements have been or are required to be delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been or is required to be delivered pursuant to Section 6.02(a), commencing with the first full Fiscal Year ending after the Closing Date, the Borrower shall cause the Subject Loans to be prepaid in an aggregate principal amount (the “ECF Prepayment Amount”) (x) the Required Excess Cash Flow Percentage of Excess Cash Flow of the Borrower and its Restricted Subsidiaries for the Excess Cash Flow Period then ended, minus (y) at the option of the Borrower:
(A)(1) the aggregate principal amount of any optional prepayment, repurchase, redemption or other retirement of any First Lien Debt (and in the case of any such First Lien Debt constituting revolving indebtedness, to the extent accompanied by a permanent reduction in the applicable revolving commitments) prior to the date that the applicable prepayment is due and (2) the aggregate principal amount of any optional prepayment, repurchase, redemption or other retirement of any Junior Lien Debt (and in the

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case of any such Junior Lien Debt constituting revolving indebtedness, to the extent accompanied by a permanent reduction in the applicable revolving commitments) prior to the date that the applicable prepayment is due, in each case of the foregoing clauses (1) and (2), excluding any such optional prepayment, repurchase, redemption or other retirement made prior to the date on which such prepayment is due that reduced the amount required to be prepaid pursuant to this Section 2.06(b)(iii) with respect to any prior Excess Cash Flow Period;
(B)the amount of any reduction in the outstanding principal amount of any Term Loan, any other First Lien Debt and/or any Junior Lien Debt resulting from any assignment to (and/or purchase by) the Borrower or any Restricted Subsidiary of any such Indebtedness (and in the case of any such Indebtedness constituting revolving indebtedness, to the extent accompanied by a permanent reduction in the applicable revolving commitment) prior to the date that the applicable prepayment is due, in each case, to the extent of the amount paid in cash by the Borrower or the applicable Restricted Subsidiary in connection with the relevant assignment and/or purchase, excluding any such assignment and/or purchase made prior to the date that the applicable prepayment is due that reduced the amount required to be prepaid pursuant to this Section 2.06(b)(iii) with respect to any prior Excess Cash Flow Period; and
(C)the amount of any Capital Expenditure and/or Investment (1) made during such Fiscal Year or after such Fiscal Year but prior to the date that the applicable prepayment is due, (2) contractually committed during such Fiscal Year (or after such Fiscal Year but prior to the date that the applicable prepayment is due) to be made during the immediately succeeding Fiscal Year or (3) in the case of Capital Expenditures, budgeted to be made during the Fiscal Year immediately succeeding such Excess Cash Flow Period, in each case, excluding any such amount that (x) is actually applied during such Fiscal Year and (y) reduced the amount required to be prepaid pursuant to this Section 2.06(b)(iii) with respect to any prior Excess Cash Flow Period; provided, that (I) in the case of clauses (C)(2) and (C)(3), to the extent the aggregate amount actually utilized to finance such committed or budgeted amount during the immediately succeeding Fiscal Year is less that the contractually committed or budgeted amount deducted therefor pursuant to clauses (C)(2) or (C)(3), as applicable, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow for the next succeeding Excess Cash Flow Period and (II) clauses (A), (B) and (C) above shall not apply to the extent the relevant amount was financed with the proceeds of long-term funded Indebtedness (other than revolving Indebtedness).
(D)It being understood and agreed for purposes of this Section 2.06(b)(iii):
(1)no prepayment under this Section 2.06(b)(iii) shall be required unless the amount thereof exceeds the greater of $10,000,000 and 10.0% of Consolidated EBITDA (the “De Minimis ECF Threshold”) as of the last day of the most recently ended Test Period; it being understood that only the amount in excess of the De Minimis ECF Threshold shall be required to be applied to make a prepayment in accordance with this Section 2.06(b)(iii);
(2)if at the time that any such prepayment would be required, the Borrower (or any Restricted Subsidiary of the Borrower) is also required to prepay Other Applicable Indebtedness with any portion of the ECF Prepayment Amount, then the Borrower may apply (or cause to be applied) such portion of the ECF Prepayment Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Subject Loans and the relevant Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); provided, that (X) the portion of such ECF Prepayment Amount allocated to the Other Applicable Indebtedness shall not exceed the portion of such ECF Prepayment Amount that is required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof and the amount of the prepayment of the Subject Loans that would have otherwise been required pursuant to this Section 2.06(b)(iii) shall be reduced accordingly and (Y) to the extent the holders of Other Applicable Indebtedness decline to have such

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Indebtedness prepaid, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Subject Loans and any relevant Other Applicable Indebtedness with a corresponding requirement on a pro rata basis (determined in a manner consistent with that set forth in clause (X) of this proviso) in accordance with the terms hereof; it being understood and agreed that if any Term Lender or holder of such Other Applicable Indebtedness declines any prepayment contemplated by this clause (Y), the Borrower shall not be required to subsequently offer the amount of the relevant declined prepayment to any Term Lender or any holder of Other Applicable Indebtedness; and
(3)to the extent the ECF Prepayment Amount for any Excess Cash Flow Period, after giving effect to all deductions and credits (including any deduction of the types described in clauses (A) through (C) above) applicable thereto, is a negative amount, such negative amount may be carried forward to reduce the required ECF Prepayment Amount with respect to any future Excess Cash Flow Period selected by the Borrower in its sole discretion.
(iv)The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i), (ii) and/or (iii) of this Section 2.06(b) at least (A) in the case of the prepayment of Term Loans which are ABR Loans, one Business Day and (B) in the case of prepayments of Term Loans which are Term SOFR Loans, two Business Days, in each case prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the relevant prepayment. Except as otherwise permitted in any Incremental Facility Amendment, Refinancing Amendment or Extension Amendment, in each case with respect to the Term Loans covered thereby, each prepayment of Term Loans pursuant to this Section 2.06(b) shall be applied ratably to each Tranche of the Term Loans and in direct order of maturities to the principal repayment installments of the Term Loans that are due after the date of such prepayment. Each such prepayment shall be paid to the Term Lenders in accordance with their respective Pro Rata Shares of the applicable Tranches subject to such prepayment.
(v)Notwithstanding anything in this Section 2.06 (b) to the contrary:
(A)the Borrower shall not be required to prepay (or cause to be prepaid) any amount that would otherwise be required to be paid pursuant to Section 2.06(b)(i) or (iii) to the extent that the relevant Excess Cash Flow is generated by any Foreign Subsidiary or any Domestic Subsidiary of any Foreign Subsidiary (any such Person, a “Specified Subsidiary”) or the relevant Prepayment Asset Sale is consummated by any Specified Subsidiary, as the case may be, so long as the repatriation and/or other transfer to the Borrower of any such amount at the time such prepayment would otherwise be required to be made would be, in the good faith determination of the Borrower, prohibited, restricted or delayed under any Law (including for the avoidance of doubt, any Law relating to financial assistance, corporate benefit, thin capitalization, capital maintenance and similar legal principles, restrictions on “upstreaming” and/or “cross-streaming” of cash intra-group and Laws relating to the fiduciary and/or statutory duties of the directors (or equivalent Persons) of the Borrower and/or any of its Restricted Subsidiaries) or would conflict with the fiduciary and/or statutory duties of such Specified Subsidiary’s directors (or equivalent Persons), or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Specified Subsidiary;
(B)the Borrower shall not be required to prepay (or cause to be prepaid) any amount that would otherwise be required to be paid pursuant to Section 2.06(b)(i) or (iii) to the extent that the relevant Excess Cash Flow is generated by any joint venture or the relevant Subject Proceeds are received by any joint venture, in each case, so long as the distribution and/or other transfer to the Borrower of such Excess Cash Flow or Subject Proceeds would, in the good faith determination of the Borrower, be prohibited at the time such prepayment would otherwise be required to be made under the Organization Documents (or any relevant shareholders’ or similar agreement) governing such joint venture;

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(C)the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.06(b)(i) or (iii) to the extent that the relevant Excess Cash Flow is generated by any Foreign Subsidiary that is not a Loan Party or the relevant Subject Proceeds are received by any Foreign Subsidiary that is not a Loan Party, in each case, so long as the Borrower determines in good faith that the distribution to the Borrower of such Excess Cash Flow or Subject Proceeds would be prohibited at the time such prepayment would otherwise be required to be made under an agreement permitted under this Agreement by which such Foreign Subsidiary is bound governing any Indebtedness; and
(D)if the Borrower determines in good faith that the repatriation (or other intercompany distribution or transfer) to the Borrower, directly or indirectly, from a Specified Subsidiary as a distribution or dividend (or other intercompany transfer) of any amount required to mandatorily prepay the Term Loans pursuant to Section 2.06(b)(i) or (iii) above could reasonably be expected to result in a material and adverse Tax liability (including any withholding Tax but taking into account any foreign tax credits and other tax benefits that are available for use against such Tax liability) being incurred by Holdings, the Borrower, any Parent Company and/or any Restricted Subsidiary (such amount, a “Restricted Amount”), the amount that the Borrower shall be required to mandatorily prepay pursuant to Section 2.06(b)(i) or (iii), as applicable, shall be reduced by the Restricted Amount.
(vi)Notwithstanding the foregoing, each Term Lender shall have the right to reject its applicable percentage of any mandatory prepayment of the Term Loans pursuant to this Section 2.06(b) (each such Lender, a “Rejecting Lender”), in which case the amounts so rejected may be retained by the Borrower (the aggregate amount of such proceeds so rejected as of any date of determination, the “Declined Proceeds”).
(vii)(A) In the event that on any Revaluation Date (after giving effect to the determination of the Outstanding Amount of each Revolving Credit Loan and/or L/C Obligation) the aggregate Revolving Outstandings of any Tranche exceeds an amount equal to 103% of the Aggregate Revolving Credit Commitments of such Tranche then in effect, the Borrower shall, within five Business Days of receipt of notice from the Administrative Agent, prepay the Revolving Credit Loans and/or reduce L/C Outstandings (in each case, taking the Dollar Equivalent of any amount denominated in an Alternate Currency), in an aggregate amount sufficient to reduce such aggregate Revolving Outstandings as of the date of such payment to an amount not to exceed 100% of the Revolving Credit Commitment of such Tranche then in effect by taking any of the following actions as it shall determine at its sole discretion: (I) prepayment of Revolving Credit Loans in accordance with Section 2.06(a)(i) and/or (II) with respect to any excess L/C Outstandings, provide L/C Support with respect thereto.
(A)Each prepayment of any Revolving Credit Loan Borrowing under this Section 2.06(b)(vii) shall be paid to the Revolving Credit Lenders in accordance with their respective Pro Rata Share of the applicable Tranche.
(c)Funding Losses, Etc. All prepayments under this Section 2.06 shall be made together with, in the case of any such prepayment of a Term SOFR Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Term SOFR Loan pursuant to Section 3.07. Notwithstanding any of the other provisions of Section 2.06(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Term SOFR Loans is required to be made under Section 2.06(b), other than on the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with Section 2.06(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with Section 2.06(b).

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Section 2.07.Termination or Reduction of Commitments.
(a)Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the Revolving Credit Commitments of any Tranche, or from time to time permanently reduce the Revolving Credit Commitments of any Tranche; provided, that (i) any such notice shall be received by the Administrative Agent three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount (A) of $1,000,000 or any whole multiple of $500,000 in excess thereof or (B) equal to the Aggregate Revolving Credit Commitments of such Tranche, at such time, (iii) if, after giving effect to any reduction of the Aggregate Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Credit Commitments, such sublimit shall be automatically reduced by the amount of such excess and (iv) after the establishment of any Tranche of Additional Revolving Credit Commitments, any such termination or reduction of the Revolving Credit Commitments of any Tranche shall be subject to the provisions set forth in Section 2.16, 2.18 and/or 2.19, as applicable. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of reduction or termination of the Revolving Credit Commitments if such reduction or termination is conditioned on the consummation of any other transaction or the occurrence of any event, which transaction or event shall not be consummated or shall not have occurred or otherwise shall be delayed.
(b)Mandatory. Unless previously terminated, (i) the Initial Term Loan Commitments on the Closing Date shall automatically terminate upon the making of the Initial Term Loans on the Closing Date, (ii) the Initial Revolving Credit Commitments shall automatically terminate on the Initial Revolver Maturity Date, (iii) the Additional Term Loan Commitments of any Tranche shall automatically terminate upon the making of the Additional Term Loans of such Tranche and, if any such Additional Term Loan Commitment is not drawn on the date that such Additional Term Loan Commitment is required to be drawn pursuant to the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment, the undrawn amount thereof shall automatically terminate and (iv) the Additional Revolving Credit Commitments of any Tranche shall automatically terminate on the Maturity Date specified therefor in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment, as applicable.
(c)Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the Swing Line Sublimit or the unused Commitments of any Class or Tranche under this Section 2.07. Upon any reduction of unused Commitments of any Class or Tranche, the Commitment of each Lender of such Class or Tranche shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.09). All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.
Section 2.08.Repayment of Loans.
(a)Term Loans.
(i)Initial Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Initial Term Lenders in quarterly installments (which installments shall be reduced as a result of the application of prepayments in accordance with the terms of this Agreement) on each Scheduled Payment Date (commencing with the Scheduled Payment Date occurring on June 30, 2022) prior to the Initial Term Loan Maturity Date, in each case, in an amount set forth opposite such Scheduled Payment Date in the table below; provided, that the final principal repayment installment of the Initial Term Loans shall be repaid on the Initial Term Loan Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Initial Term Loans outstanding on such date:

Scheduled Payment Date	Amortization Payment
June 30, 2022 through and including December 31, 2025	$5,000,000.00
March 31, 2026 and thereafter	$7,500,000.00

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(ii)Additional Term Loans: The Borrower shall repay the Additional Term Loans of any Tranche in such scheduled amortization installments and on such date or dates as shall be specified therefor in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.06 or repurchases in accordance with Section 11.07 or increased as a result of any increase in the amount of such Additional Term Loans of such Tranche pursuant to Section 2.16).
(b)Revolving Credit Loans. The Borrower hereby unconditionally promises to pay in Dollars or the relevant Alternate Currency (i) to the Administrative Agent for the account of each Initial Revolving Credit Lender, the then-unpaid principal amount of the Initial Revolving Credit Loans of such Lender on the Initial Revolver Maturity Date, and (ii) to the Administrative Agent for the account of each Additional Revolving Credit Lender, the then-unpaid principal amount of each Additional Revolving Credit Loan of such Additional Revolving Credit Lender on the Maturity Date applicable thereto.
(c)Swing Line Loans. The Borrower shall repay the then-unpaid principal amount of each Swing Line Loan on the earlier to occur of (i) the date that is 10 Business Days after the date such Swing Line Loan is made (it being understood and agreed that such repayment shall be deemed to have occurred upon the deemed making of an ABR Revolving Credit Loan by the Revolving Credit Lenders pursuant to Section 2.05(c)(i)) and (ii) the Revolver Maturity Date.
Section 2.09.Interest.
(a)Subject to the provisions of Section 2.09(b), (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Margin, (ii) each ABR Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to ABR plus the Applicable Margin, (iii) each SONIA Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to SONIA plus the Applicable Margin and (iv) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to ABR plus the Applicable Margin for Revolving Credit Loans, or at such other rates as may be agreed between the Borrower and the Swing Line Lender.
(b)While any Event of Default set forth in Section 8.01(a) or (f) exists, the Borrower shall pay interest on all overdue Obligations hereunder (regarding which all applicable grace periods set forth in Section 8.01 have expired) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
Section 2.10.Fees. In addition to certain fees described in Section 2.04(i) and 2.04(j):
(a)The Borrower shall pay to the Administrative Agent a commitment fee (the “Commitment Fee”) for the account of each Revolving Credit Lender of any Tranche (other than any Defaulting Lender) in accordance with its Pro Rata Share of the Revolving Credit Commitments of such Tranche in Dollars, equal to the Commitment Fee Rate times the actual daily amount of the unused Revolving Credit Commitment of such Tranche of such Revolving Credit Lender during the period from and including the Closing Date to the Revolver Maturity Date with respect to such Tranche of Revolving Credit Commitments, and shall be due and payable quarterly in arrears on each Scheduled Payment Date (commencing with the Scheduled Payment Date occurring on June 30, 2022), and on the Revolver Maturity Date applicable to such Tranche. For purposes of calculating the Commitment Fee payable pursuant to this Section 2.10(a), the Revolving Credit Commitment of any Tranche shall be deemed to have been used to the extent of the outstanding principal amount of the Revolving Credit Loans of such Tranche and the L/C Obligations attributable to the Revolving Credit Commitment of such Tranche, but no portion of the Revolving Credit Commitment of any Tranche shall be deemed to have been used as a result of any outstanding Swing Line Loan.

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(b)In the event that, prior to the first anniversary of the Closing Date, (x) the Borrower causes the replacement of a Dissenting Lender in accordance with Section 11.01(b)(v), (y) the Borrower prepays pursuant to Section 2.06(a) any Initial Term Loan or (z) the Borrower makes a mandatory prepayment of any Initial Term Loan pursuant to Section 2.06(b)(ii) or in connection with the proceeds of Refinancing Indebtedness, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the Initial Term Lenders, the Make-Whole Amount. No prepayment premium shall be payable hereunder in connection with any prepayment or replacement of the Initial Term Loans on or after the first anniversary of the Closing Date.
(c)The Borrower shall pay to the Arranger such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.
Section 2.11.Computation of Interest and Fees. All computations of interest for ABR Loans when ABR is based on the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed, or, in the case of interest in respect of Loans denominated in any non-US currency as to which market practice differs from the foregoing, in accordance with such market practice. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
Section 2.12.Evidence of Indebtedness. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans to the Borrower. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
Section 2.13.Payments Generally.
(a)All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars or the applicable Alternate Currency and in Same Day Funds not later than 2:00 p.m. (or, in the case of Section 2.06(a)(iii), 3:00 p.m.) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (or, in the case of Section 2.06(a)(iii), 3:00 p.m.) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
(b)Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
(i)with respect to any payment that the Administrative Agent makes for the account of the Lenders or any L/C Issuer as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (A) the Borrower has not in fact made such payment; (B) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (C) the Administrative agent has for any reason otherwise erroneously made such payment; each of the Lenders or the applicable L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest

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thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; and
(ii)if any Lender failed to make such payment with respect to any Borrowing, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Overnight Rate. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.13(b) shall be conclusive, absent manifest error.
(c)If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.
(e)Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (i) the Outstanding Amount of all Loans outstanding at such time and (ii) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.
(g)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.04(d), 2.05(c) or 9.07 (or if the Borrower shall have paid any amount or posted any cash collateral in respect of such Lender’s Pro Rata Share of Swing Line Obligations or L/C Obligations pursuant to Section 2.17(b)(ii)), then notwithstanding any contrary provision hereof, with respect to any amounts thereafter received by the Administrative Agent for the account of such Lender, the Administrative Agent (i) shall apply such amounts (A) first, for the benefit of the Administrative Agent, the Swing Line Lender or the L/C Issuer to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid,

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and (B) second, unless an Event of Default has occurred and is continuing, to reimburse the Borrower for any cash collateral posted by the Borrower until the Borrower is fully reimbursed, and (ii) thereafter, may, in its sole discretion, hold any such remaining amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; provided, that any amounts held pursuant to clause (ii) hereof shall be released to such Lender upon the earlier of (x) the date on which any of the actions described in Section 8.02(a), 8.02(b) or 8.02(c) or the proviso to Section 8.02 shall have been taken or occurred and (y) the Initial Revolver Maturity Date.
Section 2.14.Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 11.10) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.14 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.14 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
Section 2.15.[Reserved].
Section 2.16.Incremental Credit Extensions.
(a)Upon notice to the Administrative Agent, the Borrower may request Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments (each, an “Incremental Facility”) pursuant to any Incremental Facility Amendment; provided, that after giving effect to any such addition, the aggregate amount of all additional Term Loan Commitments and Incremental Revolving Credit Commitments that have been added pursuant to this Section 2.16(a) shall not exceed the Incremental Cap. Each such addition under this Section 2.16 shall be in an aggregate amount of at least $5,000,000.
(b)Any loans made in respect of any such additional Term Loan Commitments may be made, at the option of the Borrower, either by (i) increasing the Term Loans with the same terms (including pricing) as the existing Term Loans, or (ii) creating a new tranche of terms loans (any such increase or tranche, the “Incremental Term Loans”); provided, that any Incremental Term Loan other than Customary Term A Loans, Customary Bridge Loans or the Inside Maturity Amount, (A) shall not mature prior to the Latest Term Loan Maturity Date on the date of incurrence of such Incremental Term Loans and (B) the Weighted Average Life to Maturity of any Incremental Term Loan shall be no less than the Weighted Average Life to Maturity of such latest maturing Tranche of Term Loans.
(c)Any such incremental Revolving Credit Commitments (the “Incremental Revolving Credit Commitments”) may be made by adding one or more new tranches of Revolving Credit Commitments and/or increasing the aggregate amount of the Revolving Credit Commitments of any existing Tranche; provided, that no Incremental Revolving Credit Commitments may have a final maturity date earlier than (or require scheduled amortization or mandatory commitment reductions prior to) the Latest Revolver Maturity Date.

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(d)Except as otherwise permitted herein (including with respect to currency, pricing (including any “MFN” or other pricing term), interest rate margins, rate floors, fees, premiums (including prepayment premiums), funding discounts, maturity and amortization (subject to clauses (b) and (c) above with respect to maturity and amortization)):
(i)the terms of any Incremental Term Loan, if not substantially consistent with the terms of any then-outstanding Term Facility, must be reasonably satisfactory to the Administrative Agent; it being understood that (A) any Incremental Term Loan may provide for the ability to participate (1) with respect to any voluntary prepayment, on a pro rata basis, greater than pro rata basis, or less than a pro rata basis with the then-outstanding Term Facility and (2) with respect to any mandatory prepayment, on a pro rata basis (to the extent such Incremental Term Loan is secured on a pari passu basis with the Initial Term Loans) or less than a pro rata basis with the then-outstanding Term Facility (and on greater than a pro rata basis with respect to any prepayment of any such Incremental Term Loan with the proceeds of any Refinancing Term Loan Facility, issuance of Credit Agreement Refinancing Indebtedness or any Incremental Term Loan incurred in reliance on clause (b) of the definition of “Incremental Cap”), (B) (I) terms not substantially consistent with any then-outstanding Term Facility which are applicable only after the Latest Term Loan Maturity Date, (II) terms contained in such Incremental Term Loan that are, taken as a whole, more favorable to the lenders or the agent of such Incremental Term Loan than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Lenders under the Term Facility or, as applicable, the Administrative Agent, (III) terms contained in such Incremental Term Loan that (taken as a whole) reflect then current market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower in good faith) and (IV) terms that are, taken as a whole, in the good faith determination of the Borrower, not more favorable to the lenders or agents of such Incremental Term Loan than those contained in the Credit Documentation, in each case will be deemed to be satisfactory to the Administrative Agent, (C) any Incremental Term Loan that consists of Customary Term A Loans may include one or more financial maintenance covenants that do not apply for the benefit of any Lender that does not hold such “Customary Term A Loans and (D) notwithstanding anything to the contrary herein, any Incremental Term Loan may be structured as a “delayed draw” facility with such conditions to any borrowing thereunder as the Borrower and the relevant lenders may agree; and
(ii)the terms of any Incremental Revolving Credit Commitment, if not substantially consistent with the terms of the then-existing Revolving Credit Facility, must be reasonably satisfactory to the Administrative Agent (it being understood that (A) any Incremental Facility may provide for the ability to participate with respect to (1) borrowings on a pro rata basis or non-pro rata basis with other then-outstanding Revolving Credit Facilities, (2) any voluntary prepayment on a pro rata basis or non-pro rata basis with other then-outstanding Revolving Credit Facilities and (3) any permanent repayment and/or termination of revolving commitments on a pro rata basis or non-pro rata basis with any then-outstanding Revolving Credit Facility (or, in any case, on a greater than pro rata basis to the extent such revolving commitments are terminated in full and refinanced or replaced with a Refinancing Revolving Facility or an Incremental Facility implemented in reliance on clause (b) of the definition of “Incremental Cap”) and (B) (1) terms not substantially consistent with any then-existing Revolving Credit Commitments which are applicable only after the Latest Revolver Maturity Date, (2) terms contained in such Incremental Facility that are more favorable to the lenders or the agent of such Incremental Facility than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Lenders under the applicable Revolving Credit Facility or, as applicable, the Administrative Agent, (3) terms contained in such Incremental Facility that (taken as a whole) reflect then current market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower in good faith), (4) terms contained in such Incremental Facility that are, taken as a whole, in the good faith determination of the Borrower, not more favorable to the lenders or agent of such Incremental Facility than those contained in the Loan Documents and (5) any condition to any extension of credit under any Incremental Facility, in each case will be deemed to be satisfactory to the Administrative Agent.
(e)The currency, pricing (including any “MFN” or other pricing term), interest rate margins, rate floors, fees, premiums (including any prepayment premium), and funding discount applicable to any Incremental Term Loan shall be determined by the Borrower and the lender or lenders providing such Incremental Term Loan; provided, that (i) in the case of any Incremental Term Loans that constitutes MFN Indebtedness, the interest rate margin (excluding, for the avoidance of doubt, any original issuance discount or

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fees payable in connection therewith) payable applicable thereto may not be more than 0.50% per annum higher than the Applicable Margin that is applicable to the Initial Term Loans, unless the Applicable Margin (and/or, as provided in the following clause (ii), the Alternate Base Rate floor or Term SOFR floor) with respect to the Initial Term Loans is adjusted, in each case, such that the Applicable Margin in respect of such Initial Term Loans is not more than 0.50% per annum less than the interest rate margin with respect to such Incremental Term Loan (it being understood for purposes of this clause (i) that if such Incremental Term Loan or the Initial Term Loan includes a Term SOFR floor that is in effect with respect to such Incremental Term Loan or the Initial Term Loans, as applicable, on the date of incurrence of the relevant Incremental Term Loan, the excess amount of each such floor over Term SOFR will be equated to interest rate margin) and (B) any increase in the Applicable Margin applicable to any Initial Term Loan due to the application or imposition of an Alternate Base Rate floor or Term SOFR floor on any Incremental Term Loan may, at the election of the Borrower, be effected solely through an increase in (or implementation of, as applicable) any Alternate Base Rate floor or Term SOFR floor applicable to such Initial Term Loan (this proviso, the “MFN Provision”).
(f)The Borrower may invite any Lender or any additional Eligible Assignees to become Term Lenders or Revolving Credit Lenders. No Lender will be obligated to provide all or any portion of any Incremental Facility and the determination to provide such commitment shall be within the sole and absolute discretion of such Lender. Any failure by a Lender to respond to any such invitation shall not be deemed an acceptance or agreement to provide such Incremental Facility.
(g)If any Term Loan Commitments or Revolving Credit Commitments are added in accordance with this Section 2.16, the Administrative Agent and the Borrower shall determine the effective date (the “Incremental Commitments Effective Date”) and the final allocations of such additional Commitments. The Administrative Agent shall promptly notify the Borrower and the lenders providing such Incremental Facility of the final allocation thereof and the Incremental Commitments Effective Date. The conditions to effectiveness of any Incremental Facility will be as agreed among the Borrower and the lenders providing such Incremental Facility.
(h)On each Incremental Commitments Effective Date, (i) each Lender or Eligible Assignee which is providing an additional Term Loan Commitment (A) shall become a “Term Lender” for all purposes of this Agreement and the other Loan Documents, and (B) unless such Incremental Term Loan is structured as a delayed draw term loan, shall make an Incremental Term Loan to the Borrower in a principal amount equal to such additional Term Loan Commitment, and such Incremental Term Loan shall be deemed a “Term Loan” for all purposes of this Agreement and the other Loan Documents and (ii) each Lender or Eligible Assignee which is providing an Incremental Revolving Credit Commitment shall become a “Revolving Credit Lender” for all purposes of this Agreement and the other Loan Documents with a Revolving Credit Commitment.
(i)(i) any Incremental Facility may rank pari passu with or junior to any then-existing Tranche of Term Loans or Revolving Credit Commitments, as applicable, in right of payment and/or security or may be unsecured (and to the extent the relevant Incremental Facility is secured on a junior lien basis or subordinated in right of payment, it shall be subject to an Acceptable Intercreditor Agreement) and (ii) no Incremental Facility may be (x) guaranteed by any Subsidiary that is not a Loan Party (it being understood and agreed that the obligations of any Subsidiary with respect to any escrow arrangement into which the proceeds of any Incremental Term Loan are deposited shall not constitute a guarantee by any Subsidiary that is not a Loan Party) or (y) secured by any asset of the Borrower or any Subsidiary that does not constitute Collateral; it being understood that any Incremental Facility that is funded into Escrow pursuant to customary (in the good faith determination of the Borrower) escrow arrangements may be secured by the applicable funds and related assets held in Escrow (and the proceeds thereof) until the date on which such funds are released from Escrow.
(j)The proceeds of any Incremental Facility may be used by the Borrower and its Subsidiaries for working capital and other general corporate purposes and any other use not prohibited by this Agreement.
(k)Upon the implementation of any Incremental Revolving Credit Commitment pursuant to this Section 2.16:
(i)if such Incremental Revolving Credit Commitment establishes a Revolving Credit Commitment of the same Tranche as any then-existing Tranche of Revolving Credit Commitments, (A) each Revolving Credit Lender immediately prior to such increase will

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automatically and without further act be deemed to have assigned to each relevant Lender with respect to such Incremental Revolving Credit Commitment, and each relevant Lender with respect to such Incremental Revolving Credit Commitment will automatically and without further act be deemed to have assumed a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each deemed assignment and assumption of such participations, all of the Revolving Credit Lenders’ (including each Lender under such Incremental Revolving Credit Commitment) participations hereunder in Letters of Credit shall be held on a pro rata basis on the basis of their respective Revolving Credit Commitments (after giving effect to any increase in the Revolving Credit Commitment pursuant to this Section 2.16) and (B) the existing Revolving Credit Lenders of the applicable Tranche shall assign Revolving Credit Loans to certain other Revolving Credit Lenders of such Tranche (including the Revolving Credit Lenders providing the relevant Incremental Revolving Credit Commitment), and such other Revolving Credit Lenders (including the Revolving Credit Lenders providing the relevant Incremental Revolving Credit Commitment) shall purchase such Revolving Credit Loans, in each case to the extent necessary so that all of the Revolving Credit Lenders of such Tranche participate in each outstanding Borrowing of Revolving Credit Loans pro rata on the basis of their respective Revolving Credit Commitments of such Tranche (after giving effect to any increase in the Revolving Credit Commitment of such Tranche pursuant to this Section 2.16); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (i); and
(ii)if such Incremental Revolving Credit Commitment establishes Revolving Credit Commitments of a new Tranche, then (A) the borrowing and repayment of Revolving Credit Loans with respect to any Revolving Credit Facility after the effective date of such Incremental Revolving Credit Commitment may be made on a pro rata basis or non-pro rata basis with all other Revolving Credit Facilities (it being understood that (x) any Revolving Credit Facility that participates in borrowings on a pro rata basis with other Revolving Credit Facilities shall participate in repayments on a pro rata basis with such other Revolving Credit Facilities and (y) any Revolving Credit Facility that must participate in borrowings on a less than pro rata basis as compared to other Revolving Credit Facilities shall participate in repayments on a less than pro rata basis as compared to such other Revolving Credit Facilities (except, in any case, for (1) payments of interest and fees at different rates on the Revolving Credit Facilities (and related outstandings), (2) repayments required on the Maturity Date of any Revolving Credit Facility and (3) repayments made in connection with a permanent repayment and termination of the Revolving Credit Commitments under any Revolving Credit Facility (subject to clause (C) below))), (B) all Letters of Credit shall be participated on a pro rata basis by all Revolving Credit Lenders and (C) any permanent repayment of Revolving Credit Loans with respect to, and reduction and termination of Revolving Credit Commitments under, any Revolving Credit Facility after the effective date of such Incremental Revolving Credit Commitment may be made with respect to such Incremental Revolving Credit Commitment on a pro rata basis or non-pro rata basis with all other Revolving Credit Facilities (it being understood that (x) any Revolving Credit Facility that participates in borrowings on a pro rata basis with other Revolving Credit Facilities shall participate in permanent repayments of Revolving Credit Loans with respect to, and reduction and termination of Revolving Credit Commitments under, such Revolving Credit Facility on a pro rata basis with such other Revolving Credit Facilities and (y) any Revolving Credit Facility that must participate in borrowings on a less than pro rata basis with other Revolving Credit Facilities shall participate in permanent repayments of Revolving Credit Loans with respect to, and reduction and termination of Revolving Credit Commitments under, such Revolving Credit Facility on a less than pro rata basis as compared to such other Revolving Credit Facilities; provided, that notwithstanding the foregoing, to the extent any such Revolving Credit Commitments are terminated in full and refinanced or replaced with a Refinancing Revolving Facility or an Incremental Facility implemented in reliance on clause (b) of the definition of “Incremental Cap”, such Revolving Credit Commitments may be terminated on a greater than pro rata basis).
(l)On the date of effectiveness of any Incremental Revolving Credit Commitment, the Letter of Credit Sublimit and/or the Swing Line Sublimit, as applicable, permitted hereunder may be increased by an amount, if any, agreed upon by the Borrower, the Administrative Agent and the relevant L/C Issuer or the Swing Line Lender, as applicable.
(m)This Section 2.16 shall supersede any provision in Section 2.13, 2.14 or 11.01 to the contrary.

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Section 2.17.Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Credit Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)The Commitment Fee shall cease to accrue on the unused portion of the Revolving Credit Commitments of such Defaulting Lender under Section 2.10(a);
(b)if any Swing Line Obligations or L/C Obligations exist at the time any Revolving Credit Lender becomes a Defaulting Lender then:
(i)all or any part of the Swing Line Obligations (other than the portion of such Swing Line Obligations referred to in clause (b) of the definition of such term) and L/C Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are Revolving Credit Lenders in accordance with their respective Pro Rata Shares of the Swing Line Obligations and L/C Obligations but only to the extent (A) no Event of Default has occurred and is continuing at such time and (B) the sum of all non-Defaulting Lenders’ Revolving Outstandings plus such Defaulting Lender’s Pro Rata Share of all Swing Line Obligations and L/C Obligations does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments;
(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three Business Days following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Pro Rata Share of all Swing Line Obligations and (y) second, Cash Collateralize for the benefit of the L/C Issuer only the Borrower’s obligations corresponding to such Defaulting Lender’s Pro Rata Share of all L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(g) for so long as such Defaulting Lender’s Pro Rata Share of all L/C Obligations is outstanding;
(iii)if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Pro Rata Share of all L/C Obligations pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.04(i) with respect to such Defaulting Lender’s Pro Rata Share of all L/C Obligations during the period such Defaulting Lender’s Pro Rata Share of all L/C Obligations is Cash Collateralized;
(iv)if such Defaulting Lender’s Pro Rata Share of all L/C Obligations is reallocated to the non-Defaulting Lenders pursuant to clause (i) above, then the fees payable to the non-Defaulting Lenders pursuant to Sections 2.04(i) and 2.10(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; and
(v)if all or any portion of such Defaulting Lender’s Pro Rata Share of all L/C Obligations is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the L/C Issuer or any other Lender hereunder, all facility fees and commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Credit Commitment that was utilized by such L/C Obligations) and letter of credit fees payable under Section 2.04(i) with respect to such Defaulting Lender’s Pro Rata Share of all L/C Obligations shall be payable to the applicable L/C Issuer until and to the extent that such Defaulting Lender’s Pro Rata Share of all L/C Obligations is reallocated and/or Cash Collateralized; and
(c)so long as any Revolving Credit Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund such portion of any Swing Line Loan that equals such Defaulting Lender’s Pro Rata Share of such Swing Line Loan, and the L/C Issuer shall not be required to issue, amend or increase any Letter of Credit, unless they are satisfied (in their reasonable judgment) that the related exposure and the Defaulting Lender’s then outstanding Pro Rata Share of all L/C Obligations will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.17(b), and participating interests in any newly made Swing Line Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.17(b)(i) (and such Defaulting Lender shall not participate therein).

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(d)In the event that each of the Administrative Agent, the Borrower, the Swing Line Lender and the L/C Issuers agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Revolving Credit Lenders’ Pro Rata Shares of the Swing Line Obligations and L/C Obligations shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Credit Loans of the other Lenders (other than Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Credit Loans in accordance with its Pro Rata Share, and such Lender shall cease to be a Defaulting Lender.
Section 2.18.Extension of Maturity Date.
(a)Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of any applicable Tranche, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments of such Tranche, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of all or a portion of each such Lender’s Term Loans and/or Revolving Credit Commitments and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including by changing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Term Loans) (each, an “Extension”, and any Extended Term Loans shall constitute a separate tranche of Term Loans from the Tranche of Term Loans from which they were converted and any Extended Revolving Credit Commitments shall constitute a separate tranche of Revolving Credit Commitments from the Tranche of Revolving Credit Commitments from which they were converted), so long as the following terms are satisfied:
(i)except as to currency, pricing (including any “MFN” or other pricing terms), interest rate margins, rate floors, fees, premiums (including prepayment premiums), funding discounts and maturity (which shall be subject to the immediately succeeding clause (iii)), the terms of any Extended Revolving Credit Commitment shall be determined by the Borrower and any Lender who agrees to an Extension of its Revolving Credit Commitments and set forth in the relevant Extension Offer; provided, that if the terms of any Extended Revolving Credit Commitment are not substantially consistent with the terms of the then-existing Revolving Credit Facility subject to such Extension Offer, such terms shall be reasonably satisfactory to the Administrative Agent (it being understood (A) terms applicable to such Extended Revolving Credit Commitments or Extended Revolving Credit Loans that are, taken as a whole, in the good faith determination of the Borrower, more favorable to the lenders or the agent of such Extended Revolving Credit Commitments or Extended Revolving Credit Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Revolving Credit Lenders or, as applicable, the Administrative Agent, (B) terms, taken as a whole, that reflect then current market terms and conditions, taken as a whole, at the time of incurrence or issuance (as determined by the Borrower in good faith) and (C) any covenant or other provision applicable only after the Latest Revolver Maturity Date applicable to the Revolving Credit Commitment of any Lender who agrees to an extension with respect to such Commitment (an “Extended Revolving Credit Commitment”; and the Loans thereunder, “Extended Revolving Credit Loans”), (D) terms of such Extended Revolving Credit Commitments that are, taken as a whole, in the good faith determination of the Borrower, not more favorable to the lenders or agent of such Incremental Facility than those contained in the Loan Documents and (E) any condition to any extension of credit under any Extended Revolving Credit Commitment, in each case will be deemed to be satisfactory to the Administrative Agent); provided, that to the extent more than one Revolving Credit Facility exists after giving effect to any such Extension, (x) the borrowing and repayment of Revolving Credit Loans with respect to any Revolving Credit Facility after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis or non-pro rata basis with all other Revolving Credit Facilities (it being understood that any Revolving Credit Facility that participates in borrowings on a pro rata basis with other Revolving Credit Facilities shall participate in repayments on a pro rata basis with such Revolving Credit Facilities (except, in any case, for (1) payments of interest and fees at different rates on the Revolving Credit Facilities (and related outstandings), (2) repayments required on the Maturity Date of any Revolving Credit Facility and (3) repayments made in connection with a permanent repayment and termination of the Revolving Credit Commitments under any Revolving Credit Facility (subject to clause (z) below))), (y) all Letters of Credit and Swing Line Loans shall be participated on a pro rata basis by all Revolving Credit Lenders

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as contemplated by Section 2.04(m) and 2.05(f) and (z) any permanent repayment of Revolving Credit Loans with respect to, and reduction or termination of Revolving Credit Commitments under, any Revolving Credit Facility after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis or non-pro rata basis with all other Revolving Credit Facilities (it being understood that a Revolving Credit Facility that participates in borrowings on a pro rata basis with other Revolving Credit Facilities shall participate in permanent repayments of Revolving Credit Loans with respect to, and reduction and termination of Revolving Credit Commitments under, such Revolving Credit Facility on a pro rata basis with such other Revolving Credit Facilities; provided, that notwithstanding the foregoing, to the extent any such Revolving Credit Commitments are terminated in full and refinanced or replaced with Refinancing Revolving Facility or an Incremental Facility implemented in reliance on clause (b) of the definition of “Incremental Cap”, such Revolving Credit Commitments may be terminated on a greater than pro rata basis);
(ii)except as to (A) currency, pricing (including any “MFN” or other pricing term), interest rate margins, rate floors, fees, funding discounts, amortization, final maturity date, premiums (including prepayment premiums), required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and any Lender who agrees to an Extension of its Term Loans and set forth in the relevant Extension Offer), (B) terms applicable to such Extended Term Loans (as defined below) that are, taken as a whole, in the good faith determination of the Borrower, more favorable to the lenders or the agent of such Extended Term Loans than those contained in the Loan Documents applicable to the relevant Term Loans and are then conformed (or added) to the Loan Documents for the benefit of the Term Lenders in respect of such Term Loans or, as applicable, the Administrative Agent, (C) terms, taken as a whole, that reflect then current market terms and conditions, taken as a whole, at the time of incurrence or issuance (as determined by the Borrower in good faith) and (D) any covenant or other provision applicable only to any period after the Latest Term Loan Maturity Date (in each case, as of the date of such Extension), the Term Loans of any Lender extended pursuant to any Extension (any such extended Term Loans, the “Extended Term Loans”) shall have substantially consistent terms (or terms not less favorable to existing Lenders) as the tranche of Term Loans subject to the relevant Extension Offer unless such terms are reasonably accepted to the Administrative Agent;
(iii)(x) the final maturity date of any Extended Term Loans may be no earlier than the then applicable Latest Term Loan Maturity Date at the time of Extension and (y) no Extended Revolving Credit Commitments or Extended Revolving Credit Loans may have a final maturity date earlier than (or require commitment reductions prior to) the Latest Revolver Maturity Date;
(iv)the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby;
(v)any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments in respect of the applicable Term Facility, in each case as specified in the respective Extension Offer;
(vi)if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Loans, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;
(vii)all documentation in respect of such Extension (including the Extension Amendment) shall be consistent with the foregoing;
(viii)unless the Administrative Agent otherwise agrees, any Extension must be in a minimum amount of $5,000,000; and

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(ix)no Lender shall be obligated to agree to an Extension Offer and the determination to agree to an Extension shall be within the sole and absolute discretion of such Lender. Any failure by a Lender to respond to any such Extension Offer shall not be deemed an acceptance or agreement to provide an Extension.
(b)With respect to all Extensions consummated by the Borrower pursuant to this Section 2.18, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments or commitment reductions for purposes of Sections 2.06, 2.07 or 2.08, (ii) the amortization schedules (in so far as such schedule affects payments due to Lenders participating in the relevant Facility) set forth in Section 2.08 shall be adjusted to give effect to the Extension of the relevant Facility and (iii) except as set forth in clause (a)(viii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided, that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and which may be waived by the Borrower) of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable Tranches to be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.18 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.06, 2.07 or 2.08) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.18.
(c)No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Credit Commitments (or a portion thereof), the consent of the L/C Issuer and the Swing Line Lender, which consent shall not be unreasonably withheld or delayed. All Extended Term Loans and Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Tranches or sub-Tranches in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Tranches or sub-Tranches, in each case on terms consistent with this Section 2.18. In addition, if so provided in such amendment and with the consent of the L/C Issuer, participants in Letters of Credit expiring on or after the latest maturity date (but in no event later than the date that is five Business Days prior to the Initial Revolver Maturity Date) in respect of the Revolving Credit Commitments shall be re-allocated from Lenders holding non-extended Revolving Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Credit Commitments, be deemed to be participation interests in respect of such Revolving Credit Commitments and the terms of such participation interests shall be adjusted accordingly.
(d)In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.18.
Section 2.19.Refinancing Amendments.
(a)The Borrower may, by written notice to the Administrative Agent from time to time, request to extend, exchange, renew, replace or refinance, in whole or in part, existing Term Loans or existing Revolving Credit Loans (or unused Revolving Credit Commitments), or any then-existing Credit Agreement Refinancing Indebtedness (solely for purposes of this Section 2.19, “Refinanced Debt”), with Indebtedness consisting of (i) Refinancing Term Loans (such term loan facility, a “Refinancing Term Loan Facility”), in each case, in respect of all or any portion of any Tranche of Term Loans then outstanding under this Agreement or (ii) Refinancing Term Loans or Refinancing Revolving Credit Commitments (such revolving

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credit facility, a “Refinancing Revolving Facility” and together with any Refinancing Term Loan Facility, the “Refinancing Facilities”) in respect of all or any portion of any Revolving Credit Loans (and the unused Revolving Credit Commitments with respect to such Revolving Credit Loans) then outstanding under this Agreement, in each case pursuant to a Refinancing Amendment (such Indebtedness, “Refinancing Indebtedness”). Each written notice to the Administrative Agent requesting a Refinancing Amendment shall set forth (i) the amount of the Refinancing Term Loans or Refinancing Revolving Credit Commitments being requested (which shall be in a minimum amount of $5,000,000 unless otherwise agreed by the Administrative Agent in its reasonable discretion) and (ii) the date on which such Refinancing Term Loans or Refinancing Revolving Credit Commitments are requested to become effective (which shall not be less than five Business Days (or such shorter period as the Administrative Agent may reasonably agree) after the date of such notice). The Borrower may seek Refinancing Indebtedness from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or any Person that is an Eligible Assignee (each such Person that is not an existing Lender and that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with this Section 2.19, an “Additional Lender”).
(b)Notwithstanding the foregoing, the effectiveness of any Refinancing Amendment shall be subject to (i) on the date of effectiveness thereof, no Event of Default shall have occurred and be continuing or shall be caused thereby, (ii) the terms of the applicable Refinancing Indebtedness shall comply with Section 2.19(c) and (iii) except as otherwise specified in the applicable Refinancing Amendment, the Administrative Agent shall have received (with sufficient copies for each of the Refinancing Term Loan Lenders and Refinancing Revolving Lenders, as applicable) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent.
(c)The terms and provisions of any Refinancing Indebtedness incurred pursuant to any Refinancing Amendment shall not be, except as otherwise set forth herein or in the Refinancing Amendment and reasonably acceptable to the Administrative Agent, taken as a whole, as determined by the Borrower in good faith, materially more favorable to the Lenders providing such Indebtedness than those applicable to the applicable Refinanced Debt (provided (i) any provisions which apply only to periods after the maturity date of the Refinanced Debt, (ii) terms that are more favorable to the lenders of such Refinancing Indebtedness than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the applicable Lenders and (iii) terms, taken as a whole, that reflect then current market terms and conditions, taken as a whole, at the time of incurrence or issuance (as determined by the Borrower in good faith), in each case, shall be deemed acceptable to the Administrative Agent); provided, that:
(i)such Refinancing Indebtedness consisting of Refinancing Term Loans shall other than with respect to Customary Term A Loans, Customary Bridge Loans or the Inside Maturity Amount have (A) a maturity date no earlier than the maturity date of the applicable Refinanced Debt and (B) a Weighted Average Life to Maturity equal to or greater than that of the Refinanced Debt,
(ii)there shall be no scheduled amortization of such Refinancing Indebtedness consisting of Refinancing Revolving Credit Commitments and the scheduled termination date of such Refinancing Revolving Credit Commitments shall not be earlier than the scheduled termination date of the Refinanced Debt,
(iii)such Refinancing Indebtedness will rank pari passu or junior in right of payment and of security with the other Obligations hereunder (and, if applicable, be subject to an Acceptable Intercreditor Agreement) or be unsecured,
(iv)such Refinancing Indebtedness shall be guaranteed by the Guaranty,
(v)the interest rate margin, rate floors, fees, original issue discount and premiums applicable to such Refinancing Indebtedness shall be determined by the Borrower and the Lenders providing such Refinancing Indebtedness,
(vi)such Refinancing Indebtedness (including, if such Indebtedness includes any Refinancing Revolving Credit Commitments, the unused portion of such Refinancing Revolving Credit Commitments) shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and reasonable fees and

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expenses associated with the refinancing, plus the unused Revolving Credit Commitments being replaced, and
(vii)such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with the incurrence of such Refinancing Indebtedness in accordance with the provisions of Section 2.13; provided, further, that to the extent that such Refinancing Indebtedness consists of Refinancing Revolving Credit Commitments, the Revolving Credit Commitments being refinanced by such Refinancing Indebtedness shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Refinancing Indebtedness is issued, incurred or obtained.
(d)In connection with any Refinancing Indebtedness pursuant to this Section 2.19, the Borrower, the Administrative Agent and each applicable Lender or Additional Lender shall execute and deliver to the Administrative Agent a Refinancing Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence such Refinancing Indebtedness. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent reasonably necessary to reflect the existence and terms of the Refinancing Indebtedness incurred pursuant thereto. Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19, including any amendments necessary to establish the Refinancing Term Loans and Refinancing Revolving Credit Commitments as new Classes, Tranches or sub-Tranches of Term Loans or Revolving Credit Commitments and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection therewith, in each case on terms not inconsistent with this Section 2.19.
Article 3

TAXES, INCREASED COSTS AND ILLEGALITY
Section 3.01.Taxes.
(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without withholding or deduction for any Taxes, except as required by applicable Laws. If the Borrower, the Administrative Agent or other applicable withholding agent shall be required by any applicable Laws to withhold or deduct any Taxes from any payment (as determined in the good faith discretion of the applicable withholding agent), then (i) the applicable withholding agent, as required by such Laws, shall be entitled to withhold or make such deductions as are determined by it to be required, (ii) the applicable withholding agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (iii) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)Tax Indemnifications.
(i)The Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 30 days after demand therefor accompanied by the certificate described below in this clause (c)(i), for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such

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Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for such demand and the calculation of the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(ii)Each Lender shall, and does hereby, severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, (x) against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting or expanding any obligation of the Borrower to do so), (y) against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.07 relating to the maintenance of a Participant Register and (z) against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (c)(ii).
(d)Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(e)Status of Lenders and Agent; Tax Documentation.
(i)Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.
(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)any Recipient that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Recipient that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such

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Foreign Lender becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of an applicable IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, an applicable IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed originals of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower, as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of an applicable IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, an applicable IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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(iii)In addition, to the extent it has not provided an IRS Form W-9 pursuant to the preceding subsection (ii) and is legally eligible to do so, the Administrative Agent shall deliver to the Borrower (y) prior to the date on which the first payment by the Borrower is due hereunder or (z) prior to the first date on which such person becomes a successor agent pursuant to Section 9.09, as applicable, properly completed and duly executed copies of IRS Form W-8IMY certifying on Part I, Part II and Part VI thereof that it is a U.S. branch that has agreed to be treated as a U.S. Person for U.S. federal tax purposes with respect to payments received by it from the Borrower in its capacity as Administrative Agent.
(iv)Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(v)Each Lender authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(e).
(f)Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this clause (f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (f) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
(g)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
Section 3.02.Illegality. If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Term SOFR Loans in Dollars or to convert ABR Loans to Term SOFR Loans, shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may

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not lawfully continue to maintain such Term SOFR Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amount required pursuant to Section 3.07. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
Section 3.03.Inability to Determine Rates.
(a)If prior to (x) the commencement of any Interest Period for any Borrowing of Term SOFR Loans, (y) any relevant date of determination of the interest rate with respect to any Revolving Credit Loans denominated in an Alternate Currency or (z) a conversion of ABR Loans to Term SOFR Loans or a continuation of any of such Term SOFR Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with Section 3.03(b) and the circumstances under Section 3.03(b)(i) or the Scheduled Unavailability Date has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Agreed Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan, a Revolving Credit Loan denominated in an Alternate Currency or the determination of the Term SOFR component of the Alternate Base Rate in connection with an existing or proposed ABR Loan, or (ii) the Administrative Agent reasonably determines, or is advised by the Required Lenders, that for any reason that the Relevant Rate with respect to a proposed Loan denominated in an Agreed Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans or Revolving Credit Loans denominated in the relevant Alternate Currency, or to convert ABR Loans to Term SOFR Loans, as the case may be, shall be suspended (to the extent of the affected Term SOFR Loans or Revolving Credit Loans, as the case may be, or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Alternate Base Rate, the utilization of the Term SOFR component in determining the Alternate Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in Section 3.03(a)(ii), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans or Revolving Credit Loans denominated in the relevant Alternate Currency, as the case may be (to the extent of the affected Term SOFR Loans or Revolving Credit Loans, as the case may be, or Interest Periods), or, failing that, will be deemed to have converted such request with respect to any Loan denominated in Dollars in the Dollar Equivalent of the amount specified therein into a request for a Borrowing of ABR Loans in the amount specified therein and (B)(i) any outstanding Term SOFR Loans shall be deemed to have been converted to ABR Loans immediately and (ii) any outstanding affected Revolving Credit Loan denominated in the relevant Alternate Currency, at the Borrower's option, will either (1) be converted into a Borrowing of ABR Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Alternate Currency immediately or (2) be prepaid in full immediately; provided, that if no election is made by the Borrower (x) in the case of a Revolving Credit Loan denominated in the relevant Alternate Currency, by the date that is three Business Days after receipt by the Borrower of such notice or (y) in the case of a Term SOFR Loan, by the last day of the current Interest Period for such applicable Term SOFR Loan, the Borrower will be deemed to have elected clause (1) above.
(b)Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or the Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or the Required Lenders (as applicable) have determined, that:
(i)adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Agreed Currency because either (x) none of the one month, three month and six month interest periods of such Relevant Rate (including any forward-looking term rate thereof) is or (y) the Relevant Rate is not, in either case, available or published on a current basis and such circumstances are unlikely to be temporary; or

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(ii)the Applicable Authority (or any successor administrator thereof), in each case acting in such capacity, has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Agreed Currency (including any forward-looking term rate thereof) or the Relevant Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of loans denominated in such Agreed Currency, or shall or will otherwise cease, provided, that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, in consultation with the Borrower, that will continue to provide such interest period(s) of the Relevant Rate or the Relevant Rate itself, in either case, for such Agreed Currency after such specific date (the latest date on which all tenors of the Relevant Rate or such Relevant Rate itself, in either case, for such Agreed Currency (including any forward-looking term rate thereof) are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);
or if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate for the relevant Agreed Currency then in effect, then, (x) with respect to Term SOFR, on a date and time determined by the Administrative Agent, in consultation with the Borrower (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Term SOFR Successor Rate”), and (y) with respect to any other Relevant Rate (or if Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date), reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the Relevant Rate for an Agreed Currency or any then current Successor Rate for an Agreed Currency in accordance with this Section 3.03 with an alternate benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent, in consultation with the Borrower, from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Other Relevant Rate Successor Rate” and together with the Term SOFR Successor Rate, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all relevant Lenders and the Borrower unless, in the case of any amendments in connection with an Other Relevant Rate Successor Rate, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
If the relevant Successor Rate is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
The Administrative Agent will promptly (in one or more notices) notify the Borrower and each relevant Lender of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided, that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than, (x) solely with respect to the Initial Term Loans, 0.50% per annum or (y) solely with respect to the Initial Revolving Credit Loans, 0.00% per annum, the Successor Rate will be deemed to be 0.50% per annum or 0.00% per annum, respectively, for the purposes of this Agreement and the other Loan Documents.

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In connection with the implementation of a Successor Rate, the Administrative Agent, in consultation with the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided, that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
(c)For purposes of this Section 3.03, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in the relevant Alternate Currency shall be excluded from any determination of Required Lenders.
Section 3.04.Increased Costs. If any Change in Law shall:
(a)impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Term SOFR or SONIA);
(b)subject any Lender or L/C Issuer to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(c)impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans or SONIA Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or L/C Issuer, the Borrower will within 30 days of receipt of the certificate contemplated by Section 3.08(a) pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered; provided, further, that no Lender or L/C Issuer shall make a demand for payment hereunder unless such Lender is also making demand for reimbursement of the relevant amounts from similarly situated borrowers under comparable syndicated credit facilities.
Section 3.05.Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Swing Line Loans held by, such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law other than due to Taxes (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time, the Borrower within 30 days of receipt of the certificate contemplated by Section 3.08(a) will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided, that no Lender shall make a demand for payment hereunder unless such Lender is also making demand for reimbursement of the relevant amounts from similarly situated borrowers under comparable syndicated credit facilities.
Section 3.06.[Reserved].
Section 3.07.Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent), the Borrower shall promptly compensate such Lender for and hold such Lender

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harmless from any actual loss, cost or expense (but excluding loss of anticipated profit) incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Term SOFR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Term SOFR Loan on the date or in the amount notified by the Borrower; or
(c)any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.09(a) or Section 11.01;
including any actual out-of-pocket loss or expense arising from the liquidation or reemployment of funds obtained by such Lender to maintain such Loan, or from fees payable to terminate the deposits from which such funds were obtained. No Lender shall make a demand for payment under this Section 3.07 unless such Lender is also making demand for reimbursement of the relevant amounts from similarly situated borrowers under comparable syndicated credit facilities.
Section 3.08.Matters Applicable to All Requests for Compensation.
(a)The Administrative Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the Borrower contemporaneously with the demand for payment that (x) sets forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error and (y) certifies that such Lender, to the extent required by the terms of this Agreement, is generally charging the relevant amounts to similarly situated borrowers under comparable syndicated credit facilities. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods. For the avoidance of doubt, any additional amounts required to be paid pursuant to Section 3.01 are not subject to the limitations set forth in this Section 3.08(a). The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
(b)(i) Except as provided in the following sentence, failure or delay on the part of any Lender to demand compensation pursuant to the provisions of this Article 3 shall not constitute a waiver of such Lender’s right to demand such compensation. With respect to any Lender’s claim for compensation under any of Sections 3.02 through 3.07, the Borrower shall not be required to compensate such Lender for any amount incurred more than 180 days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided, that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation from the Borrower under Section 3.04 or 3.05, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Term SOFR Loans, or to convert ABR Loans into Term SOFR Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.08(c) shall be applicable); provided, that such suspension shall not affect the right of such Lender to receive the compensation so requested.
(i)With respect to any Recipient’s claim for compensation under Section 3.01, the Borrower shall not be required to compensate such Recipient for any Taxes to the extent such Taxes were either (A) paid by such Recipient to a governmental authority for the purpose of satisfying the Recipient’s tax liability related to the claim for compensation under Section 3.01 if such payment occurred more than 180 days prior to the date that such Recipient notifies the Borrower of such claim or (B) assessed by a governmental authority in writing and such Recipient received such notice more than 180 days prior to the date that such Recipient notifies the Borrower of a claim for compensation under Section 3.01.
(c)If the obligation of any Lender to make or continue from one Interest Period to another any Term SOFR Loan (or to convert ABR Loans into Term SOFR Loans) shall be suspended pursuant to Section 3.08(b), such Lender’s Term SOFR Loans denominated in Dollars shall be automatically converted into ABR Loans on the last day(s) of the then current Interest Period(s) for such Term SOFR Loans (or, in the

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case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Sections 3.02 through 3.05 that gave rise to such conversion no longer exist:
(i)to the extent that such Lender’s Term SOFR Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Term SOFR Loans shall be applied instead to its ABR Loans; and
(ii)all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Term SOFR Loans shall, to the extent such Loans are denominated in Dollars, be made or continued instead as ABR Loans, and all ABR Loans of such Lender that would otherwise be converted into Term SOFR Loans shall remain as ABR Loans.
(d)If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in any of Sections 3.02 through 3.05 that gave rise to the conversion of such Lender’s Term SOFR Loans pursuant to this Section 3.08 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Term SOFR Loans made by other Lenders are outstanding, such Lender’s ABR Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Term SOFR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Term SOFR Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.
(e)(i) If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Recipient or any Governmental Authority for the account of any Recipient pursuant to Section 3.01, then such Recipient shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Recipient, such designation or assignment (A) would eliminate amounts payable pursuant to Section 3.01 in the future and (B) would not subject such Recipient to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Recipient. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Recipient in connection with any such designation or assignment.
(iii)Each Lender agrees that if any Lender (A) requests compensation under any of Section 3.04 or 3.05, or (B) notifies the Borrower that it has determined that it is unlawful for its applicable Lending Office to make, maintain or fund Term SOFR Loans, or to determine or charge interest rates based upon Term SOFR, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided, that in each case, such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.08(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.02, 3.04 or 3.05.
Section 3.09.Replacement of Lenders Under Certain Circumstances.
(a)If at any time:
(i)the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01, 3.04 or 3.05, as a result of any condition described in such Sections or any Lender ceases to make Term SOFR Loans as a result of any condition described in Section 3.02, 3.04 or 3.05 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.08(e), or
(ii)any Lender becomes a Defaulting Lender,
then the Borrower may upon written notice to the Administrative Agent and such Lender, either:
(A)replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign 100% of its relevant Commitments and the principal of its

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relevant outstanding Loans at par plus any accrued and unpaid interest pursuant to Section 11.07(d) (with the assignment fee to be paid by the Borrower unless waived by the Administrative Agent in such instance) all of its relevant rights and obligations under this Agreement to one or more Eligible Assignees; provided, that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person or
(B)terminate the Commitment of such Lender and repay all obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date;
provided, however, that in the case of a Defaulting Lender only, the Borrower shall have the right to take such action as it may elect (including no action) under the immediately preceding clauses (A) and/or (B) independently and at different times with respect to any one or more Classes or Tranches of Loans (and the related Commitments) of such Defaulting Lender, without being obligated to take the same action with respect to all Classes and Tranches of Loans and related Commitments of such Defaulting Lender.
(b)Any Lender being replaced pursuant to Section 3.09(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans and related participations in L/C Obligations and Swing Line Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent.
(c)Pursuant to an Assignment and Assumption arising by operation of Section 3.09(b), (i) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (ii) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with the execution of such Assignment and Assumption and (iii) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to be a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.
(d)Notwithstanding anything to the contrary, (i) any Lender that acts as L/C Issuer may not be replaced by operation of this Section 3.09 at any time that it has any Letter of Credit outstanding unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a Cash Collateral Account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) any Lender that acts as Administrative Agent may not be replaced by operation of this Section 3.09 except in accordance with the terms of Section 9.09.
(e)The Borrower shall also be entitled to replace a Dissenting Lender in accordance with Section 11.01(b)(v).
(f)To the extent that any Lender is replaced pursuant to Section 11.01(b)(v) requiring payment of a fee pursuant to Section 2.10(b), the Borrower shall pay to each Lender being replaced the fee set forth in Section 2.10(b).
Section 3.10.Survival. All of the Borrower’s obligations under this Article 3 shall survive the occurrence of the Termination Date.

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Article 4

CONDITIONS PRECEDENT
Section 4.01.Conditions Precedent to the Closing Date. The obligation of each Lender to make its initial Loans hereunder and the effectiveness of its Commitments is subject to satisfaction of the following conditions precedent:
(a)Loan Documents. The Administrative Agent’s receipt of the counterparts to the following Loan Documents, each properly executed by a Responsible Officer of the applicable Loan Party party thereto: (i) this Agreement, (ii) any Note to the extent requested by the relevant Lender at least three Business Days prior to the Closing Date and (iii) the Security Agreement.
(b)Secretary’s Certificate and Good Standing Certificates. The Administrative Agent (or its counsel) shall have received (i) a certificate dated the Closing Date and executed by a Responsible Officer of each of the Loan Parties, certifying (i)(x) that attached thereto is a true and complete copy of the articles or certificate of incorporation or other comparable organizational documents of such Loan Party, certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and complete copy of the bylaws, operating or comparable governing document of such Loan Party and (y) that such documents or agreements have not been amended since the date reflected therein (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date) and (ii)(x) that attached thereto is a true and complete copy of resolutions or written consents of its shareholders or board of directors or other relevant governing body, as the case may be, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect on the Closing Date without amendment, modification or rescission, and (y) as to the incumbency and genuineness of the signature of the officers, directors, managers or other authorized signatories of each Loan Party, executing this Agreement and the other Loan Documents to which it is a party and (ii) a good standing (or equivalent) of each of the Loan Parties under the laws of its jurisdiction of organization from the relevant authority of its jurisdiction of organization, dated as of a recent date.
(c)Financial Statements and Pro Forma Financial Statements. The Administrative Agent shall have received:
(i)(A) the audited consolidated balance sheets of S1 Holdco and the System1 Subsidiaries (each as defined in the Acquisition Agreement) as of December 31, 2020, December 31, 2019 and December 31, 2018, and the related audited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the respective twelve-month periods then ended and (B) the audited consolidated balance sheets of Protected.net Group Limited Group as of December 31, 2020, December 31, 2019 and December 31, 2018, and the related audited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the respective twelve-month periods then ended;
(ii)(A)(1) the unaudited consolidated condensed balance sheet of S1 Holdco and the System1 Subsidiaries (each as defined in the Acquisition Agreement), as of March 31, 2021 and the related unaudited consolidated condensed statements of income for the three-month period ended March 31, 2021 and (2) the unaudited consolidated condensed balance sheet as of the end of, and the related unaudited consolidated condensed statements of income for, each fiscal quarter of the S1 Holdco and the System1 Subsidiaries (each, as defined in the Acquisition Agreement) ending after March 31, 2021 and at least 60 days prior to the Closing Date and (B)(1) the unaudited consolidated condensed balance sheet Protected.net Group Limited Group, as of March 31, 2021 and the related unaudited consolidated condensed statements of income for the three-month period ended March 31, 2021 and (2) the unaudited consolidated condensed balance sheet as of the end of, and the related unaudited consolidated condensed statements of income for, each fiscal quarter of Protected.net Group Limited Group ending after March 31, 2021 and at least 60 days prior to the Closing Date; and
(iii)a pro forma consolidated balance sheet and a related consolidated statement of income of the Borrower as of and for, as applicable, the 12-month period ended as of June 30, 2021, prepared in good faith after giving effect to the Transactions as if the Transactions had occurred

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as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income); provided, that no financial statement or pro forma financial statement will be required to include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).
(d)Legal Opinions. An opinion of Weil, Gotshal & Manges LLP, counsel to the Loan Parties, addressed to the Administrative Agent, each Lender and L/C Issuer and in form and substance reasonably satisfactory to the Administrative Agent.
(e)Closing Certificate. The Administrative Agent (or its counsel) shall have received a certificate signed by a Responsible Officer of the Borrower certifying as to the satisfaction of the conditions set forth in Section 4.01(n)(ii) as of the Closing Date.
(f)Loan Notice. The Administrative Agent (or its counsel) shall have received a Loan Notice or Letter of Credit Application, as applicable, relating to the initial borrowings of Loans on the Closing Date.
(g)Solvency Certificate. The Administrative Agent (or its counsel) shall have received a certificate from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower in the form attached hereto as Exhibit I, certifying that the Borrower and its Restricted Subsidiaries, taken as a whole, after giving effect to the Transactions, are Solvent.
(h)Fees. All fees and expenses required to be paid by (or on behalf of) the Borrower to the Administrative Agent, the Arranger and the Lenders on or before the Closing Date (including fees pursuant to the Fee Letter) shall have been paid in full (which amounts may be offset against the loan proceeds funded on the Closing Date) (and in the case of expenses, to the extent invoiced at least three Business Days prior to the Closing Date or such later date to which the Borrower may agree).
(i)Acquisition. Substantially concurrently with the initial funding of the Loans hereunder, the Acquisition shall be consummated substantially in accordance with the terms of the Acquisition Agreement, but without giving effect to any amendment, waiver or consent by the Borrower that is materially adverse to the interests of the Arranger or the Initial Lenders in their respective capacities as such without the consent of the Arranger, such consent not to be unreasonably withheld, delayed or conditioned.
(j)Closing Date Refinancing. Substantially concurrently with the initial funding of the Loans hereunder, including by use of the proceeds thereof, the Closing Date Refinancing shall be consummated.
(k)Closing Date Material Adverse Effect. Since the date of the Acquisition Agreement, no Closing Date Material Adverse Effect shall have occurred with respect to either S1 Holdco (as defined in the Acquisition Agreement) or Protected (as defined in the Acquisition Agreement).
(l)Beneficial Ownership Certification. To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, no later than three Business Days in advance of the Closing Date, the Administrative Agent shall have received a Beneficial Ownership Certification in relation to the Borrower to the extent reasonably requested by it at least ten Business Days in advance of the Closing Date.
(m)USA Patriot Act. No later than three Business Days in advance of the Closing Date, the Administrative Agent shall have received all documentation and other information reasonably requested with respect to any Loan Party in writing by any Initial Lender at least ten Business Days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.
(n)Representations and Warranties. (i) The Specified Acquisition Agreement Representations shall be true and correct to the extent required by the terms of the definition thereof on and as of the Closing Date and (ii) the Specified Representations shall be true and correct in all

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material respects on and as of the Closing Date; provided, that (A) in the case of any Specified Representation that specifically refers to a given date or period, such Specified Representation shall be true and correct in all material respects as of such date or for such period and (B) if any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, (1) the definition thereof shall be the definition of Closing Date Material Adverse Effect for purposes of the making or deemed making of such Specified Representation on, or as of, the Closing Date (or any date prior thereto) and (2) such Specified Representation shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates or for such respective periods.
(o)Perfection Certificate. The Administrative Agent (or its counsel) shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby.
(p)Filings Registrations and Recordings. Subject to the final paragraph of this Section 4.01 and except as may otherwise be agreed by the Administrative Agent, the requirements set forth in clause (a) of the definition of “Collateral and Guarantee Requirement” shall be satisfied.
For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the Loans hereunder or issuing a Letter of Credit on the Closing Date, the Administrative Agent, each Lender and each L/C Issuer, as applicable, shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent, such Lender or such L/C Issuer, as the case may be.
Notwithstanding the foregoing, to the extent that the Lien on any Collateral is not or cannot be created or perfected on the Closing Date (other than, to the extent required herein or in the other Loan Documents, the creation and perfection of a Lien on Collateral that is of the type that may be perfected by the filing of a Form UCC-1 financing statement under the UCC ) after the Borrower’s use of commercially reasonably efforts to do so without undue burden or expense, then the creation and/or perfection of such Lien shall not constitute a condition precedent to the availability or initial funding of the Facilities on the Closing Date, but may instead be delivered or perfected within the time period set forth in Section 6.16 (or such later date as the Administrative Agent may reasonably agree).
Section 4.02.Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension after the Closing Date is subject to the following conditions precedent:
(a)The representations and warranties of each Loan Party contained in Article 5 or any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.
(b)No Default shall exist, or would result from such Credit Extension or from the application of the proceeds therefrom.
(c)The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(a) and 4.02(b) (and, if applicable, (c)) have been satisfied on and as of the date of the applicable Credit Extension.

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Article 5

REPRESENTATIONS AND WARRANTIES
On the dates and to the extent required pursuant to Sections 4.01 or 4.02, as applicable, the Borrower hereby represents and warrants to the Lenders, the L/C Issuers and the Administrative Agent that:
Section 5.01.Existence, Qualification and Power; Compliance with Laws. Each Restricted Company (a) is a Person, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws (including Environmental Laws), orders, writs and injunctions, and (e) has all requisite governmental permits, licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clauses (a) (other than with respect to the Borrower’s valid existence), (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 5.02.Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and, as of the Closing Date, the consummation of the Transactions, are (a) within such Loan Party’s corporate or other powers, (b) have been duly authorized by all necessary corporate, shareholder or other organizational action, and (c) do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under, (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree, of or with any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) violate any Law, except with respect to any conflict, breach, violation or contravention or payment (but not creation of Liens) referred to in clauses (ii) and (iii) to the extent that such conflict, breach, contravention or payment would not reasonably be expected to have a Material Adverse Effect.
Section 5.03.Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required to be made or obtained by any Loan Party in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the satisfaction of the Perfection Requirements or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force, (iii) those approvals, consents, exemptions, authorizations, actions, notices or filings described in the Security Agreement and (iv) those approvals, consents, exemptions, authorizations, actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.
Section 5.04.Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by the Legal Reservations.
Section 5.05.Financial Statements; No Material Adverse Effect.
(a)The financial statements most recently provided pursuant to Section 6.01(a) or (b), as applicable, present fairly, in all material respects the financial condition of the Parent or the Borrower, as applicable, on a consolidated basis as of such dates and its results of operations and cash flows for the period covered thereby in accordance with GAAP, (i) except as otherwise expressly noted herein, (ii) subject, in the case of quarterly financial statements, to the absence of footnotes and normal year-end adjustments and (iii) if

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applicable, except as may be necessary to reflect any differing entities and/or organizational structure prior to giving effect to the Transactions.
(b)Since the Closing Date, there has been no change, effect, event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect.
Section 5.06.Litigation and Environmental Matters.
(a)Except as disclosed in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or by or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(b)Other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) none of the Borrower nor any of its Subsidiaries is subject to, or has received notice of any claim with respect to, any Environmental Liability or knows of any basis for any Environmental Liability and (ii) the Borrower and its Subsidiaries have been and are in compliance with all Environmental Laws and have obtained, maintained and complied with all permits, licenses or other approvals required under any Environmental Law.
Section 5.07.Ownership of Property; Liens.
(a)Each of the Restricted Companies has good record title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except (1) for minor defects in title that do not materially interfere with its ability to conduct its business (2) Liens permitted by Section 7.01 and (3) except where the failure to have such title or the existence of such Lien would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)Each of the Restricted Companies own, or to the knowledge of the Borrower, possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, licenses, database rights and design rights and other intellectual property rights (collectively, “IP Rights”) that are material to the operation of its business as presently conducted, without violation of the rights of any other Person, except to the extent such failure to own or possess the right to use or such violations, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the conduct of the business of each Restricted Company does not infringe upon any IP Rights held by any other Person except for such infringements, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
Section 5.08.Anti-Corruption Laws and Sanctions.
(a)None of Holdings, the Borrower or any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, employee or Controlled Affiliate of the Borrower or any of its Subsidiaries is a Person that is (i) the subject of any sanctions administered or enforced by OFAC or the U.S. State Department, the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”) or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including as of the date of this Agreement, Crimea, Cuba, Iran, North Korea and Syria). The Borrower will not, directly or, to the Borrower’s knowledge, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person to fund any activities or business of, or with, any Person, or in any country or territory that, at the time of such funding, is, or whose government is, the subject of Sanctions or otherwise in violation of Sanctions. Holdings, the Borrower and its Subsidiaries are in compliance, in all material respects, with the applicable Sanctions.
(b)None of Holdings, the Borrower or any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, employee or agent of the Borrower or any of its Subsidiaries has taken any

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action, directly or indirectly, that would result in a material violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or any other applicable anti-corruption law. No part of the proceeds of the Loans will be used, directly or to the Borrower’s knowledge, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity in violation of the FCPA or any other applicable anti-corruption law. Holdings, the Borrower and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act and all other applicable anti-money laundering and counter-terrorist financing laws and regulations.
Section 5.09.Taxes. Holdings, the Borrower and its Subsidiaries have filed all U.S. federal income and other material tax returns and reports required to be filed, and have paid or made provision for payment of all federal and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those that are (a) being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, or (b) with respect to which the failure to make such filing or payment would not reasonably be expected to have a Material Adverse Effect.
Section 5.10.ERISA Compliance.
(a)Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code except to the extent that non-compliance would not reasonably be expected to have a Material Adverse Effect. In the preceding five years, each Loan Party and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Code, and in the preceding five years, no application for a waiver of the minimum funding standard or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, except to the extent a failure to make such contributions or application, as the case may be, would not reasonably be expected to have a Material Adverse Effect.
(b)There are no pending or, to the knowledge of any Specified Responsible Officer of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.
(c)(i) No ERISA Event has occurred or is reasonably expected to occur and (ii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10(c), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
Section 5.11.Subsidiaries; Equity Interests. (a) As of the Closing Date, the Equity Interests of each Restricted Subsidiary that are owned directly or indirectly by the Borrower (and of the Borrower that are owned by Holdings) are owned free and clear of all Liens, except for any Lien permitted under Section 7.01 and (b) as of the Closing Date, Schedule 5.11 sets forth the name and jurisdiction of organization of each Subsidiary (other than Immaterial Subsidiaries) and sets forth the ownership interest of the Borrower and any other Subsidiary in each such Subsidiary, including the percentage of such ownership.
Section 5.12.Margin Regulations; Investment Company Act.
(a)No part of the proceeds of any Loan or any Letter of Credit have been used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation U.
(b)None of Holdings, the Borrower nor any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 5.13.Disclosure. As of the Closing Date (a) all written information (other than (i) the financial projections, forecasts, financial estimates, other forward-looking and/or projected information and (ii) information of a general economic or industry-specific nature) included in the Confidential Information Memorandum provided in connection with syndication of the Facilities or otherwise furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated

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hereby (as modified or supplemented by other information so furnished) when taken as a whole, does not, when furnished contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein not materially misleading in the light of the circumstances under and at the time which they were made (after giving effect to all supplements and updates thereto from time to time) and (b) with respect to the financial projections, forecasts, financial estimates, other forward-looking and/or projected information contained therein, the Borrower represents and warrants only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time furnished; it being understood that (x) such financial projections, forecasts, financial estimates, other forward-looking and/or projected information are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond your control, (y) no assurance can be given that any particular financial projections will be realized and (z) actual results may differ from projected results and that such differences may be material). For the avoidance of doubt, no representation is made with respect to information of a general economic or general industry nature.
Section 5.14.Solvency. On the Closing Date, after giving effect to the Transactions, the Borrower and the Restricted Subsidiaries are, on a consolidated basis, Solvent.
Section 5.15.Perfection, Etc. Subject to the terms of the final paragraph of Section 4.01, the Legal Reservations, the Perfection Requirements and the provisions, limitations and/or exceptions set forth in this Agreement and/or any other Loan Document, all filings and other actions necessary to perfect and protect the Liens in the Collateral created under and in the manner contemplated by the Collateral Documents have been duly made or taken or otherwise provided for and are in full force and effect, and the Collateral Documents create in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority Liens in the Collateral, securing the payment of the Secured Obligations, subject to Liens permitted by Section 7.01. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the Liens created or permitted under the Loan Documents.
Article 6

AFFIRMATIVE COVENANTS
From the Closing Date to the date all Commitments hereunder have expired or terminated, all Loans or other Obligations (other than (i) contingent indemnification obligations for which no claim or demand has been made and (ii) for the avoidance of doubt, obligations and liabilities under Cash Management Obligations and Secured Hedging Obligations) have been paid in full and satisfied, and any Letter of Credit shall have been terminated or otherwise have been subjected to L/C Support (such date, the “Termination Date”), Holdings (solely with respect to the covenants applicable to it set forth in Sections 6.05, 6.08, 6.12 and 6.13) and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.15) cause each Restricted Subsidiary to:
Section 6.01.Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:
(a)within 120 days after the end of each Fiscal Year of the Borrower beginning with the Fiscal Year ending on December 31, 2022, a consolidated balance sheet of the Borrower as at the end of such Fiscal Year, and the related consolidated statements of operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (it being understood and agreed that no such comparison shall be required if (A) the relevant independent certified public accountant is not willing to provide the same or (B) the corresponding figures from the previous Fiscal Year are not available), all in reasonable detail and prepared in accordance with GAAP, and audited and accompanied by a report and opinion an accounting firm of recognized national standing (which report shall not be subject to (A) a “going concern” qualification (but not a “going concern” explanatory paragraph or like statement) (except as resulting from, in the good faith determination of the Borrower, (1) the impending maturity of any Indebtedness, (2) the breach or anticipated breach of any financial covenant and/or (3) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary) or (B) a qualification as to the scope of the relevant audit) and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower as at the dates indicated and its results of operations and cash flows for the periods indicated in conformity with

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GAAP; provided, that if the independent auditor provides an attestation and a report with respect to management’s report on internal control over financial reporting and its own evaluation of internal control over financial reporting, then such report may include a qualification or limitation due to the exclusion of any acquired business from such report to the extent such exclusion is permitted under rules or regulations promulgated by the SEC or the Public Company Accounting Oversight Board;
(b)within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower beginning with the Fiscal Quarter ending on March 31, 2022, a consolidated balance sheet of the Borrower as at the end of such Fiscal Quarter, and the related consolidated statements of operations and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year then ended, setting forth, in each case, in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the consolidated financial condition, results of operations and cash flows of the Borrower in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided, that any comparison against the corresponding figures from the corresponding period in any prior Fiscal Year may reflect the financial results of any applicable predecessor entity or entities;
(c)solely to the extent the Parent is not then a publicly-traded company, together with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b), a Narrative Report with respect to such Fiscal Quarter or Fiscal Year, as applicable, covered thereby; and
(d)if there are any Unrestricted Subsidiaries as of the last day of any Fiscal Quarter, simultaneously with the delivery of a Compliance Certificate referred to in Section 6.02(a) below, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from such consolidated financial statements.
Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied by furnishing (A) the applicable financial statements or other information required by such paragraphs of the Parent and/or (B) the Parent’s Form 10-K or 10-Q, as applicable, filed with the SEC or otherwise made available to the Administrative Agent for delivery to the Lenders, in each case, within the time periods specified in such paragraphs; provided, that with respect to each of the foregoing clauses (A) and (B), (i) to the extent such financial statements relate to Parent, the Compliance Certificate delivered in connection with such financial statements shall either (x) certify that Parent is not engaged in any material business operations and that there are no material differences (as determined by the Borrower in good faith) between the information relating to Parent, on the one hand, and the consolidated information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand (it being understood and agreed that differences as a result of income taxes, equity transactions and related activity, in each case, shall be deemed not to be material) or (y) be accompanied by consolidating information that explains in reasonable detail the differences between the consolidated information relating to Parent, on the one hand, and the consolidated information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as having been fairly presented in all material respects and (ii) to the extent such financial statements are in lieu of statements required to be provided under Section 6.01(a), the Compliance Certificate delivered in connection with such financial statements shall be accompanied by a report of an accounting firm of nationally recognized standing, which report shall satisfy the requirements set forth in Section 6.01(a) as if references in such Section 6.01(a) the Borrower therein were references to the Parent.
Section 6.02.Certificates; Other Information. Deliver to the Administrative Agent for, other than in the case of clause (e) below, further distribution to each Lender:
(a)no later than five Business Days after the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;
(b)promptly after the same are publicly available, copies of each annual report, proxy or financial statement sent generally to the stockholders of Parent, and copies of all annual, regular, periodic and special reports which Parent files, copies of any report or filing with the SEC under

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Section 13 or 15(d) of the 1934 Act, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(c)promptly after the receipt thereof by a Specified Responsible Officer of the Borrower and to the extent permitted by applicable Law, copies of each notice or other correspondence received from any Governmental Authority concerning any material investigation or other material inquiry regarding any material violation of applicable Law by any Restricted Company which would reasonably be expected to have a Material Adverse Effect;
(d)promptly after any request therefor, such customary additional information regarding the business or financial condition of any Restricted Company that is available to the Borrower as the Administrative Agent may from time to time reasonably request; and
(e)within 60 days of the relevant change (or such later date to which the Administrative Agent may agree in its reasonable discretion), written notice (i) with respect to Holdings, the Borrower or any other Loan Party that is a Domestic Person, of any change in (A) such Loan Party’s legal name, (B) such Loan Party’s type of organization, (C) such Loan Party’s jurisdiction of organization or (D) such Loan Party’s organizational identification number, in each case, to the extent such information is necessary to perfect or maintain the perfection and priority of its security interest in the Collateral of the relevant Loan Party, in each case, together with a certified copy of the applicable Organizational Document reflecting the relevant change, and (ii) with respect to any Loan Party that is a Discretionary Guarantor that is not a Domestic Person, such types of changes affecting the perfection or priority of the Administrative Agent’s security interest in the applicable Collateral of such Discretionary Guarantor as the Borrower and the Administrative Agent have agreed in connection with such Loan Party becoming a Discretionary Guarantor.
Documents required to be delivered pursuant to Section 6.01(a), 6.01(b) or 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the earliest to occur of the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02, (ii) on which such documents are posted on the Borrower’s behalf on SyndTrak, IntraLinks or other relevant website, to which each Lender and the Administrative Agent are granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (iii) on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange (including, for the avoidance of doubt, by way of “EDGAR”). The Borrower hereby acknowledges that (A) the Administrative Agent will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak, IntraLinks or another similar electronic system (the “Platform”) and (B) certain of the Lenders may be “Public-Side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower, their Subsidiaries or their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that (x) upon the reasonable request of the Administrative Agent, it will clearly identify all Borrower Materials that are to be made available to Public Lenders by clearly and conspicuously marking such Borrower Materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (y) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as containing either publicly available information or not material information (although it may be sensitive and proprietary) with respect to Holdings, the Borrower, their Subsidiaries or their respective securities for purposes of United States Federal securities laws; (z) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”. Each of the Administrative Agent and each Lender agrees that it shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
Section 6.03.Notices. Promptly notify the Administrative Agent after a Specified Responsible Officer obtains knowledge of:
(a)the occurrence of any Default; and

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(b)any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect.
Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity to the extent known any and all provisions of this Agreement and any other Loan Document in respect of which such Default exists.
Section 6.04.Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to maintain public corporate credit facility ratings for the Initial Term Loans and public corporate family ratings for the Borrower, in each case from each of S&P and Moody’s; provided, that in no event shall the Borrower be required to maintain any specific rating with any such agency.
Section 6.05.Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05 (and, in the case of any Restricted Subsidiary, to the extent the failure to do so, would not reasonably be expected to have a Material Adverse Effect) and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 6.06.Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, ordinary wear and tear excepted and casualty and condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions to material properties and equipment in accordance with prudent industry practice.
Section 6.07.Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance of such types and in such amounts (after giving effect to any self-insurance) reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries as are customarily carried under similar circumstances by such other Persons except, to the extent that the failure to maintain such insurance would not reasonably be expected to result in a Material Adverse Effect. Each such policy of insurance shall, subject to Section 6.16, (i) name the Administrative Agent on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) to the extent available from the relevant insurance carrier, in the case of each casualty insurance policy (excluding any business interruption insurance policy) (A) contain a lender loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties as the lender loss payee thereunder and (B) provide for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premium thereunder); provided, that, unless an Event of Default exists, (A) the Administrative Agent agrees that the Borrower and/or its applicable Restricted Subsidiary shall have the sole right to adjust or settle any claims under such insurance, and (B) all proceeds from a casualty event shall be paid to the Borrower.
Section 6.08.Compliance with Laws. Comply with the requirements of all Laws (including, Environmental Laws) and, in each case, all orders, writs, injunctions, and decrees applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect or the necessity of compliance therewith is being contested in good faith by appropriate proceedings.
Section 6.09.Books and Records. Maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Borrower and its Restricted Subsidiaries that are full, true and correct in all material respects, in a manner to allow financial statements to be prepared in conformity with GAAP.
Section 6.10.Inspection Rights. With respect to any Loan Party, permit representatives or agents of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and

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accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, that the Administrative Agent shall not exercise such rights more often than once during any calendar year absent the existence of an Event of Default and such inspections shall be conducted at the sole expense of the Administrative Agent without charge to the Borrower; provided, further, that when an Event of Default exists the Administrative Agent (or any of its representatives or agents) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants.
Section 6.11.Use of Proceeds.
(a)The Borrower shall use the proceeds of the Revolving Credit Loans (i) on the Closing Date, to effectuate the Transactions (including the payment of Transaction Costs) and (ii) after the Closing Date, to provide ongoing working capital and for other general corporate purposes of the Borrower and its Subsidiaries and for any other purpose not prohibited by the terms of the Loan Documents.
(b)The Borrower shall use the proceeds of the Initial Term Loans made on the Closing Date solely (i) to effectuate the Transactions (including the payment of Transaction Costs) and (ii) to the extent of any remaining proceeds, for general corporate purposes of the Borrower and its subsidiaries.
(c)Letters of Credit may be issued (i) on the Closing Date in the ordinary course of business and to replace or provide credit support for any letter of credit, bank guarantee and/or any surety, customs, performance or similar bond of the Borrower and its subsidiaries or any of their Affiliates and/or to replace cash collateral posted by any of the foregoing Persons and (ii) after the Closing Date, for general corporate purposes of the Borrower and its subsidiaries and for any other purpose not prohibited by the terms of the Loan Documents.
Section 6.12.Payment of Taxes. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, pay and discharge all U.S. federal and other taxes, assessments and governmental charges or levies upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, would reasonably be expected to become a Lien upon any of its material properties; provided, that neither the Borrower nor any of its Restricted Subsidiaries shall be required hereunder to pay any such tax, assessment, charge, levy or claim (a) that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith determination of the Borrower) with respect thereto in accordance with GAAP or (b) with respect to which the failure to pay or discharge would not reasonably be expected to have a Material Adverse Effect.
Section 6.13.Covenant to Guarantee Guaranteed Obligations and Give Security.
(a)Upon (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary, (ii) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary or (iii) any Restricted Subsidiary that was an Excluded Subsidiary ceasing to be an Excluded Subsidiary, on or before the date on which a Compliance Certificate required to be delivered pursuant to Section 6.02(a), for the Fiscal Quarter in which the relevant formation, acquisition, designation or cessation occurred (or such longer period as the Administrative Agent may reasonably agree), the Borrower shall cause such Restricted Subsidiary (other than any Excluded Subsidiary) to comply with the requirements set forth in clause (b) of the definition of “Collateral and Guarantee Requirement”.
(b)Notwithstanding anything to the contrary herein or in any other Loan Document, the Borrower may, in its sole discretion, elect to cause any Restricted Subsidiary and/or Parent Company (any such Person, a “Discretionary Guarantor”) that is not otherwise required to be a Guarantor to provide a Guarantee of the Guaranteed Obligations by causing such Person to execute and deliver to the Administrative Agent a guaranty substantially in the form of the Guaranty Supplement, and any such Person shall constitute a Loan Party and a Guarantor for all purposes hereunder; it being understood and agreed that such Person shall comply with the requirements set forth in clause (b) of the definition of “Collateral and Guarantee Requirement” applicable to it; provided, that (i) in the case of any Discretionary Guarantor that is a not a Domestic Person, the jurisdiction of such Person shall be reasonably acceptable to the Administrative Agent on the basis of the enforceability of, and applicable limitations of Law on, the Guarantee of the Guaranteed Obligations and the

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pledge of the Collateral in such jurisdiction and (ii) the Administrative Agent shall have received at least three Business Days prior to such person becoming a Guarantor, all documentation and other information in respect of such person required under applicable “know your customer” and anti-money laundering rules and regulations (including the USA Patriot Act).
(c)Notwithstanding any provision herein or any other Loan Document:
(i)the Administrative Agent may grant extensions of time (including after the expiration of any relevant period, which may apply retroactively) for the creation and perfection of security interests in, or obtaining of legal opinions or other deliverables with respect to, particular assets or the provision of any Guaranty Supplement by any Restricted Subsidiary, and each Lender hereby consents to any such extension of time,
(ii)any Lien required to be granted from time to time pursuant to the definition of “Collateral and Guarantee Requirement” and/or any action requested in connection therewith shall be subject to the exceptions and limitations set forth in this Agreement and the Collateral Documents;
(iii)the Loan Parties shall not be required to grant a security interest in any assets to the extent the grant or perfection of a security interest in such asset would be prohibited by applicable Law after giving effect to the applicable anti-assignment provisions of the UCC or any other applicable Law and other than proceeds thereof to the extent that the assignment of the same is effective under the UCC or other applicable Law notwithstanding such consent or restriction;
(iv)other than with respect to any Discretionary Guarantor that is not a Domestic Person, no action outside of the United States shall be required in order to create or perfect any security interest in any asset located outside of the United States, and no foreign law security or pledge agreements or foreign intellectual property filing, search or schedule shall be required (it being understood and agreed that no Loan Party (including any Discretionary Guarantor) will be required to take any action to perfect a security interest in the Collateral in any jurisdiction other than the jurisdiction in which such Loan Party is organized (other than with respect to the required pledge of the Equity Interests of any Discretionary Guarantor that is not organized under the laws of the United States or any state thereof, the jurisdiction of organization of such Discretionary Guarantor),
(v)no Loan Party (other than any Discretionary Guarantor that is not a Domestic Person) shall be required, and the Administrative Agent shall not be authorized, to perfect or take any action with respect to the perfection of security interests in the Collateral by means other than the satisfaction of the Perfection Requirements; provided, that, notwithstanding the foregoing, to the extent that any Loan Party owns the Equity Interests of any Discretionary Guarantor and such Equity Interests constitute Collateral, such Loan Party shall be required to provide a pledge of the Equity Interests of such Discretionary Guarantor governed by the laws of organization of such Discretionary Guarantor to the extent such local law pledge agreement is required to perfect the Lien of the Administrative Agent,
(vi)no Loan Party shall be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement,
(vii)perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements, including deposit accounts, securities accounts and commodities accounts (other than control of (A) pledged Equity Interests of that do not constitute Excluded Assets and/or (B) any Material Debt Instrument owing from any Person that is not a Loan Party, in each case, to the extent the same otherwise constitute Collateral), and
(viii)in no event will (A) the Collateral include any Excluded Asset and/or (B) any Excluded Subsidiary be required to become a Subsidiary Guarantor.
Section 6.14.Further Assurances. Promptly upon reasonable request by the Administrative Agent and subject to the limitations in Section 6.13, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and

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re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.
Section 6.15.Designation of Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that other than in the case of the designation of a joint venture in existence on the Closing Date that thereafter becomes a Subsidiary (an “Excluded Unrestricted Subsidiary”), immediately before and after such designation, no Event of Default shall have occurred and be continuing. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the applicable Restricted Companies therein at the date of designation in an amount equal to the net book value (or, in the case of any guarantee or similar Investment, the amount) of the Restricted Companies’ Investments therein. If any Person becomes a Restricted Subsidiary on any date after the Closing Date (including by redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary), the Indebtedness of such Person outstanding on such date will be deemed to have been incurred by such Person on such date for purposes of Section 7.03, but will not be considered the sale or issuance of Equity Interests for purposes of Section 7.05.
Section 6.16.Post-Closing Covenant. Take the actions required by Schedule 6.16 in each case within the time periods specified therein (or, in each case, such longer period to which the Administrative Agent may reasonably agree).
Section 6.17.Nature of Business. Ensure that any material line business in which the Borrower and its Restricted Subsidiaries engage is reasonably related, incidental, complementary or ancillary to the businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Closing Date or extensions, expansions or developments thereof.
Section 6.18.Changes in Fiscal Year. In the event that the Borrower elects to change the end date of its Fiscal Year to a date other than as described in the definition of “Fiscal Year”, the Borrower shall notify the Administrative Agent in writing, in which case the Borrower and the Administrative Agent will, and are hereby authorized to, make any adjustment to this Agreement that is necessary to reflect such change in Fiscal Year.
Section 6.19.Transactions with Affiliates. Consummate any transaction with any Affiliate of the Borrower or any Restricted Subsidiary that involves payment in excess of the greater of $15,000,000 and 12.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period, on terms that are at least as favorable (as determined by the Borrower in good faith at the time of the execution of the definitive agreement relating thereto) to the Borrower or such Restricted Subsidiary, as the case may be, as those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate (or, if in the good faith judgment of the Borrower, there is no comparable transaction on the basis of which to make the comparison described above, such transaction is fair to the Borrower or its applicable Restricted Subsidiary from a financial point of view); provided, that the foregoing requirement shall not apply to:
(a)transactions among the Borrower or the Restricted Subsidiaries to the extent permitted or not prohibited by this Agreement;
(b)the Transactions and the payment of fees and expenses in connection with the consummation of the Transactions;
(c)loans and other transactions between or among Holdings, the Borrower and/or one or more Restricted Subsidiaries to the extent permitted or not prohibited under Article 7;
(d)transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the Borrower and/or its applicable Restricted Subsidiary in the good faith determination of the Borrower (or its board of directors (or similar governing body) or senior management) or (ii) on terms at least as favorable as might reasonably be obtained from a Person other than an Affiliate;
(e)(i) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement (including salary or guaranteed payment and bonuses) entered into by the Borrower or any of its Restricted Subsidiaries with their respective current or former officers, directors,

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members of management, managers, employees, consultants or independent contractors or those of any Parent Company, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) any transaction pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement;
(f)payments by the Borrower or any Restricted Subsidiary pursuant to the tax sharing agreements among any Parent Company, Holdings, the Borrower and its Subsidiaries to the extent permitted under or not prohibited by Section 7.06(o);
(g)the payment of customary fees and indemnities to directors, officers and employees of Holdings (to the extent attributable to the operations of the Borrower or its Subsidiaries), the Borrower and its Subsidiaries in the ordinary course of business;
(h)transactions in existence on the Closing Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (i) materially adverse to the Lenders or (ii) more disadvantageous in any material respect to the Lenders than the relevant transaction in existence on the Closing Date;
(i)Restricted Payments permitted under Section 7.06 (other than Section 7.06(d));
(j)transactions engaged in by the Borrower or any Restricted Subsidiary with Unrestricted Subsidiaries in good faith to effect (i) the operations, governance, administration and corporate overhead of Holdings, the Borrower and its Subsidiaries and (ii) the tax management of Holdings, the Borrower and its Subsidiaries;
(k)any transaction (or series of related transactions) in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Borrower (or any direct or indirect parent entity of the Borrower) from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction or transactions, as applicable, is or are on terms that either (i) are no less favorable to the Borrower or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate or (ii) fair to the Borrower or the relevant Restricted Subsidiary from a financial point of view;
(l)any transaction (or series of related transactions) approved by a majority of the disinterested directors (or members of any similar governing body) of the Borrower or any Parent Company;
(m)any transaction in connection with any Receivables Facility;
(n)any payment to or from, and/or any transaction with, any joint venture or Unrestricted Subsidiary in the ordinary course of business or consistent with past practice, industry practice or industry norms (including, any cash management activity related thereto);
(o)(i) the existence and performance of any agreement and/or transaction with any Unrestricted Subsidiary that was entered into or consummated prior to the designation of such subsidiary as an Unrestricted Subsidiary to the extent that such agreement or transaction was permitted at the time that it was entered into with such Restricted Subsidiary and/or (ii) any transaction entered into by any Unrestricted Subsidiary with any Affiliate prior to the re-designation of such Unrestricted Subsidiary as a Restricted Subsidiary; provided, that such transaction was not entered into in contemplation of such designation or re-designation, as applicable;
(p)any capital contribution (whether or not in exchange for the issuance of additional Equity Interests) or loan to any Unrestricted Subsidiary that is not otherwise prohibited by this Agreement; and
(q)(i) any investment by any Affiliate in the Loans, securities or other Indebtedness of the Borrower and/or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Borrower or such Restricted Subsidiary generally to other investors on the same or more favorable terms and (ii) payments and/

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or distributions to Affiliates in respect of the Loans, securities or Indebtedness of the Borrower or any Restricted Subsidiary in connection with the securities and other Indebtedness contemplated in the foregoing clause (i) or that were acquired from Persons other than the Borrower and the Restricted Subsidiaries, in each case, in accordance with the terms of Loans, such securities or other Indebtedness.
Section 6.20.Lender Calls. Following delivery (or, if later, required delivery) of the financial statements pursuant to Sections 6.01(a) and/or (b), upon the request of the Administrative Agent, the Borrower will promptly host a conference call, at a time selected by the Borrower and reasonably acceptable to the Administrative Agent, with the Lenders to review the financial information provided therein; provided that the requirements of this Section 6.20 with respect to any Fiscal Quarter or Fiscal Year, as applicable, shall be satisfied to the extent the Parent holds an earnings call with respect to such Fiscal Quarter or Fiscal Year, as applicable.
Article 7

NEGATIVE COVENANTS
From the Closing Date until the Termination Date, Holdings (with respect to Section 7.10 only) shall not, and the Borrower shall not, nor shall it permit any of the Restricted Subsidiaries to:
Section 7.01.Liens. Create, incur, assume or suffer to exist any Lien upon any of its property of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, other than the following:
(a)Liens securing the Secured Obligations;
(b)Liens existing on the Closing Date and any modifications, replacements, refinancings, renewals or extensions thereof; provided, that any such Lien securing any individual obligation having an aggregate principal amount outstanding on the Closing Date in excess of $10,000,000 shall be listed on Schedule 7.01; provided, further that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is permitted by Section 7.03;
(c)Liens for taxes, assessments or governmental charges that are not overdue for a period of more than 60 days, or, if more than 60 days overdue, (i) that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (ii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;
(d)statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, (i) no action has been taken to enforce such Lien, (ii) such Lien is being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (iii) with respect to which the failure to make payment as to all such amounts, in the aggregate, would not reasonably be expected to have a Material Adverse Effect;
(e)(i) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) Liens incurred in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies;
(f)Liens granted or arising (i) to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, performance and completion

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guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business, (ii) pursuant to pledges and deposits of cash or Cash Equivalents in the ordinary course of business securing (A) any liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to the Borrower and its subsidiaries or (B) leases or licenses of property otherwise permitted by this Agreement and (iii) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) and (ii) above;
(g)Liens consisting of easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially and adversely interfere with the ordinary conduct of the business of the applicable Person;
(h)(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) and (ii) any pledge and/or deposit securing any settlement of litigation;
(i)Liens securing Indebtedness permitted pursuant to Section 7.03(y);
(j)(i) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of the Borrower or any of its material Restricted Subsidiaries or (B) secure any Indebtedness (other than any obligation that is Indebtedness solely as a result of the operation of clause (f) of the definition thereof), (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any Restricted Subsidiary or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof and (iii) any interest or title of a lessor, sublessor, or licensor under any lease or lease agreement to which the Borrower or any of its material Restricted Subsidiaries is a party, and interests of any other party granted by such licensor or lessor in such licensor’s or lessor’s fee or other interest;
(k)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(l)Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(m)Liens (i) (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(h) and/or (l) to be applied against the purchase price for such Investment, and (B) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05 and (ii) on cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;
(n)Liens on property of any Foreign Subsidiary (including Equity Interests held by such Foreign Subsidiary) securing Indebtedness of such Foreign Subsidiary to the extent permitted under Section 7.03(g);
(o)Liens in favor of the Borrower or any Restricted Subsidiary securing Indebtedness permitted under Section 7.03 or other obligations other than Indebtedness owed by the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary;
(p)Liens securing Indebtedness permitted under Section 7.03(w)(i); provided, any such Lien shall not encumber any other property of the Borrower or any of the Restricted Subsidiaries other than the asset acquired with the proceeds of such Indebtedness and proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the

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type permitted under Section 7.03(w)(i) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);
(q)(i) Liens arising from precautionary UCC financing statement filings (or similar filings under applicable Law), (ii) any Lien relating to the sale of accounts receivable for which a UCC financing statement or similar financing statement is required and (iii) purported Liens evidenced by the filing of UCC financing statements or similar financing statements under applicable requirements of Law relating solely to operating leases or consignment or bailee arrangements entered into in the ordinary course of business;
(r)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business not prohibited by this Agreement;
(s)Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness (other than Indebtedness described in clause (f) of the definition thereof), (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of such Restricted Company and (iii) relating to purchase orders and other similar agreements entered into in the ordinary course of business;
(t)Liens on Receivables Facility Assets or the equity interest of any Receivables Subsidiary that are granted or arise (or deemed to have been granted or arise) in connection with any Receivables Facility;
(u)Liens on assets owned by, and/or Equity Interests of, Restricted Subsidiaries that are not Loan Parties securing Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted pursuant to Section 7.03;
(v)Liens on securities that are the subject of repurchase agreements constituting Investments permitted under Section 7.02 arising out of such repurchase transaction;
(w)any pledge of the Equity Interests of an Unrestricted Subsidiary or Foreign Subsidiary (other than any Foreign Subsidiary whose Equity Interests constitute Collateral) to secure Indebtedness of such Unrestricted Subsidiary or Foreign Subsidiary, as applicable, to the extent such pledge constitutes an Investment permitted under this Agreement;
(x)other Liens securing Indebtedness or other obligations outstanding in an aggregate principal amount not to exceed the greater of (x) $97,500,000 and (y) 75.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period, in each case, subject, in the case of any Lien on the Collateral, at the request of the relevant lender, to an Acceptable Intercreditor Agreement;
(y)Liens securing (i) Indebtedness permitted under Section 7.03(z) and/or (aa); provided, that (A) any Lien that is granted by a Loan Party shall only encumber the Collateral and (B) any Lien that is granted on the Collateral in reliance on this clause (y)(i) shall be subject to an Acceptable Intercreditor Agreement unless, the holders of such Indebtedness and the Administrative Agent have not requested or required an intercreditor arrangement and (ii) Indebtedness permitted under Section 7.03(h); provided, that in the case of this clause (ii), such Lien was not incurred in contemplation of the applicable acquisition;
(z)Liens on the Collateral securing any Credit Agreement Refinancing Indebtedness;
(aa)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(ab)Liens on cash or Cash Equivalents deposited with the applicable representative of the holder of the applicable Indebtedness pending application of such cash or Cash Equivalents to the defeasance, discharge or redemption of such Indebtedness;

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(ac)(i) Liens on Equity Interests of (A) joint ventures securing capital contributions to, or obligations of, such Persons and/or (B) Unrestricted Subsidiaries and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;
(ad)Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness; and
(ae)Liens that do not secure Indebtedness for borrowed money and are customary in the operation of the business of the Borrower and its Restricted Subsidiaries.
Notwithstanding anything to the contrary in this Section 7.01, if the proceeds of any Indebtedness the Liens securing which are required or permitted to be subject to an Acceptable Intercreditor Agreement are funded into Escrow, at the election of the Borrower, either (x) the relevant Acceptable Intercreditor Agreement shall not be required to be entered into or become effective until the release and/or termination of the relevant Escrow arrangement, so long as, prior to such release and/or termination, the relevant Indebtedness is secured only by a Lien on such proceeds so funded into Escrow or (y) the property subject to the applicable Escrow arrangement is not required to be subject to the relevant Acceptable Intercreditor Agreement.
Section 7.02.Investments. Make or hold any Investments, except:
(a)Investments by the Borrower or any Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made, and the holding of cash at any time by the Borrower or any Restricted Subsidiary;
(b)loans or advances to directors, officers, members of management, employees and consultants of a Restricted Company to finance such Person’s purchase of Equity Interests of the Borrower or any Parent Company (i) in an aggregate outstanding amount not to exceed either the greater of (x) $2,500,000 and (y) 2.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period, at any time outstanding and/or (ii) so long as the proceeds of such loan or advance are substantially contemporaneously contributed (or deemed to have been contributed) to the Borrower for the purchase of such Equity Interests;
(c)(i) Investments among the Borrower and/or one or more Restricted Subsidiaries; provided that (A) the aggregate outstanding amount of Investments made by any Loan Party in any Restricted Subsidiary that is not a Loan Party in reliance on this Section 7.02(c)(i) outside of the ordinary course of business shall not exceed the greater of $97,500,000 and 75.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period, (B) it is understood and agreed for the avoidance of doubt that any Investment made in connection with cash management and the funding of working capital shall constitute an “ordinary course” Investment and (C) Investments in any Restricted Subsidiary in the form of an intercompany loan that constitutes Collateral shall not reduce availability under clause (A) of this proviso and (ii) Investments made by the Borrower and/or any Restricted Subsidiary in any Restricted Subsidiary in the form of any contribution or Disposition of the Equity Interests of any Person that is not a Loan Party;
(d)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;
(e)Investments consisting of, or resulting from, Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 7.01, 7.03, 7.04, 7.05 and 7.06, respectively;
(f)(i) Investments (A) existing on the Closing Date or (B) contemplated on the Closing Date; provided, that, to the extent the contractually committed or contemplated amount on the Closing Date of any individual such Investment described in this clause (B) exceeds $10,000,000, such Investment is set forth on Schedule 7.02 and (ii) any modification, replacement, renewal or extension of the Investments described in clause (i); provided, that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02;

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(g)promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;
(h)(i) Permitted Acquisitions and (ii) any Investment by any Loan Party in any Restricted Subsidiary that is not a Loan Party in an amount required to permit such non-Loan Party to directly, or indirectly through one or more other Restricted Subsidiaries, consummate a Permitted Acquisition, which amount is actually applied by such non-Loan Party, directly, or indirectly through one or more other Restricted Subsidiaries, to consummate such Permitted Acquisition;
(i)Investments received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or other disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(j)Investments in the Borrower or any of its Subsidiaries in connection with intercompany cash management arrangements and related activities in the ordinary course of business;
(k)advances of payroll payments or other compensation (including deferred compensation) to present or former employees, directors, members of management, officers, managers or consultants of any Parent Company (to the extent such payments or other compensation relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its subsidiaries)), the Borrower and/or any subsidiary in the ordinary course of business;
(l)Guarantees by the Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases) entered into in the ordinary course of business;
(m)Investments in the ordinary course consisting of endorsements for collection or deposit;
(n)Investments in Unrestricted Subsidiaries in an aggregate outstanding amount not to exceed the greater of (x) $40,000,000 and (y) 30.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period as of such time;
(o)Investments consisting of Swap Contracts entered into in the ordinary course of business and not for speculative purposes;
(p)Investments made in connection with the Transactions;
(q)Investments in an aggregate outstanding amount not to exceed (i) the greater of (x) $65,000,000 or (y) 50.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period plus (ii) at the election of the Borrower, the amount of Restricted Payments then permitted to be made by the Borrower or any Restricted Subsidiary in reliance on Section 7.06(j) (it being understood that any amount utilized under this clause (ii) to make an Investment shall result in a reduction in the amount available under Section 7.06(j), plus (iii) at the election of the Borrower, the amount of Restricted Debt Payments then permitted to be made by the Borrower or any Restricted Subsidiary in reliance on Section 7.09(d) (it being understood that any amount utilized under this clause (iii) to make an Investment shall result in a reduction in the amount available under Section 7.09(d));
(r)Investments in reliance on (i) the Available Amount and (ii) the Available Excluded Contribution Amount;
(s)Investments to the extent that payment therefor is made with Equity Interests of any Parent Company or Qualified Equity Interests of the Borrower or any Restricted Subsidiary, in each case, to the extent not resulting in a Change of Control; provided, that in connection with any such Investment, any payment (or portion thereof) not made with Equity Interests of any Parent Company or Qualified Equity Interests of the Borrower or any Restricted Subsidiary must otherwise be permitted under this Section 7.02;

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(t)any Investment so long as after giving effect thereto on a Pro Forma Basis, the Total Leverage Ratio as of the last day of the most recently ended Test Period does not exceed the greater of 2.70:1.00;
(u)Investments consisting of the licensing, sublicensing or contribution of IP Rights, including pursuant to joint marketing, collaboration or joint development arrangements with other Persons in the ordinary course of business;
(v)(i) Investments of any Restricted Subsidiary acquired after the Closing Date (other than as a result of a redesignation of any Unrestricted Subsidiary), or of any Person (other than an Unrestricted Subsidiary) acquired by, or merged into or consolidated or amalgamated with, the Borrower or any Restricted Subsidiary after the Closing Date, in each case pursuant to an Investment otherwise permitted by this Section 7.02 to the extent that such Investments of such Person were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 7.02(v) so long as any such modification, replacement, renewal or extension thereof does not increase the amount of such Investment;
(w)Investments in any Restricted Subsidiary in connection with reorganizations and activities related to tax planning; provided, that after giving effect to any such reorganization and related activities, neither the Guaranty, taken as a whole, nor the security interest of the Administrative Agent in the Collateral, taken as a whole, is materially impaired (in the good faith determination of the Borrower);
(x)any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary so long as the relevant Investment was not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary;
(y)Investments made in joint ventures as required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements in each case entered into in the ordinary course of business;
(z)any Permitted Bond Hedge Transaction;
(aa)Investments consisting of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;
(ab)Investments in receivables owing to the Borrower and/or any Restricted Subsidiary in the ordinary course of business on customary trade terms, including such concessionary trade terms as the Borrower or the relevant Restricted Subsidiary may deem reasonable under the applicable circumstances; and
(ac)Investments (i) of Receivables Facility Assets in connection with any Receivables Facility and/or (ii) necessary to permit the payment of fees, expenses and/or indemnification obligations and/or the satisfaction of any repurchase obligation in connection with any Receivables Facility;
(ad)Investments in Similar Businesses in an aggregate outstanding amount not to exceed the greater of $47,500,000 and 35.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period; and
(ae)Investments in joint ventures in an aggregate outstanding amount not to exceed the greater of $47,500,000 and 35.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period.
Notwithstanding the foregoing, it is understood and agreed that this Section 7.02 shall not permit an IP Separation and Relicense Transaction.

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Section 7.03.Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)[reserved];
(b)the Secured Obligations;
(c)Indebtedness (i) outstanding on the Closing Date; provided, that any such Indebtedness having an individual outstanding principal amount in excess of $10,000,000 shall be listed on Schedule 7.03 and (ii) any Specified Permitted Refinancing thereof;
(d)Guarantees by the Borrower or any Restricted Subsidiary in respect of Indebtedness of the Borrower or another Restricted Subsidiary otherwise permitted hereunder; provided, that if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;
(e)Indebtedness of the Borrower or any Restricted Subsidiary that constitutes an Investment permitted by Section 7.02; provided, that all such Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party, it being understood that such Loan Party may make payments thereon unless an Event of Default has occurred and is continuing;
(f)[reserved];
(g)Indebtedness of Foreign Subsidiaries that are Restricted Subsidiaries of the Borrower in an aggregate principal amount not to exceed the greater of (x) $65,000,000 and (y) 50.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period;
(h)Indebtedness of Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into the Borrower or a Subsidiary in a Permitted Acquisition or other permitted Investment in accordance with the terms of this Agreement or that is assumed by the Borrower or any Subsidiary in connection with such Permitted Acquisition or other permitted Investment so long as the Borrower is in compliance, on a Pro Forma Basis, with Section 7.08(a) (assuming such Indebtedness is First Lien Debt); provided, that such Indebtedness is not incurred in contemplation of such Permitted Acquisition or other permitted Investment;
(i)Indebtedness incurred by the Borrower or any Restricted Subsidiary representing deferred compensation to employees of a Restricted Company incurred in the ordinary course of business;
(j)Indebtedness consisting of promissory notes issued by the Borrower or any Restricted Subsidiary to future, present or former directors, officers, members of management, employees or consultants of the Borrower or any of its Subsidiaries or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower permitted by Section 7.06;
(k)(i) Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations) incurred in connection with the Transactions, any Disposition permitted hereunder, any acquisition or other Investment permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Equity Interests or any other Investment, and (ii) Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Borrower or any such Restricted Subsidiary pursuant to any such agreement;
(l)Indebtedness consisting of obligations of the Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements (including seller notes) incurred by such Person in connection with any permitted Investment (including the Transactions);

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(m)Indebtedness in connection with intercompany cash management arrangements and related activities in the ordinary course of business;
(n)Indebtedness in connection with Cash Management Services;
(o)Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations of the Borrower or any Restricted Subsidiary contained in supply arrangements, in each case, in the ordinary course of business;
(p)[reserved];
(q)obligations in respect of bid, performance, stay, customs, appeal and surety bonds and performance and completion guarantees provided by the Borrower or any Restricted Subsidiary, in each case in the ordinary course of business or consistent with past practice;
(r)Guarantees by the Loan Parties of Indebtedness otherwise permitted under this Section 7.03;
(s)Indebtedness in respect of Swap Contracts entered into in the ordinary course of business and not for speculative purposes;
(t)Indebtedness consisting of obligations owing under any customer or supplier incentive, supply, license or similar agreements entered into in the ordinary course of business;
(u)customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;
(v)Indebtedness in respect of Receivables Facility and any Specified Permitted Refinancing thereof;
(w)(i) Attributable Indebtedness and purchase money obligations, in each case of the Borrower or a Restricted Subsidiary to finance the purchase, repair or improvement of fixed or capital assets within the limitations set forth in Section 7.01(p); provided, that the aggregate principal amount of all such Indebtedness under this clause (w) shall not exceed the greater of (x) $65,000,000 and (y) 50.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period, and any Specified Permitted Refinancing of the Indebtedness referred to in this clause (i) and (ii) Indebtedness secured by Liens permitted under Section 7.01(e), 7.01(f), or 7.01(r);
(x)(i) other Indebtedness in an aggregate principal amount not to exceed the greater of (x) $97,500,000 and (y) 75.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period and (ii) any Specified Permitted Refinancing thereof;
(y)Indebtedness of the Borrower and/or any Restricted Subsidiary incurred in connection with any Sale and Lease-Back Transaction permitted pursuant to Section 7.05;
(z)other Indebtedness (“Ratio Debt”):
(i)so long as on a Pro Forma Basis as of the most recently ended Test Period:
(A)in the case any First Lien Debt, the First Lien Leverage Ratio does not exceed 2.95:1.00,
(B)in the case of Junior Lien Debt, the Secured Leverage Ratio does not exceed 3.70:1.00; or
(C)in the case of Indebtedness that is not secured by the Collateral, the Total Leverage Ratio does not exceed 3.95:1.00;

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provided that (I) if such Ratio Debt is issued or incurred by any Loan Party and consists of third party Indebtedness for borrowed money, other than with respect to (x) Customary Bridge Loans, (y) Customary Term A Loans, and/or (z) revolving loans and/or commitments, (X) the final maturity date of such Indebtedness is no earlier than the Latest Term Loan Maturity Date on the date of the issuance or incurrence thereof and (Y) the Weighted Average Life to Maturity applicable to such Indebtedness is no shorter than the Weighted Average Life to Maturity of the then-existing Term Loans, (II) notwithstanding the foregoing clause (I), the Loan Parties may incur Ratio Debt that is otherwise subject to clause (I) above and has (x) a final maturity date that is earlier than the Latest Term Loan Maturity Date and/or (y) a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the then-existing Term Loans in an aggregate outstanding principal amount not to exceed the Inside Maturity Amount, (III) with respect to any Ratio Debt that constitutes MFN Indebtedness, the Initial Term Loans shall benefit from the MFN Provision and (IV) the aggregate outstanding principal amount of Ratio Debt incurred by Restricted Subsidiaries that are not Loan Parties in reliance on this Section 7.03(z) shall not, at any time, exceed an amount equal to the greater of $65,000,000 and 50.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period; and
(ii)any Specified Permitted Refinancing thereof;
(aa)Incremental Equivalent Debt and any Specified Permitted Refinancing thereof;
(ab)all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (aa) above; and
(ac)Credit Agreement Refinancing Indebtedness;
(ad)Indebtedness of the Borrower or any Restricted Subsidiary supported by any Letter of Credit or any other letter of credit, bank guarantee or similar instrument permitted by this Section 7.03;
(ae)unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Borrower and/or any Restricted Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause, at the time of such incurrence, an Event of Default under Section 8.01(i);
(af)customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business; and
(ag)without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Borrower and/or any Restricted Subsidiary hereunder.
Notwithstanding the foregoing, it is understood and agreed that the Protected Entities may not incur third party Indebtedness for borrowed money in reliance on Sections 7.03(g), (x) and/or (z) in an aggregate outstanding principal amount in excess of the greater of $65,000,000 and 50.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period.
Section 7.04.Fundamental Changes. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, liquidate or dissolve, except, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, the following:
(a)(i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving entity or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (w) the Successor Borrower shall deliver to the Administrative Agent all information as may be reasonably requested by the Administrative Agent to satisfy any applicable “know your customer” requirements, (x) the Successor Borrower shall be an entity organized or

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existing under the law of any state of the United States or the District of Columbia, (y) the Successor Borrower shall expressly assume the Obligations of the Borrower in a manner reasonably satisfactory to the Administrative Agent and (z) except as the Administrative Agent may otherwise agree, each Guarantor, unless it is the other party to such merger or consolidation, shall have executed and delivered a customary reaffirmation agreement with respect to its obligations under the Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (w) through (z) are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents,
(b)any Restricted Subsidiary may merge into any Person in order to consummate an Investment or asset Disposition permitted by Section 7.02 or Section 7.05, respectively; provided, that when a Restricted Subsidiary that is a Loan Party is merging into a Person that is not a Loan Party, either (i) such Loan Party will be the continuing or surviving Person, (ii) such other Person will become a Loan Party and will deliver all information as may be reasonably requested by the Administrative Agent to satisfy any applicable “know your customer” requirements or (iii) if such other Person will not become a Loan Party, the relevant transaction shall be treated as an Investment and shall comply with Section 7.02;
(c)any Restricted Subsidiary may merge into the Borrower or any other Restricted Subsidiary; provided, that when any Restricted Subsidiary that is a Loan Party is merging with any other Restricted Subsidiary, either (i) a Loan Party shall be the continuing or surviving Person or (ii) the relevant transaction shall be treated as an Investment and shall comply with Section 7.02;
(d)any Restricted Subsidiary may liquidate or dissolve (other than in connection with a merger or a consolidation which shall be governed by the other clauses of this Section 7.04) if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower;
(e)any merger or consolidation the purpose of which is to reincorporate or reorganize (i) any Restricted Subsidiary in another jurisdiction in the U.S. and/or (ii) any Foreign Subsidiary in the U.S. or any other jurisdiction; and
(f)any merger, consolidation, liquidation or dissolution in connection with the consummation of the Transactions.
Section 7.05.Dispositions. Make any Disposition of any of its property (other than any Disposition of property having a fair market value not in excess of the greater of (x) $15,000,000 and (y) 12.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period in a single transaction or series of related transactions), except:
(a)Dispositions of obsolete, used, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower or any Restricted Subsidiary;
(b)Dispositions of inventory in the ordinary course of business;
(c)Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;
(d)Dispositions of property by the Borrower or any Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided, that if the transferor of such property is a Loan Party, either (i) the transferee thereof must be a Loan Party, (ii) the Disposition is permitted by clause (s) below or (iii) to the extent such Disposition constitutes an Investment in a Restricted Subsidiary that is not a Loan Party, such Disposition is permitted by Section 7.02;
(e)to the extent constituting a Disposition, any transaction permitted by Sections 7.02, 7.04 and/or 7.06 and Liens permitted by Section 7.01;
(f)Dispositions by the Borrower or any Restricted Subsidiary of property pursuant to Sale and Lease-Back Transactions; provided, that the fair market value of all property so Disposed of shall not exceed the greater of (x) $65,000,000 and (y) 50.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period from and after the Closing Date;

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(g)Dispositions of cash and Cash Equivalents;
(h)Dispositions of accounts receivable in connection with the collection or compromise thereof;
(i)Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license) of property in the ordinary course of business and which, in the good faith determination of the Borrower, do not materially interfere with the business of the Borrower or any Restricted Subsidiary;
(j)Dispositions of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;
(k)Dispositions in the ordinary course of business consisting of the abandonment, cancellation or lapse of IP Rights, or any issuance or registration, or application for issuance or registration, of any IP Right, which, in the good faith determination of the Borrower, are not material to the conduct of the business of the Borrower or any Restricted Subsidiary, taken as a whole, or are no longer economical to maintain;
(l)Dispositions of Investments in joint ventures to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangements;
(m)Dispositions of property to an Unrestricted Subsidiary; provided, that to the extent constituting an Investment, such Investment must be an Investment permitted by Section 7.02.
(n)Dispositions of real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, members of management, employees or consultants of the Restricted Companies;
(o)Dispositions of property in the ordinary course of business as part of a like-kind exchange under Section 1031 of the Code;
(p)terminations of Swap Contracts;
(q)Dispositions of the Equity Interests and Indebtedness of Unrestricted Subsidiaries;
(r)Dispositions of any Receivables Facility Asset (and/or any participation therein) in connection with any Receivables Facility;
(s)Dispositions of property for fair market value; provided, that:
(i)at the time of such Disposition, no Event of Default shall exist under Section 8.01(a) or (f);
(ii)with respect to any such Disposition for a purchase price in excess of the greater of (x) $25,000,000 and (y) 17.5% of Consolidated EBITDA as of the last day of the most recently ended Test Period, the Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; and
(iii)for purposes of the 75% cash consideration requirement described immediately above:
(A)the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Borrower or any Restricted Subsidiary) of the Borrower or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet or statement of financial position (or in the notes thereto)) that are assumed by the transferee of any such assets (or that are otherwise terminated or cancelled in connection with the transaction with such transferee) and for which

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the Borrower and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing,
(B)the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition,
(C)any security received by the Borrower or any Restricted Subsidiary from such transferee that will be converted by such Person into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition), and
(D)any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (s) that is at that time outstanding, not in excess of the greater of (x) $35,000,000 and (y) 26.5% of Consolidated EBITDA as of the last day of the most recently ended Test Period;
in each case, shall be deemed to be cash;
(t)Dispositions involving assets having a fair market value of not more than the greater of $27,500,000 and 20.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period in any Fiscal Year, which, if not used in such Fiscal Year, shall be carried forward to the next Fiscal Year;
(u)[reserved];
(v)Dispositions made to comply with any order of any Governmental Authority or any applicable requirement of Law (including as a condition to, or in connection with, the consummation of the Transactions);
(w)any Disposition the purpose of which is to reincorporate or reorganize (i) any Restricted Subsidiary in another jurisdiction in the U.S. and/or (ii) any Foreign Subsidiary in the U.S. or any other jurisdiction;
(x)Dispositions of non-core (as determined by the Borrower in good faith) assets acquired in connection with any acquisition or other Investment permitted hereunder and sales of real property acquired in any acquisition or other Investment permitted hereunder; provided, that no Event of Default under Section 8.01(a) or (f) exists on the date on which the definitive agreement governing the relevant Disposition is executed;
(y)the settlement or early termination of any Permitted Bond Hedge Transaction and/or any related Permitted Warrant Transaction;
(z)Dispositions of any asset acquired with the proceeds of an Available Excluded Contribution Amount; and
(aa)any Disposition in connection with the consummation of the Transactions.
It is understood and agreed that (a) to the extent that any Collateral is Disposed of as permitted by this Section 7.05, such Collateral shall be Disposed of free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition, and the Administrative Agent shall be authorized to take, and shall take, subject to the requirements of Section 7.12(c) of the Security Agreement, any action reasonably requested by the Borrower in order to effect the foregoing; provided, that in the case of a Disposition made to any Loan Party, the relevant transferred assets shall become part of the Collateral of the transferee Loan Party (except to the extent such assets constitute Excluded Assets), (b) any determination of the fair market value of any asset other than cash for purposes of this Section 7.05 shall be made by the Borrower in good faith at the time of the execution of the definitive agreement governing such Disposition and (c) this Section 7.05 shall not permit an IP Separation and Relicense Transaction.

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Section 7.06.Restricted Payments. Declare or make any Restricted Payment, except:
(a)each Restricted Subsidiary may make Restricted Payments with respect to any class of its Equity Interests; provided, that in the case of any Restricted Payment made by any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the Borrower and/or any Restricted Subsidiary receives at least its pro rata share of such Restricted Payment relative to the percentage of such class of Equity Interests in such Restricted Subsidiary that is not a Wholly-Owned Subsidiary owned by the Borrower and/or its other Restricted Subsidiaries;
(b)the Borrower may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of the Borrower;
(c)the Borrower and any Restricted Subsidiary may make additional Restricted Payments so long as (1) no Event of Default under Section 8.01(a) or (f) exists and (2) immediately after giving effect to such Restricted Payment, the Total Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 2.20:1.00;
(d)to the extent constituting Restricted Payments, the Borrower and any Restricted Subsidiary may enter into transactions expressly permitted by Section 6.19 (other than Section 6.19(i)), Section 7.04 or Section 7.05 (other than Section 7.05(e));
(e)repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
(f)the Borrower and any Restricted Subsidiary may make Restricted Payments, the proceeds of which are applied to effect the consummation of the Transactions;
(g)the Borrower and any Restricted Subsidiary may make Restricted Payments in an aggregate amount not to exceed (i) the Available Amount and (ii) the Available Excluded Contribution Amount;
(h)the Borrower and any Restricted Subsidiary may repurchase (or make a Restricted Payment to permit any Parent Company to repurchase) its or the Borrower’s (or such Parent Company’s) common stock from current and former directors, officers, members of management, employees and consultants in an aggregate purchase amount of up to the greater of (x) $30,000,000 and (y) 22.5% of Consolidated EBITDA as of the last day of the most recently ended Test Period in any calendar year (with the unused amount in any Fiscal Year under this clause (h) permitted to increase the amount permitted under this clause (h) to succeeding Fiscal Years);
(i)any Restricted Payment in connection with (or to allow the Parent to make any payment in connection with) (A) any Permitted Bond Hedge Transaction and/or (B) the settlement of any Permitted Warrant Transaction by (1) delivery of shares of the Parent’s common equity upon settlement thereof or (2) by (x) set-off against the related Permitted Bond Hedge Transaction or (y) payment of an early termination amount in common equity upon any early termination thereof, in each case, shall be permitted;
(j)the Borrower and any Restricted Subsidiary may make additional Restricted Payments in an aggregate amount not to exceed the greater of (x) $40,000,000 and (y) 30.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period; provided, that no Event of Default under Section 8.01(a) or (f) exists;
(k)the Borrower and any Restricted Subsidiary may make Restricted Payments to any Parent Company:
(i)to pay its operating costs and expenses in the ordinary course of business and other corporate overhead, franchise and similar costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), including any indemnification claims made by directors or officers of such parent, in each case attributable to the ownership or operations of the Borrower and the Restricted Subsidiaries and fees and expenses of debt equity or equity offerings (whether or not successful);

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(ii)to pay (A) its franchise taxes and other fees, taxes and expenses required to maintain its corporate existence and (B) Public Company Costs; and/or
(iii)which shall be used to pay customary salary, bonus, severance and other benefits payable to officers and employees of any Parent Company, including the Parent;
(l)the Borrower and any Restricted Subsidiary may make Restricted Payments in cash to Holdings the proceeds of which shall be used to make (or to enable any Parent Company to make) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Parent (or any Parent Company), Holdings or any of its Subsidiaries;
(m)the Borrower and any Restricted Subsidiary may make Restricted Payments to Holdings (or any Parent Company) to finance any Investment permitted to be made pursuant to Section 7.02 as if such Investment were made by the Borrower or any Restricted Subsidiary; provided, that (i) such Restricted Payments shall be made substantially concurrently with the closing of such Investment and (ii) Holdings (or such Parent Company) shall, promptly following the closing thereof, cause (A) all property acquired (whether assets or Equity Interests) to be contributed as equity to the Borrower or a Restricted Subsidiary or (B) the merger, consolidation or amalgamation (to the extent permitted hereunder) of the Person formed or acquired into the Borrower or a Restricted Subsidiary in order to consummate such Investment;
(n)[reserved];
(o)(i)    for any taxable period (or portion thereof) for which the Borrower is disregarded as separate from Holdings for U.S. federal income tax purposes and Holdings is treated as a partnership, or disregarded as separate from a partnership, for U.S. federal income tax purposes, the Borrower may make Restricted Payments to Holdings, and Holdings may make Restricted Payments to its direct or indirect owners (including Parent), in an amount not to exceed the Tax Distribution Amount;
(i)for any taxable period (or portion thereof) for which the Borrower is a member, or disregarded as separate from a member, of a consolidated, combined or similar income tax group of which a direct or indirect parent of the Borrower (including Parent) is the common parent, or the Borrower’s income is otherwise required to be reported on the tax return of such direct or indirect parent, the Borrower may make Restricted Payments through its direct and indirect owners (including Holdings) in an amount not to exceed the portion of any U.S. federal, state or local taxes of such group (or such direct or indirect parent) for such taxable period (or portion thereof) that are attributable to the taxable income of the Borrower and its subsidiaries; provided, that (A) distributions pursuant to this clause (ii) shall not exceed the tax liability that the Borrower and its subsidiaries would have incurred if such entities were a stand-alone taxpayer or a stand-alone tax group; and (B) distributions under this clause (ii) in respect of any taxes attributable to the income of any Unrestricted Subsidiaries of the Borrower may be made only to the extent that (x) such Unrestricted Subsidiaries have made cash payments for such purpose to the Borrower or its Restricted Subsidiaries or (y) the Borrower will be deemed to have made an Investment in such Unrestricted Subsidiaries in an amount equal to the taxes attributable to the income of such Unrestricted Subsidiaries; and
(p)the Borrower and any Restricted Subsidiary may make Restricted Payments to any Parent Company to pay (i) interests and/or fees on Indebtedness issued or incurred thereby in an aggregate amount not to exceed in any Fiscal Year the greater of (x) $10,000,000 and (y) 10.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period (with the unused amount in any Fiscal Year under this clause (p) permitted to increase the amount permitted under this clause (p) to succeeding Fiscal Years).
Section 7.07.Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of any Restricted Subsidiary that is not a Loan Party to make Restricted Payments to any Loan Party or any Loan Party to create, incur,

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assume or suffer to exist Liens in favor of the Administrative Agent on any Collateral, except that the foregoing shall not apply to Contractual Obligations which:
(a)exist on the Closing Date;
(b)are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;
(c)arise in connection with any Disposition permitted by Section 7.05;
(d)are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business;
(e)are Contractual Obligations in favor of any holder of Indebtedness permitted under Section 7.03;
(f)are customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto,
(g)are customary provisions restricting subletting or assignment of any lease governing a leasehold interest;
(h) are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business;
(i)are on cash, other deposits or net worth or similar restrictions imposed by Persons under contracts entered into in the ordinary course of business;
(j)are contained in any employment, compensation or separation agreement or arrangement entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;
(k)arise in any Swap Contract and/or any agreement relating to any Cash Management Services or obligations of the type referred to in Section 7.02(j);
(l)are set forth in any agreement relating to any Lien permitted under this Agreement that limit the right of the Borrower or any Restricted Subsidiary to Dispose of or encumber the assets subject thereto;
(m)are customary subordination and/or subrogation provisions set forth in guaranty or similar documentation (not relating to Indebtedness for borrowed money) that is entered into in the ordinary course of business; and
(n)are imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (m) above; provided, that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
Section 7.08.Financial Covenant.
(a)First Lien Leverage Ratio. On the last day of any Test Period on which the Revolving Facility Test Condition is then satisfied, commencing with the last day of the first full Fiscal Quarter ending after the Closing Date (and on such date, only to the extent the Revolving Facility Test Condition is then satisfied), the Borrower shall not permit the First Lien Leverage Ratio to be greater than 5.40:1.00.

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(b)Notwithstanding anything to the contrary in this Agreement (including Article 8), upon any failure by the Borrower to comply with Section 7.08(a) above for the Test Period ending on the last day of any Fiscal Quarter, the Borrower shall have the right (the “Cure Right”) at any time during such Fiscal Quarter or thereafter until the date that is 15 Business Days after the date on which the Compliance Certificate for such Fiscal Quarter are required to be delivered pursuant to Section 6.02(a) (the “Cure Deadline”), and thereupon the Borrower’s compliance with Section 7.08(a) shall be recalculated giving effect to a pro forma increase in the amount of Consolidated EBITDA (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”). If, after giving effect to the foregoing recalculation (but not, for the avoidance of doubt, taking into account any immediate repayment of Indebtedness in connection therewith other than any portion of such Specified Equity Contribution that is actually applied to prepay or repay any debt (including by way of buyback or repurchase)), the requirements of Section 7.08(a) would be satisfied, then the requirements of Section 7.08(a) shall be deemed to have been satisfied as of the end of the relevant Fiscal Quarter (and Test Period) with the same effect as though there had been no failure to comply therewith at such date. Notwithstanding anything herein to the contrary:
(i)in each four consecutive Fiscal Quarter period there shall be at least two Fiscal Quarters in which the Cure Right is not exercised; it being understood that, subject to clause (ii), the Cure Right may be exercised in consecutive Fiscal Quarters,
(ii)during the term of this Agreement, the Cure Right shall not be exercised more than five times,
(iii)the Specified Equity Contribution shall be no greater than the amount required for the purpose of complying with Section 7.08(a),
(iv)there shall be no pro forma or other reduction of the amount of Consolidated Total Debt by the amount of any Specified Equity Contribution for purposes of determining compliance with Section 7.08(a) for the Fiscal Quarter in respect of which the Cure Right was exercised (other than with respect to any future period to the extent of any portion of such Specified Equity Contribution that is actually applied to prepay Indebtedness that constitutes Consolidated Total Debt (including by way of buyback or repurchase)),
(v)any pro forma adjustment to Consolidated EBITDA resulting from any Specified Equity Contribution will be counted as Consolidated EBITDA solely for purposes of determining compliance with Section 7.08(a), and
(vi)no Revolving Credit Lender or L/C Issuer shall be required to make any Revolving Credit Loan or issue any Letter of Credit from and after the date on which a Compliance Certificate demonstrating a failure to comply with Section 7.08(a) for the Test Period ending on the last day of any Fiscal Quarter is (or would be required to be) delivered pursuant to Section 6.02(a) until the earlier of (a) the Borrower’s confirmation that a Specified Equity Contribution will not be made and (b) the occurrence of the Cure Deadline.
Section 7.09.Prepayments, Etc. of Indebtedness. Voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof (it being understood that payments of regularly scheduled interest shall be permitted) the principal amount of any Junior Indebtedness (collectively, “Restricted Debt Payments”), except:
(a)the refinancing thereof with the net cash proceeds of any issuance of Qualified Equity Interests, or other Junior Indebtedness permitted under Section 7.03;
(b)the conversion of any Junior Indebtedness to Qualified Equity Interests;
(c)Restricted Debt Payments in reliance on (i) the Available Amount and (ii) the Available Excluded Contribution Amount;
(d)the Borrower may make additional Restricted Debt Payments in an aggregate amount not to exceed (i) the greater of (x) $40,000,000 and (y) 30.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period plus (ii) at the election of the Borrower, the amount of Restricted Payments then permitted to be made by the Borrower or any Restricted Subsidiary in reliance on

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Section 7.06(j) (it being understood that any amount utilized under this clause (ii) to make a Restricted Debt Payment shall result in a reduction in the amount available under Section 7.06(j)); provided, that no Event of Default under Section 8.01(a) of (f) exists;
(e)additional Restricted Debt Payments so long as (x) no Event of Default under Section 8.01(a) or (f) exists and (y) immediately after giving effect to such Restricted Debt Payment, the Total Leverage Ratio is less than or equal to 2.45:1.00;
(f)[reserved];
(g)Restricted Debt Payments as part of an applicable high yield discount obligation catch-up payments; and
(h)Restricted Debt Payments with respect to intercompany Indebtedness between the Borrower and its Subsidiaries permitted under Section 7.03, subject to the subordination provisions applicable thereto.
Section 7.10.Permitted Activities of Holdings. Holdings shall not:
(a)create or suffer to exist any Lien on any asset now owned or hereafter acquired by it other than (i) the Liens created under the Collateral Documents to which it is a party, (ii) any other Lien created in connection with the Transactions, (iii) Liens on the Collateral that are secured on a pari passu or junior basis with the Secured Obligations, so long as such Liens secure Guarantees of Indebtedness or other obligations of the Borrower and/or any Restricted Subsidiary that are otherwise permitted hereunder and the underlying Indebtedness subject to such Guarantees is of the type permitted to be secured on the same basis pursuant to Section 7.01 and (iv) Liens of the type permitted under Section 7.01 (other than in respect of Indebtedness for borrowed money); or
(b)consolidate or amalgamate with, or merge with or into, or convey, sell or otherwise Dispose of all or substantially all of its assets to, any Person, or dissolve or cancel its existence; provided, that (i) Holdings may consolidate or amalgamate with, or merge with or into, any other Person (other than the Borrower and any of its Subsidiaries) so long as (A) Holdings is the continuing or surviving Person or (B) if the Person formed by or surviving any such consolidation, amalgamation or merger is not Holdings (any such successor Person or acquiror referred to in clause (ii) below, “Successor Holdings”), (1) Successor Holdings shall be an entity organized or existing under the law of the US, any state thereof or the District of Columbia and (2) Successor Holdings shall expressly assume all Obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent, and (ii) Holdings may otherwise convey, sell or otherwise transfer all or substantially all of its assets to any other Person (other than the Borrower and any of its Subsidiaries), including in connection with a dissolution or cancellation of its existence, so long as (1) no Change of Control results therefrom, (2) Successor Holdings shall be an entity organized or existing under the laws of the US, any state thereof or the District of Columbia and (3) Successor Holdings expressly assumes all of the Obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent; provided, further, that (x) if the conditions set forth in the preceding provisos are satisfied, Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement and (2) it is understood and agreed that Holdings may convert into another form of entity organized or existing under the law of the US, any state thereof or the District of Columbia so long as such conversion does not adversely affect the value of its Guarantee of the Guaranteed Obligations or the Collateral.
Article 8

EVENTS OF DEFAULT AND REMEDIES
Section 8.01.Events of Default. Any of the following shall constitute an “Event of Default”:
(a)Non-Payment. Any Restricted Company fails to pay (i) when due, any amount of principal of any Loan, (ii) when and as required to be paid herein, any amount required to be prepaid and/or

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cash collateralized pursuant to Section 2.06(b)(vii) or (iii) within five Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or
(b)Specific Covenants. Any Restricted Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) (provided that any Event of Default arising from a failure to perform or comply with Section 6.03(a) shall automatically be deemed to have been cured (and no longer continuing) immediately upon the earlier to occur of (x) the delivery of notice of the relevant Default or Event of Default and (y) the cessation of the existence of the underlying Default or Event of Default), in either case unless a Specified Responsible Officer of the Borrower had knowledge of the underlying Default or Event of Default) or 6.05(a) (solely with respect to the Borrower) or Article 7; provided, that
(i)notwithstanding this clause (b), a breach or default by any Loan Party under Section 7.08(a) will not constitute an Event of Default with respect to any Term Loan unless and until the Required Revolving Lenders have accelerated the Revolving Credit Loans, terminated the Revolving Credit Commitments and demanded repayment of, or otherwise accelerated, the Indebtedness or other obligations under the Revolving Credit Facility and have not rescinded such demand or acceleration (the “Financial Covenant Standstill”);
(ii)any breach of Section 7.08(a) is subject to cure as provided in Section 7.08(b); and
(iii)no Default or Event of Default may arise under Section 7.08(a) until the 15th Business Day after the date on which the Compliance Certificate is required to be delivered for the relevant Fiscal Quarter under Section 6.02(a) (unless the Cure Right has previously been exercised in excess of the aggregate cap on Cure Rights contemplated by Section 7.08(b) over the life of this Agreement and/or the Cure Right has previously been exercised twice in the applicable four consecutive Fiscal Quarter period), and then only to the extent the Specified Equity Contribution has not been received on or prior to such date; or
(c)Other Defaults. Any Restricted Company fails to perform or observe any other term, covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof by the Administrative Agent to the Borrower; or
(d)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Restricted Company herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material and adverse respect when made or deemed made; it being understood and agreed that if the relevant representation and warranty (other than any Specified Representation made on and as of the Closing Date) is capable of being cured (including by the delivery of a restated certification or calculation or restated financial statements), no Default or Event of Default may arise under this Section 8.01(d) with respect to such representation and warranty unless such representation and warranty remains incorrect in any material respect for a period of 30 days following the delivery of a written notice by the Administrative Agent of the relevant inaccuracy to the Borrower; provided, that the material inaccuracy of any representation or warranty made as a condition to any Credit Extension or any deemed Credit Extension (a “Revolver Representation Default”) will not constitute an Event of Default with respect to any Term Loan unless and until the Required Revolving Lenders have accelerated the Revolving Credit Loans, terminated the commitments under the Revolving Credit Facility and demanded repayment of, or otherwise accelerated, the Indebtedness or other obligations under the Revolving Credit Facility and have not rescinded such demand or acceleration (the “Revolver Representation Standstill”); or
(e)Cross-Default. Any Material Company (i) fails to make any payment after the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness owed by one Restricted Company to another Restricted Company) having an aggregate individual outstanding principal amount of not less than the Threshold Amount or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of

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notice if required, (x) such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or (y) a mandatory offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided, that (1) this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, (2) any failure described under clauses (i) or (ii) above is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article 8, (3) with respect to any default, event or condition referred to in clauses (i) or (ii) above resulting from the breach of any financial covenant under any revolving or asset-based facility (or any refinancing or replacement thereof), such default, event or condition shall only constitute an Event of Default with respect to the Term Facility if such default, event or condition results in the demand by the holders of such Indebtedness of repayment thereof and the acceleration of such Indebtedness (and the termination of the commitments thereunder), which demand and acceleration have not been rescinded and (4) it is understood and agreed that the occurrence of any event described in this clause (e) that would, prior to the expiration of any applicable grace period, permit the holder or holders of the relevant Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (with the giving of notice, if required) such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be, will not result in a Default or Event of Default under this Agreement prior to the expiration of such grace period; or
(f)Insolvency Proceedings, Etc. Any Material Company institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; provided, that it is understood and agreed that the occurrence of any event described in this clause (f) will not result in a Default or Event of Default under this Agreement prior to the expiration of such 60 calendar day period; or
(g)[Reserved]; or
(h)Judgments. There is entered against any Material Company a final judgment, writ, warrant of attachment, similar proceeding or order for the payment of money in an aggregate amount exceeding the Threshold Amount (in either case, to the extent not adequately covered by indemnity from a third party (including any escrow arrangement), by self-insurance (if applicable) or by insurance as to which, in the case of any such third party insurance, the relevant third party insurance company has been notified and not denied coverage) and there is a period of 60 consecutive days during which such judgment has not been paid and during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; provided, that it is understood and agreed that the occurrence of any event described in this clause (h) will not result in a Default or Event of Default under this Agreement prior to the expiration of such 60 consecutive day period; or
(i)ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or
(j)Change of Control. There occurs any Change of Control; or
(k)Collateral Documents. Any Collateral Document (after delivery thereof pursuant to Section 4.01 or Section 6.13) shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04 or Section 7.05) cease to create a valid and perfected first priority Lien on and security interest in any material portion of the Collateral, subject to Liens permitted under the

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Loan Documents, or any Loan Party shall assert in writing such invalidity or lack of perfection or priority (other than in an informational notice delivered to the Administrative Agent), except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates or other possessory collateral actually delivered to it representing securities or other collateral pledged under the Collateral Documents or to file UCC financing statements, continuation statements, filings regarding IP Rights or equivalent filings; or
(l)Guaranty. Any material Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except upon the consummation of any transaction permitted by this Agreement as a result of which the Guarantor providing such Guarantee ceases to be a Guarantor or upon the termination of such Guarantee in accordance with its terms.
Section 8.02.Remedies Upon Event of Default. (a) If any Event of Default (other than any Event of Default subject to a Standstill prior to the date that the Required Revolving Lenders have exercised remedies pursuant to clause (b) below) occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(i)declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;
(ii)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(iii)require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof);
(iv)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law; and
(m)Upon the occurrence of an Event of Default subject to a Standstill that has occurred and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Revolving Lenders, (i) declare that such breach constitutes an Event of Default for purposes of this Section 8.02 and (ii) take any or all of the actions specified in Section 8.02(a) in respect of the Revolving Credit Commitments (including any obligation of the L/C Issuer to make L/C Credit Extensions), the Revolving Credit Loans and the L/C Obligations;
provided, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the Commitments shall automatically terminate and the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
Section 8.03.Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs payable under Section 11.04 and amounts payable under Article 3 but excluding principal of, and interest on, any Loan) payable to the Administrative Agent in its capacity as such;

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Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest and Secured Hedging Obligations and Cash Management Obligations) payable to the Lenders (including Attorney Costs payable under Section 11.05 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and any outstanding Unreimbursed Amount, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and any outstanding Unreimbursed Amount, Secured Hedging Obligations and Cash Management Obligations ratably among the Lenders, each Hedge Bank or Cash Management Bank in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;
Sixth, to the payment of all other Secured Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other Secured Parties on such date; and
Last, the balance, if any, after all of the Secured Obligations have been paid in full, to the Borrower or as otherwise required by Law.
Subject to Section 2.04(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as in the Cash Collateral Account after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above and, if no Secured Obligations remain outstanding, delivered to the Borrower. Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.
Notwithstanding the foregoing, Cash Management Obligations and Secured Hedging Obligations shall be excluded from the application of payments described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
Article 9

THE ADMINISTRATIVE AGENT
Section 9.01.Appointment and Authorization of Administrative Agent. (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein or therein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

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(n)Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 9 with respect to any acts taken or omissions suffered by each L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article 9 and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.
(o)The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable) potential Cash Management Bank and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits afforded to the Administrative Agent of all provisions of this Article 9 (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
Section 9.02.Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the Administrative Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct or material breach of the Loan Documents by it in bad faith.
Section 9.03.Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence, willful misconduct or material breach of the Loan Documents by it in bad faith in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any of their Subsidiaries or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the validity, perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or the value or sufficiency of the Collateral, or for any failure of any Restricted Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any of their Subsidiaries or any Affiliate thereof.
Section 9.04.Reliance by Administrative Agent. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party or any of their Subsidiaries), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in

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acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
Section 9.05.Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or a Loan Party referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article 8; provided, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.
Section 9.06.Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any of their Subsidiaries thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of each Loan Party, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Loan Party or any of their Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any of their Subsidiaries which may come into the possession of any Agent-Related Person.
Section 9.07.Indemnification of Administrative Agent. The Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities in connection with its role as an Agent-Related Person; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence, willful misconduct or material breach of the Loan Documents by it in bad faith; provided, further, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07; provided, further, that to the extent an L/C Issuer is entitled to indemnification under this Section 9.07 solely in connection with its role as an L/C Issuer, only the Revolving Credit Lenders shall be required to indemnify such L/C Issuer in accordance with this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

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Section 9.08.Administrative Agent in its Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each Loan Party or any of their Subsidiaries as though Bank of America were not the Administrative Agent or the L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Loan Party or any of their Subsidiaries (including information that may be subject to confidentiality obligations in favor of such Loan Party or any of their Subsidiaries) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the L/C Issuer, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.
Section 9.09.Successor Agent. The Administrative Agent may resign as the Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrower may, upon 10 days’ notice, remove the Administrative Agent. If the Administrative Agent resigns or is removed under this Agreement, the Required Lenders shall appoint a successor agent for the Lenders (which shall be a bank with an office in the United States, or an Affiliate of any such bank or a trust company), which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation or removal of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and subject to the consent of the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) (which consent of the Borrower shall not be unreasonably withheld or delayed), a successor agent, which shall be a bank with an office in the United States, or an Affiliate of any such bank or a trust company. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent,” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Article 9 and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is 30 days following the retiring Administrative Agent’s notice of resignation or removal, the retiring Administrative Agent’s resignation or removal shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above; provided, that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or an L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be reasonably necessary, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Article 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.
Section 9.10.Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and

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advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.04(i), 2.04(j), 2.10 and 11.04) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 11.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 9.11.Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent to, and at the request of the Borrower the Administrative Agent shall:
(a)release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) on the Termination Date, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to any Person other than a Loan Party, (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders, (iv) owned by a Guarantor upon release of such Guarantor from its obligations under its Guarantee pursuant to clause (b) below or (v) becomes an Excluded Asset;
(b)release any Guarantor from its obligations under any Loan Document to which it is a party if the Termination Date occurs or if (i) in the case of a Subsidiary Guarantor, such Subsidiary Guarantor ceases to be a Restricted Subsidiary, (ii) in the case of a Subsidiary Guarantor, such Subsidiary Guarantor is an Excluded Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation not prohibited hereunder; provided that if any Subsidiary Guarantor ceases to be a Wholly-Owned Subsidiary, such Subsidiary shall not be released from its Guaranty unless either (x) it is no longer a direct or indirect Subsidiary of the Borrower or (y) such Disposition is a good faith Disposition to a bona fide unaffiliated third party (as determined by the Borrower in good faith) for fair market value and for a bona fide business purpose (as determined by the Borrower in good faith) (it being understood that this proviso shall not limit the release of any Subsidiary Guarantor that otherwise qualifies as an Excluded Subsidiary for reasons other than not being a Wholly-Owned Subsidiary) or (iii) in the case of any Discretionary Guarantor, the Borrower elects for such Person to be released as a Guarantor by notice from the Borrower to the Administrative Agent thereof at any time (it being understood that, in the case of the foregoing clauses (ii) and (iii), such Guarantor shall not be released from its Guaranty unless any Investment by the Borrower and any of its Restricted Subsidiaries in such Person is permitted under Section 7.02 after giving effect to such release); and
(c)enter into any subordination, intercreditor and/or similar agreement contemplated hereunder, including with respect to Indebtedness that is (i) required or permitted to be subordinated in right of payment hereunder and/or (ii) secured by Liens and required or permitted to be pari passu with or junior to the Liens securing the Secured Obligations, and with respect to which Indebtedness, an intercreditor, subordination or similar agreement is contemplated under this Agreement.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

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Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral, to enforce the Guaranty or take any other enforcement action hereunder or under any other Loan Document, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Required Lenders for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent or the Required Lenders for the benefit of the Secured Parties in accordance with the terms thereof.
No Secured Hedging Agreement or Cash Management Obligations will create (or be deemed to create) in favor of any Cash Management Bank or any Hedge Bank any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents except as expressly provided in the Security Agreement. By accepting the benefits of the Collateral, each such Cash Management Bank and each such Hedge Bank shall be deemed to have appointed Administrative Agent, in its capacity as collateral agent, as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this paragraph. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not the Administrative Agent, a Lender or an L/C Issuer as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Article 9, and Section 11.09, and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided, that, notwithstanding the foregoing, (i) such Secured Party shall be bound by Section 11.05 only to the extent of liabilities, costs and expenses relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall be such Secured Party’s pro rata share (based on the amount of Secured Obligations owing to such Secured Party relative to the aggregate amount of Secured Obligations) of such liabilities, costs and expenses, (ii) except as set forth specifically herein, the Administrative Agent, the Lenders and the L/C Issuer shall be entitled to act in its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Secured Obligation owed to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (iii) except as specifically set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.
Section 9.12.Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page and/or signature pages of this Agreement as a “bookrunner,” “arranger,” or “lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement. Without limiting the foregoing, none of the Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
Section 9.13.Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company

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general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent, the Arranger or any of their respective Affiliates is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c)The Administrative Agent and the Arranger hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
Section 9.14.Recovery of Erroneous Payments.
(a)Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might

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otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.
(b)The provisions of this Section 9.14 are solely agreements among the Lender Recipient Parties and the Administrative Agent and shall not impose or increase any obligations on the Borrower and the Loan Parties.
Article 10

GUARANTY
Section 10.01.Guaranty. (a) Each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or by acceleration, demand or otherwise, of all of its Guaranteed Obligations. Without limiting the generality of the foregoing, the liability of each Guarantor shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents, the Swap Contracts with respect to Secured Hedging Obligations or the agreements governing Cash Management Obligations, in each case, giving rise to such Guaranteed Obligations (collectively, the “Guaranteed Documents”) but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party. This Guaranty is a guaranty of payment and not of collection.
(c)Each Guarantor, and by its acceptance of this Article 10, the Administrative Agent, on behalf of itself and each other Secured Party, hereby confirm that it is the intention of all such Persons that this Article 10 and the Guaranteed Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Article 10 and the Guaranteed Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Guaranteed Obligations of each Guarantor under this Article 10 at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance under Debtor Relief Law or any comparable provision of applicable Law.
Section 10.02.Contribution. Subject to Section 10.03, each Guarantor hereby unconditionally agrees that in the event any payment shall be required to be made to any Secured Party under this Article 10 or any other Guaranty, such Guarantor in its capacity as such will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Guaranteed Documents.
Section 10.03.Guaranty Absolute. Each Guarantor guarantees that its Guaranteed Obligations will be paid in accordance with the terms of the Guaranteed Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of each Guarantor under or in respect of this Article 10 are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Guaranteed Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Article 10, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Article 10 shall be irrevocable, absolute and unconditional, and each Guarantor hereby irrevocably waives any defenses (other than payment in full of the Guaranteed Obligations) it may now have or hereafter acquire in any way, including relating to, any or all of the following:
(a)any lack of validity or enforceability of any Guaranteed Document or any agreement or instrument relating thereto;
(b)any change in the time, manner or place of payment of, or in any other term of, all or any of its Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Guaranteed Documents, or any other amendment or waiver of or any consent to departure from any

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Guaranteed Document, including any increase in its Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;
(c)any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of its Guaranteed Obligations;
(d)any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of its Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of its Guaranteed Obligations or any other Secured Obligations of any Loan Party under the Guaranteed Documents or any other assets of any Loan Party or any of its Subsidiaries;
(e)any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;
(f)any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);
(g)the failure of any other Person to execute or deliver any other guaranty or agreement or the release or reduction of liability of any other guarantor or surety with respect to its Guaranteed Obligations; or
(h)any other circumstance or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety other than satisfaction in full of the Obligations.
This Article 10 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of such Guarantor’s Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.
Section 10.04.Waiver and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of its Guaranteed Obligations and this Article 10 (other than any demand, presentment or notice expressly required by the Guaranteed Documents) and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.
(i)Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Article 10 and acknowledges that this Article 10 is continuing in nature and applies to all of its Guaranteed Obligations, whether existing now or in the future.
(j)Each Guarantor hereby unconditionally and irrevocably waives any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor under this Article 10.
(k)Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.
(l)Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements and other accommodations contemplated by the Guaranteed

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Documents and that the waivers set forth in this Article 10 are knowingly made in contemplation of such benefits.
Section 10.05.Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Guaranteed Obligations under or in respect any Guaranteed Document, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Termination Date. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the Termination Date, (b) the Latest Maturity Date and (c) the latest date of expiration or termination of all Letters of Credit or other provision therefor in full in a manner reasonably satisfactory to the L/C Issuer, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to such Guarantor’s Guaranteed Obligations and all other amounts payable by it under this Article 10, whether matured or unmatured, in accordance with the terms of the Guaranteed Documents, or to be held as Collateral for any of such Guarantor’s Guaranteed Obligations or other amounts payable by it under this Article 10 thereafter arising. If (i) all of the Guaranteed Obligations and all other amounts payable under this Article 10 shall have been paid in full in cash, (ii) the Latest Maturity Date shall have occurred and (iii) all Letters of Credit shall have expired or been terminated or other provision therefor in full shall have been made in a manner reasonably satisfactory to the L/C Issuer, the Lenders will, at any Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Article 10.
Section 10.06.[Reserved].
Section 10.07.Covenants. Each Subsidiary Guarantor covenants and agrees that, from the Closing Date to the Termination Date, such Subsidiary Guarantor will perform and observe, and cause each of the Restricted Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents on its or their part to be performed or observed or that the Borrower has agreed to cause such Subsidiary Guarantor or such Restricted Subsidiaries to perform or observe.
Section 10.08.Release of Subsidiary Guarantors. A Guarantor shall automatically be released from this Article 10 and its obligations hereunder upon the circumstances described in Section 9.11(b). The Administrative Agent will, at the Borrower’s expense, execute and deliver to such Guarantor such documents as the Borrower shall reasonably request to evidence the release of such Guarantor from its Guaranty hereunder pursuant to this Section 10.08; provided, that the Borrower shall have delivered to the Administrative Agent a certificate of the Borrower to the effect that the release of such Guarantor is in compliance with the Loan Documents. The Administrative Agent shall be authorized to rely on any such certificate without independent investigation.
Section 10.09.Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit F or such other form of guaranty or guaranty supplement to guarantee the Guaranteed Obligations in form and substance reasonably satisfactory to the Administrative Agent and the Borrower (each, a “Guaranty Supplement”), (a) such Person shall become and be a Guarantor hereunder, and each reference in this Article 10 to a “Guarantor” shall also mean and be a reference to such additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such additional Guarantor, and (b) each reference herein to “this Article 10”, “hereunder”, “hereof” or words of like import referring to this Article 10, and each reference in any other Loan Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Article 10, shall mean and be a reference to this Article 10 as supplemented by such Guaranty Supplement.
Section 10.10.No Waiver; Remedies. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial

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exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 10.11.[Reserved].
Section 10.12.Continuing Guaranty; Assignments under this Agreement. This Article 10 is a continuing guaranty and shall (a) remain in full force and effect until the Termination Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their permitted successors, transferees and assigns. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of all Lenders.
Section 10.13.[Reserved].
Section 10.14.Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Non-ECP Guarantor to honor all of its obligations under this Agreement in respect of any Swap Obligations that would otherwise be Excluded Swap Obligations but for this Section 10.14 (provided, that each Qualified ECP Guarantor shall only be liable under this Section 10.14 for the maximum amount of such liability that can hereby be incurred and otherwise subject to the limitations on the Obligations of the Guarantors contained in this Guaranty without rendering its obligations under this Section 10.14, or otherwise under this Agreement, as it relates to such Loan Party, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). This Section 10.14 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Non-ECP Guarantor for all purposes of §1a(18)(A)(v)(II) of the Commodity Exchange Act.
Article 11

MISCELLANEOUS
Section 11.01.Amendments, Etc.
(a)Except as provided in Section 2.16 with respect to any Incremental Facility Amendment, Section 2.18 with respect to any Extension Amendment, Section 2.19 with respect to any Refinancing Amendment and Sections 1.15(d), 3.03 and 6.18, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent at the direction of or with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and, if the consent of the Administrative Agent is not required pursuant to this Section 11.01, delivered to the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that:
(i)no amendment, waiver or consent shall, without the written consent of each Lender directly affected thereby:
(A)extend or increase the Commitment of any Lender (it being understood that a waiver of any condition precedent set forth in Section 4.01 or 4.02, or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an extension or increase of any Commitment of any Lender);
(B)postpone any date scheduled for any payment of principal or interest under Section 2.08 or 2.09 or fees under Section 2.04(i), 2.04(j) or 2.10(a), it being understood that the waiver of any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;
(C)reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (3) of the second proviso to this Section 11.01(a)) any fees or other amounts payable hereunder or under any other Loan Document, it being understood that any change to the definition of First Lien Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate of interest; provided, that only

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the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
(D)change Section 2.13(a) or (f), 2.14, or 8.03 in any manner that would alter the pro rata nature of payments required thereby (it being understood and agreed that this clause (D) shall not apply to any transaction permitted under Section 2.16, 2.18, 2.19 or 11.07(l) or (k) or as otherwise provided in this Section 11.01); or
(E)prior to the occurrence of an Event of Default under Section 8.01(f), contractually subordinate the Liens on all or substantially all (as determined by the Borrower in good faith) of the Collateral securing the Secured Obligations to any other Indebtedness for borrowed money (other than in connection with (1) a debtor-in-possession financing or the use of the Collateral in any insolvency proceeding and/or (2) any other financing, in the case of this clause (2) with respect to which each Lender with respect to the applicable Tranche of Loans is offered the opportunity to provide such financing); and
(ii)no amendment, waiver or consent shall, without the written consent of each Lender:
(A)change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;
(B)release all or substantially all of the Collateral in any transaction or series of related transactions; or
(C)release all or substantially all of the value of the Guaranty;
provided, further, that:
(1)no amendment, waiver or consent shall, unless in writing and signed by the relevant L/C Issuer (without the consent of any other Lender), affect the rights or duties of such L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it;
(2)no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender (without the consent of any other Lender), affect the rights or duties of the Swing Line Lender under this Agreement;
(3)no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent (without the consent of any other Lender), affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document;
(4)the definition of “Letter of Credit Sublimit” may be amended or rights and privileges thereunder waived with the consent of just each L/C Issuer and the Administrative Agent (without the consent of any other Lender);
(5)the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto (without the consent of any other Lender);
(6)the conditions precedent set forth in Section 4.02 to a Credit Extension after the Closing Date may be amended or rights and privileges thereunder waived with only the consent of the Required Revolving Lenders and, in the case of a Credit Extension that constitutes the issuance of a Letter of Credit, the applicable L/C Issuer;

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(7)the Borrower and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to add terms (including representations and warranties, conditions, prepayments, covenants or events of default), in connection with the addition of any Loan or Commitment hereunder or the incurrence of any Credit Agreement Refinancing Indebtedness that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent;
(8)any amendment or waiver of, or consent to departure from, this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Tranche may be effected by an agreement or agreements in writing entered into by the Borrower and the Required Tranche Lenders (and without the consent of the Required Lenders) with respect to such Tranche; and
(9)solely with the consent of the Required Revolving Lenders (but without the consent of the Required Lenders or any other Lender), any such agreement may (w) waive, amend or modify Section 7.08 (or the definition of “First Lien Leverage Ratio” or any component definition thereof, in each case, solely for purposes of using any such definition for purposes of Section 7.08, other than, in the case of Section 7.08(a), for purposes of determining compliance with such Section as a condition to taking any action under this Agreement) (other than as permitted under clause (x)), (x) waive, amend or modify any condition precedent set forth in Section 4.02 as it pertains to any Revolving Credit Loan and/or Letter of Credit and/or (y) waive any Revolver Representation Default and/or (z) rescind any exercise of remedies with respect to any breach of Section 7.08 or any Revolver Representation Default.
(b)Notwithstanding anything to the contrary in this Agreement or any other Loan Document:
(i)no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended nor the principal amount owed to such Lender reduced nor the final maturity thereof extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders);
(ii)this Agreement may be amended (or amended and restated) without the written consent of the Required Lenders, by the Administrative Agent and the Borrower (A) to add one or more additional credit facilities to this Agreement in accordance with Section 2.18 or 2.19 and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (B) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders;
(iii)in order to implement any Incremental Term Loan or Incremental Revolving Credit Commitments in accordance with Section 2.16, this Agreement and the other Loan Documents may be amended, without the consent of the other Lenders, as may be necessary or appropriate, as reasonably determined by the Administrative Agent and the Borrower, to add such Incremental Term Loan or Incremental Revolving Credit Commitments in accordance with Section 2.16 and otherwise effect the provisions of Section 2.16, which amendments may be effectuated in the applicable Incremental Facility Amendment and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Amendment and any amendment to any of the other Loan Documents with the Loan Parties as may be necessary in order to establish new tranches or sub-tranches in respect of Loans or Commitments increased or extended pursuant to Section 2.16 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the

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Administrative Agent and the Borrower in connection with the establishment of such new Loans or Commitments, in each case, on terms consistent with Section 2.16, including any changes to this Agreement as may be necessary to ensure that any Incremental Term Loan are fungible with the applicable existing Term Loans if such Incremental Term Loan is intended to be of the same Class as the relevant existing Term Facility;
(iv)the Borrower and the Administrative Agent may, without the input or consent of any Lender, amend, supplement and/or waive this Agreement and/or any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (A) comply with any Law or the advice of counsel or (B) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents;
(v)in the event that the Borrower requests that this Agreement be modified or amended in a manner that would require the unanimous consent of all of the Lenders (or all affected Lenders) and such modification or amendment is agreed to by the Required Lenders (or the Required Tranche Lenders of the applicable Tranche), then with the consent of the Borrower and the Required Lenders (or the Required Tranche Lenders of the applicable Tranche), the Borrower and the Required Lenders (or the Required Tranche Lenders of the applicable Tranche) shall be permitted to (A) replace the Lender or Lenders that did not agree to the modification or amendment requested by the Borrower (such Lender or Lenders, collectively the “Dissenting Lenders”) (without the consent of any Dissenting Lender) by causing such Dissenting Lenders to (and such Dissenting Lenders shall be obligated to) assign 100% of its relevant Commitments and the principal of its relevant outstanding Loans (including, for the avoidance of doubt, any L/C Reimbursement Loan and Swing Line Loans made by any Dissenting Lender) at par plus any accrued and unpaid interest pursuant to Section 11.07(d) (without any assignment fee to be paid by the Borrower) all of its relevant rights and obligations under this Agreement to one or more Eligible Assignees; or (B) terminate the Commitment of such Dissenting Lender and repay all obligations of the Borrower owing to such Dissenting Lender relating to the Loans and participations held by such Dissenting Lender as of such termination date;
(vi)this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order to correct or cure (x) ambiguities, errors, mistakes, omissions or defects, (y) to effect administrative changes of a technical or immaterial nature or (z) incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document and, in each case, if the Required Lenders have not objected thereto within five Business Days following the receipt of notice thereof. Notification of such amendment shall be made by the Administrative Agent to the Lenders promptly upon such amendment becoming effective;
(vii)for the avoidance of doubt, any “MFN” provision, including Sections 2.16(e), 7.03(z) and 7.03(aa), may be amended solely with the consent of the Borrower and the Required Lenders;
(viii)the Required Lenders, without the consent of any other Lender, may (A) rescind any acceleration of the Loans and/or any other Obligation pursuant to Article 8 and/or (B) agree that the Administrative Agent and the Lenders will forbear from exercising any remedy provided under any Loan Document with respect to any Event of Default; and
(ix)with respect to SONIA, SOFR, Term SOFR and Alternate Currency Interest Rates, the Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided, that, with respect to any such amendment, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

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Section 11.02.Notices and Other Communications; Facsimile Copies.
(a)Generally. Unless otherwise expressly provided herein, all notices and other communications provided for under any Loan Document shall be in writing (including by facsimile transmission and, except as otherwise specifically provided herein, electronic mail). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to Section 11.02(c)) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.
All such notices and other communications shall be deemed to be given or made upon the earlier of (x) actual receipt by the relevant party and (y)(A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided, that notices and other communications to the Administrative Agent, the L/C Issuer and the Swing Line Lender pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.
(b)Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic means. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on each Loan Party, the Administrative Agent and each Lender. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
(c)Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article 2 if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.
(d)Reliance by the Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender to the extent required by Section 11.05 from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct.
Section 11.03.No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or

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the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided under each Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
Section 11.04.Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of a single firm of attorneys acting as counsel to the Administrative Agent, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs of one outside counsel to the Administrative Agent and the Lenders, taken as a whole (exclusive of (x) one outside local counsel to the Administrative Agent and the Lenders, taken as a whole, in each relevant material jurisdiction and (y) solely in the case of a conflict of interest one additional counsel may be appointed for all affected parties, taken as a whole). The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges relevant to the Collateral and fees and taxes related thereto, and the related reasonable and documented out-of-pocket expenses incurred by the Administrative Agent. All amounts due under this Section 11.04 shall be paid within thirty days after receipt by the Borrower of an invoice in reasonable detail. The agreements in this Section 11.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.
Section 11.05.Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Administrative Agent, the Arranger, each Lender and each of their respective Affiliates and the directors, officers, employees, counsel, agents and advisors of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, losses, damages, claims and costs (including Attorney Costs, which shall be limited to one outside counsel to the Administrative Agent and the Lenders, taken as a whole (exclusive of (x) one outside local counsel to the Administrative Agent and the Lenders, taken as whole, in each relevant material jurisdiction and (y) in the case of a conflict of interest, one additional counsel may be appointed for all affected Indemnitees, taken as a whole), for any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with:
(a)the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby;
(b)any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); or
(c)any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned, leased or operated by any Restricted Company or any of their Subsidiaries, or any Environmental Liability related in any way to any Restricted Company or any of their Subsidiaries; or
(d)any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or any other Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto;
(all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, losses, damages, claims and costs (x) have resulted

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from the gross negligence, bad faith or willful misconduct or material breach of the Loan Documents of or by such Indemnitee or its Representatives as determined by the final non-appealable judgment of a court of competent jurisdiction or (y) arise from claims of any of the Indemnitees solely against one or more Indemnitees that have not resulted from any misrepresentation, default or the breach of any Loan Document or any actual or alleged performance or non-performance by the Borrower or any other Loan Party, any direct or indirect parent or Controlling person thereof or their respective Subsidiaries or any of their respective officers, directors, stockholders, partners, members, employees, agents, representatives or advisors. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through SyndTrak, IntraLinks or other similar information transmission systems in connection with this Agreement, except to the extent resulting from the willful misconduct, bad faith, gross negligence or material breach of the Loan Documents of or by such Indemnitee or its Representatives as determined by the final non-appealable judgment of a court of competent jurisdiction, nor shall any Indemnitee or any Loan Party have any liability (whether direct or indirect, in contract or in tort or otherwise) for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided, however, that the foregoing liability exclusion with respect to the Loan Parties shall not limit the indemnification obligations of the Loan Parties otherwise provided for above in respect of third party claims against the Indemnitees for which such Indemnitees are otherwise entitled to indemnification hereunder. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 11.05 shall be paid within thirty days of receipt by the Borrower of an invoice in reasonable detail. The agreements in this Section 11.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. Without limiting the provisions of Section 3.01, this Section 11.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund or return any and all amounts paid by any Loan Party under this Section 11.05 to such Indemnitee for any losses, claims, damages, liabilities and expenses to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof as determined by a final non-appealable judgment of a court of competent jurisdiction. No Loan Party shall not be liable for, and the indemnity in this Section 11.05 shall not apply with respect to, any settlement of any liabilities, losses, damages, claims and costs effected by any Indemnitee without the consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed) or any other loss, claim, damage, liability and/or expense incurred in connection therewith, but if any such action is settled with the written consent of the Borrower, or if there is a final non-appealable judgment of a court of competent jurisdiction against an Indemnitee in any such action, the Borrower shall indemnify and hold harmless such Indemnitee in the manner set forth above.
Section 11.06.Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then:
(a)to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and
(b)each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.
Section 11.07.Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their

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respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.07(f) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Notwithstanding Section 11.07(a), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, except as provided in Section 7.04.
(c)Notwithstanding Section 11.07(a), no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.07(d), (ii) by way of participation in accordance with the provisions of Section 11.07(f), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Sections 11.07(h) and 11.07(j) or (iv) to an SPC in accordance with the provisions of Section 11.07(i) (and any other attempted assignment or transfer by any party hereto shall be null and void).
(d)Any Lender may at any time assign to one or more Eligible Assignees (which, for the avoidance of any doubt, shall not include any Disqualified Institutions) all or a portion of its rights and obligations under this Agreement; provided, that
(i)except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or, in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “trade date” is specified in the Assignment and Assumption, as of such trade date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of any Term Loans, unless each of the Administrative Agent and the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
(ii)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (x) apply to rights in respect of Swing Line Loans or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;
(iii)any assignment of a Term Loan or a Revolving Credit Commitment to an Eligible Assignee must be approved, if applicable, by the Persons specified for such assignment in the definition of Eligible Assignee;
(iv)the parties (other than the Borrower unless its consent to such assignment is required hereunder) to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee the Borrower shall have no obligation to pay except as required in Section 3.09 and 11.01(b)(v)); and
(v)the assigning Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (and the Administrative Agent shall deliver such Notes to the Borrower). Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.07(e), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.07, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement

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that does not comply with this clause (d) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.07(f). The Administrative Agent shall not be responsible for monitoring the Disqualified Institutions list and shall have no liability for non-compliance by any Lender. The Disqualified Institutions list shall be made available to any Lender upon request to the Administrative Agent.
(e)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), and amounts due under Section 2.04 owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and each Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Administrative Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(f)Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and each other Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(a)(i) or 11.01(a)(ii) that directly affects such Participant. Subject to Section 11.07(g), each Participant shall be entitled to the benefits of Section 3.01, and Sections 3.04 through 3.07 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.07(d). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.10 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.14 as though it were a Lender.
(g)A Participant shall not be entitled to receive any greater payment under Section 3.01 and Sections 3.04 through 3.07 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive (absent manifest error) as to the identity of each Participant and the amount of Loans and Commitments attributed to such Participant, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(h)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement under its Note, if any to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction

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over such Lender; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(i)Notwithstanding anything to the contrary contained herein:
(i)any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) (which, for the avoidance of doubt, may not be a Disqualified Institution) identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, that
(ii)nothing herein shall constitute a commitment by any SPC to fund any Loan, and
(iii)if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.
(iv)(A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01 or 3.04 through 3.07), (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.
(v)any SPC may (A) with notice to, but without prior consent of the Borrower or the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (B) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
(j)Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee (who may not be a Disqualified Institution) for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided, that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise (unless such trustee is an Eligible Assignee which has complied with the requirements of Section 11.07(d)).
(k)Any Lender may elect to, but is not obligated to elect to, at any time, assign all or a portion of its rights and obligations in respect of the Term Loans of any Class to Holdings and/or any Subsidiary of Holdings (each, an “Affiliated Lender”) on a non pro rata basis through (x) Dutch Auctions open to all applicable Term Lenders on a pro rata basis and/or (y) open market purchases, subject to the following limitations:
(i)Each Lender participating in any assignment to Affiliated Lenders acknowledges and agrees that in connection with such assignment, (A) the Affiliated Lenders may have, and later may come into possession of material non-public information (“MNPI”) with respect to Holdings, the Borrower, its Subsidiaries or their respective securities, (B) such Lender has independently and, without reliance on the Affiliated Lenders or any of their Subsidiaries, or Holdings, the Borrower or any of their respective Subsidiaries, the Administrative Agent, the Arranger and their respective Affiliates, directors, officers, employees, counsel, agents and advisors, made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the MNPI, (C) none of the Affiliated Lenders or any of their Subsidiaries, or Holdings, the Borrower or any of their respective Subsidiaries shall be required to make any

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representation that it is not in possession of MNPI, (D) none of the Affiliated Lenders or any of their Subsidiaries, or Holdings, the Borrower or their respective Subsidiaries, the Administrative Agent, the Arranger or their respective Affiliates, directors, officers, employees, counsel, agents and advisors shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Law, any claims such Lender may have against the Affiliated Lenders and any of their Subsidiaries, and Holdings, the Borrower and their respective Subsidiaries, the Administrative Agent, the Arranger and their respective Affiliates, directors, officers, employees, counsel, agents and advisors, under applicable laws or otherwise, with respect to the nondisclosure of the MNPI and (E) that the MNPI may not be available to the Administrative Agent or the other Lenders.
(ii)(A) the Revolving Credit Facility shall not be utilized to fund the purchase or assignment, (B) no Default or Event of Default shall have occurred and be continuing at the time of acceptance of any bids in any Dutch Auction or the consummation of any open market purchase, as applicable, and (C) any Term Loans purchased by Holdings or its Subsidiaries shall be immediately cancelled (provided, that neither Holdings nor its Subsidiaries may increase the amount of Consolidated EBITDA by any non-cash gains associated with such cancellation of debt).
(l)If any assignment or participation under this Section 11.07 is made to any Disqualified Institution without the Borrower’s prior written consent, then the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution, (B) in the case of any outstanding Term Loans held by such Disqualified Institution, purchase such Term Loans by paying the lesser of (x) par and (y) the amount that such Disqualified Institution paid to acquire such Term Loans in the cases of clauses (x) and (y), plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 11.07), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided, that (I) in the case of clause (C), the applicable Disqualified Institution has received payment of an amount equal to the lesser of (1) par and (2) the amount that such Disqualified Institution paid for the applicable Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Borrower, (II) in the case of clauses (A) and (B), the Borrower shall be liable to the relevant Disqualified Institution under Section 3.07 if any Term SOFR Loan owing to such Disqualified Institution is repaid or purchased other than on the last day of the Interest Period relating thereto and (III) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 11.07 (except that no registration and processing fee required under this Section 11.07 shall be required with any assignment pursuant to this paragraph). Further, any Disqualified Institution identified by the Borrower to the Administrative Agent (A) shall not be permitted to (x) receive information or reporting provided by any Loan Party, the Administrative Agent or any Lender and/or (y) attend and/or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, (B) (x) shall not for purposes of determining whether the Required Lenders, the majority of Lenders under any Class, each Lender or each affected Lender have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, have a right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action; it being understood that all Loans held by any Disqualified Institution shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, majority Lenders under any Class, each Lender or each affected Lender have taken any action, and (y) shall be deemed to vote in the same proportion as Lenders that are not Disqualified Institutions in any proceeding under any Debtor Relief Law commenced by or against the Borrower or any other Loan Party and (C) shall not be entitled to receive the benefits of Sections 11.04 and 11.05.
Section 11.08.Successors. Notwithstanding anything to the contrary contained herein, any or all of Bank of America may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or Swing Line Lender; provided, that on or prior to the expiration of such 30-day period with respect to Bank of America’s resignation as L/C Issuer, Bank of America shall have identified a successor L/C Issuer reasonably acceptable to the Borrower willing to accept its appointment as successor L/C Issuer. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint a successor L/C Issuer or Swing Line Lender from among the Lenders willing to accept such appointment; provided, that a failure by the Borrower to appoint any such successor shall not affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be, except as provided above. If Bank of America resigns as L/

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C Issuer, it shall retain all the rights and obligations of the L/C Issuer with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(c)).
Section 11.09.Confidentiality. The Administrative Agent, each Lender and each L/C Issuer agrees to maintain the confidentiality of the Information, except that the Information may be disclosed:
(a)to its Representatives who need to know such information solely in connection with the Facilities (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information, and the Administrative Agent or the applicable Lender or L/C Issuer shall be responsible for compliance by their Representatives with such obligations) provided, that, unless the Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, any Lender or any L/C Issuer or any of its Representatives to any Affiliate or other Representative of such Person that is a Disqualified Institution (other than any Excluded Party that is a senior employee of the Administrative Agent, such Lender or such L/C Issuer who is required, in accordance with industry regulations or the relevant Person’s internal policies and procedures, to act in a supervisory capacity and the relevant Person’s internal, legal, compliance, risk management, credit or investment committee members, so long as such persons do not share any such information with any individual primarily engaged in private equity, venture capital or mezzanine financing activities at the Disqualified Institution itself);
(b)upon the request or demand of any Governmental Authority or self-regulatory authority having jurisdiction over the Administrative Agent, such Lender or such L/C Issuer or its Affiliates (in which case such Person shall (except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority), (i) to the extent practicable and permitted by Law, notify the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such Information so disclosed is accorded confidential treatment);
(c)to the extent compelled by legal process in, or reasonably necessary to, the defense of, or enforcement of any right or exercise of any remedy under this Agreement and the other Loan Documents in, such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Law (in which case such Person shall (i) to the extent practicable and permitted by Law, inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such Information so disclosed is accorded confidential treatment);
(d)subject to an agreement containing provisions substantially the same as (or no less restrictive than) those of this Section 11.09 (or as may otherwise be reasonably acceptable to the Borrower), (i) to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (y) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to its obligations under this Agreement, in each case, other than a Disqualified Institution; provided, that, notwithstanding anything to the contrary in this Section 11.09, the Administrative Agent or any Lender may disclose the Disqualified Institutions list to any prospective assignee or participant who is not (i) identified on the Disqualified Institutions list (each such person, an “Identified Disqualified Institution”) or (ii) clearly identifiable as an Affiliate of an Identified Disqualified Institution solely on the similarity of its name to such Identified Disqualified Institution for the purpose of such prospective assignee or participant representing and warranting to the Administrative Agent or such Lender that such prospective assignee or participant is not a Disqualified Institution;
(e)with the prior written consent of the Borrower; to Moody’s and S&P in connection with the maintenance of ratings contemplated by Section 6.04 on a confidential basis;
(f)to the extent such Information becomes publicly available other than as a result of a breach of this Section 11.09 by the Administrative Agent, any Lender and/or any L/C Issuer and/or any of their respective Representatives;

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(g)to the extent such Information is independently developed by the Administrative Agent, Lender and/or L/C Issuer; and/or
(h)to the extent any such information becomes available to the Administrative Agent, such Lender or such L/C Issuer or their respective Affiliates from a source which is not known by such Person to be subject to any contractual or fiduciary confidentiality obligation owing to the Borrower or any of its Affiliates.
In addition, the Administrative Agent may disclose the existence of the Facilities and generic information about the Facilities (and not, for the avoidance of doubt, confidential Information regarding the Borrower or any of its Affiliates) to market data collectors and other similar service providers to the lending industry and service providers to the Administrative Agent in connection with the administration of the Facilities. For the avoidance of doubt, in no event shall any disclosure of Information referred to above be made to any Disqualified Institution.
Section 11.10.Set-off. In addition to any rights and remedies of each Lender provided by Law, upon the occurrence and during the continuance of any Event of Default, after obtaining the prior written consent of the Administrative Agent, each Lender is authorized at any time and from time to time, without prior notice to any Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each other Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but not any deposits held in a custodial, trust or other fiduciary capacity), at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 11.10 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.
Section 11.11.Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under any Loan Document shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
Section 11.12.Electronic Execution; Electronic Records; Counterparts.
(a)This Agreement, each other Loan Document and each other Communication may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement, each other Loan Document and each other Communication shall be effective as delivery of an original executed counterpart of this Agreement, such other Loan Document and such other Communication.
(b)This Agreement, each other Loan Document and each other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent, each L/C Issuer, the Swing Line Lender, and each Lender (collectively, each, a “Credit Party”) agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was

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delivered. For the avoidance of doubt, the authorization under this paragraph may include use or acceptance of a manually signed paper Communication that has been converted into electronic form (such as scanned into “.pdf” format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Each of the Loan Parties, the Administrative Agent and each of the Credit Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, none of the Loan Parties, the Administrative Agent, the L/C Issuers or the Swing Line Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, that, without limiting the foregoing (i) to the extent the Administrative Agent, any L/C Issuer and/or the Swing Line Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Credit Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any other Credit Party without further verification and regardless of the appearance or form of such Electronic Signature, (ii) to the extent any Loan Party has agreed to accept such Electronic Signature, each of the Loan Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Credit Party without further verification and regardless of the appearance or form of such Electronic Signature and (iii) upon the request of any Loan Party, the Administrative Agent or any other Credit Party, any Communication executed using an Electronic Signature shall be promptly followed by a manually executed counterpart.
(c)None of the Administrative Agent, the L/C Issuers or the Swing Line Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other Communication (including, for the avoidance of doubt, in connection with the Administrative Agent’s, the L/C Issuers’ or Swing Line Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed “.pdf” or any other electronic means). The Administrative Agent, the L/C Issuers and the Swing Line Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
Section 11.13.Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided, that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or any Lender in any other Loan Document shall not in and of itself be deemed a conflict with this Agreement and subject, in the case of Letter of Credit Applications, to the last sentence of Section 2.04(b)(i). Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
Section 11.14.Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
Section 11.15.Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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Section 11.16.Governing Law. (a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(d)ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE CITY OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT, EACH L/C ISSUER, THE SWING LINE LENDER AND EACH OTHER LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT, EACH L/C ISSUER, THE SWING LINE LENDER AND EACH OTHER LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO (EXCEPT THAT IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO THE ADMINISTRATIVE AGENT, ANY L/C ISSUER, THE SWING LINE LENDER OR ANY OTHER LENDER, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS).
Section 11.17.Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 11.18.Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent shall have been notified by each Lender, the Swing Line Lender and the L/C Issuer that each such Lender, Swing Line Lender and the L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
Section 11.19.No Implied Duties. The Borrower acknowledges that (a) the sole role of the Arranger is to syndicate the Facilities and to arrange for future amendments and other modifications hereto and (b) the Administrative Agent does not have any duty other than as expressly provided herein. Without limiting the generality of the foregoing, the Borrower agrees that none of the Arranger, the Administrative Agent or any Lender shall in any event be subject to any fiduciary or other implied duties. Additionally, the Borrower acknowledges and agrees that the Arranger are not advising the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Borrower has consulted and will continue to consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby (including any amendments or other modifications hereto), and no Arranger or Secured Party shall have any responsibility or liability to the Borrower with respect thereto. Any review by any Arranger or Secured Party of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Arranger or Secured Party and shall not be on behalf of the Borrower.
Section 11.20.USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that

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identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower or Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower or such Guarantor in accordance with the USA Patriot Act.
Section 11.21.Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 11.22.Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.
ORCHID FINCO LLC, as a Borrower
By:    /s/ Tammay Kumar
    Name:Tammay Kumar
    Title:Chief Financial Officer
SYSTEM1 MIDCO, LLC, as a Borrower
By:    /s/ Tridivesh Kidambi
    Name: Tridivesh Kidambi
    Title: Treasurer and Chief Financial Officer
After giving effect to the Acquisition and the Closing Date Mergers:
ORCHID MERGER SUB II, LLC, as the Borrower
By:    /s/ Tridivesh Kidambi
    Name: Tridivesh Kidambi
    Title: Treasurer and Chief Financial Officer
S1 HOLDCO, LLC, as Holdings
By:    /s/ Tridivesh Kidambi
    Name: Tridivesh Kidambi
    Title: Treasurer and Chief Financial Officer
SYSTEM1 S1, INC.
MAPQUEST HOLDINGS LLC
MAPQUEST SERVICES HOLDINGS LLC
INFOSPACE HOLDINGS LLC
QOOL MEDIA HOLDINGS LLC
CONCOURSE MEDIA HOLDINGS, LLC
DOTZUP HOLDINGS LLC
PRIVACY ONE GROUP LIMITED, as Subsidiary Guarantors

By:    /s/ Tridivesh Kidambi
    Name: Tridivesh Kidambi
    Title: Treasurer and Chief Financial Officer
[Signature Page to Credit and Guaranty Agreement]

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SYSTEM1 OPCO, LLC, as a Subsidiary Guarantor

By:    /s/ Tridivesh Kidambi
    Name: Tridivesh Kidambi
    Title: Treasurer and Chief Financial Officer

[Signature Page to Credit and Guaranty Agreement]

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BANK OF AMERICA, N.A.,
as Administrative Agent, L/C Issuer, Swing Line Lender, a Revolving Credit Lender and an Initial Term Lender
By:    /s/ Ravi Patel
    Name: Ravi Patel
    Title: Vice President
[Signature Page to Credit and Guaranty Agreement]

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